As filed with the Securities and Exchange Commission on January 24, 1997


                                                    Registration No. 333-17895
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                -------------


                               AMENDMENT No. 1
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                 -------------



                             RAYOVAC CORPORATION
            (Exact Name Of Registrant As Specified In Its Charter)


          Wisconsin                                 3692                                22-2423556
(State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer Identification No.)
   incorporation or organization)       Classification Code Number)


                              ROV HOLDING, INC.
            (Exact Name Of Registrant As Specified In Its Charter)


          Delaware                               3692                               22-2423555
(State or other jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer Identification No.)
 incorporation or organization)         Classification Code Number)


                              601 Rayovac Drive
                         Madison,Wisconsin 53711-2497
                                (608) 275-3340
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                -------------

                           JAMES A. BRODERICK, ESQ.
                      Vice President and General Counsel
                             Rayovac Corporation
                              601 Rayovac Drive
                        Madison, Wisconsin 53711-2497
                                (608) 275-3340
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                -------------

                                   Copy to:
                            LOUIS A. GOODMAN, ESQ.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                              One Beacon Street
                         Boston, Massachusetts 02108
                                (617) 573-4800

                                -------------

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
                                  Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                -------------


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             RAYOVAC CORPORATION

                            CROSS REFERENCE SHEET
                  Pursuant to Item 501(b) of Regulation S-K

                 Form S-1 Item No.                             Location in Prospectus
 1. Forepart of the Registration Statement and      Facing Page of Registration Statement and
      Outside Front Cover Page of Prospectus        Outside Front Cover of Prospectus

 2. Inside Front and Outside Back Cover Pages of    Inside Front and Outside Back Cover Pages of
      Prospectus                                    Prospectus

 3. Summary Information, Risk Factors and Ratio     Prospectus Summary; Risk Factors; Unaudited
      of Earnings to Fixed Charges                  Pro Forma Condensed Consolidated Financial
                                                    Data; Selected Historical Combined
                                                    Consolidated Financial Data

 4. Use of Proceeds                                 Prospectus Summary; Use of Proceeds

 5. Determination of Offering Price                 Not Applicable

 6. Dilution                                        Not Applicable

 7. Selling Security Holders                        Not Applicable

 8. Plan of Distribution                            Outside Front Cover Page of Prospectus; Plan
                                                    of Distribution

 9. Description of Securities to be Registered      Prospectus Summary; Description of the Notes

10. Interests of Named Experts and Counsel          Legal Matters; Experts

11. Information With Respect to the Registrant      Prospectus Summary; Risk Factors; The
                                                    Recapitalization; Use of Proceeds;
                                                    Capitalization; Unaudited Pro Forma
                                                    Condensed Consolidated Financial Data;
                                                    Selected Historical Combined Consolidated
                                                    Financial Data; Management's Discussion and
                                                    Analysis of Financial Condition and Results
                                                    of Operations; Business; Management;
                                                    Ownership of Capital Stock; Certain
                                                    Relationships and Related Transactions;
                                                    Description of the Credit Agreement;
                                                    Description of the Notes; Consolidated
                                                    Financial Statements

12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                                   Not Applicable

[red herring on left side of page]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

[end red herring]


                   SUBJECT TO COMPLETION JANUARY 24, 1997


PROSPECTUS
                          Offer for all Outstanding
                  10-1/4% Senior Subordinated Notes due 2006
                               in Exchange for
             10-1/4% Series B Senior Subordinated Notes due 2006
                                      of
                             RAYOVAC CORPORATION
                 The Exchange Offer will expire at 5:00 P.M.,
          New York City time, on            , 1997, unless extended


   Rayovac Corporation, a Wisconsin corporation ("Rayovac" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $100,000,000 of 10-1/4% Series B Senior Subordinated Notes due 2006 of the Company (the "New Notes") for a like principal amount of the issued and outstanding 10-1/4% Senior Subordinated Notes due 2006 of the Company (the "Old Notes" and, together with the New Notes, the "Notes") with the holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except that the terms of the New Notes do not include certain transfer restrictions and registration rights included in the terms of the Old Notes.

   For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from October 22, 1996. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 22, 1996. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 22, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.


   The Old Notes were issued on October 22, 1996 in connection with the financing of the recapitalization of the Company (the "Recapitalization"), which resulted in a change in control of the Company. See "The Recapitalization". The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein), including borrowings under the Credit Agreement (as defined herein). The Old Notes are, and the New Notes will be, guaranteed by ROV Holding, Inc., a wholly owned subsidiary of the Company ("ROV Holding"), and may in the future be guaranteed by certain other subsidiaries of the Company (collectively, the "Guarantors"). See "Description of the Notes-- Subsidiary Guarantees" and "Certain Covenants--Additional Guarantees." The Guarantees (as defined herein) are subordinated in right of payment to all existing and future Senior Debt of the Guarantors, including guarantees under the Credit Agreement. The Old Notes, the Guarantees and borrowings under the Credit Agreement are, and the New Notes will be, effectively subordinated to the indebtedness of foreign subsidiaries of ROV Holding which effectively ranks senior in right of payment to the Notes and the Guarantees. The Indenture (as defined herein) permits the Company and its subsidiaries to incur additional indebtedness, including Senior Debt, subject to certain limitations, and prohibits the incurrence of any indebtedness that is senior to the Notes and subordinated to any Senior Debt. As of September 30, 1996, the Company and its subsidiaries had $128.5 million of Senior Debt and $5.2 million of indebtedness and capitalized lease obligations of foreign subsidiaries which rank senior or effectively rank senior, as the case may be, in right of payment to the Notes.



   The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated October 17, 1996 (the "Registration Rights Agreement"), among the Company and the other signatories thereto. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder of Old Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein). In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

   The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. Prior to this Exchange Offer, there has been no public market for the New Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation on any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

   See "Risk Factors" beginning on page 11 for a discussion of certain factors that should be considered in connection with an investment in the Notes offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

              The Date of this Prospectus is            , 1997.

                              [Insert Pictures]

                            ADDITIONAL INFORMATION


   The Company filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement and referred to herein are not necessarily complete. Reference is made to the exhibit for a more complete description thereof.



   The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). Upon consummation of the Exchange Offer, the Company will become subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. Whether or not the Company is required to be subject to the reporting requirements of the Exchange Act in the future, the Company and, if the Company is required to file financial statements for any Guarantor, such Guarantor will be required under the Indenture, dated as of October 22, 1996 (the "Indenture") by and among the Company, ROV Holding, Inc. and Marine Midland Bank, as trustee (the "Trustee"), pursuant to which the Old Notes were, and the New Notes will be, issued, to continue to file with the Commission for public availability (unless the Commission will not accept such filings) and to furnish holders of the New Notes with (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company and/or such Guarantor were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report thereon by the Company's certified independent public accountants, and (ii) all financial information that would be required to be filed with the Commission on Form 8-K if the Company and/or such Guarantor were required to file such reports.


                                -------------

                             INDUSTRY MARKET DATA

   External market information in this Prospectus is provided by the Company, based on data licensed from A.C. Nielsen. The two primary sources of market data are Nielsen Scanner Data (obtained from checkout scanners in selected food stores, drug stores and mass merchandisers) and Nielsen Consumer Panel Data (obtained from a group of representative households selected by A.C. Nielsen equipped with in-home scanners). Except as set forth below, specific market share references are obtained from Nielsen Scanner Data. Specific hearing aid battery market share references are obtained from Nielsen Scanner Data, as supplemented by National Family Opinion Purchase Diary Data. Information regarding the size (in terms of both dollars and unit sales) of the total U.S. retail battery market is based upon Nielsen Scanner Data, as supplemented by Nielsen Consumer Panel Data.

   Other industry data used throughout this Prospectus has been obtained from a variety of industry surveys (including surveys forming a part of primary research studies conducted by the Company) and publications but has not been independently verified by the Company. The Company believes that information contained in such surveys and publications has been obtained from reliable sources, but there can be no assurance as to the accuracy and completeness of such information.

   Unless otherwise indicated, all market share estimates are Company estimates based on the foregoing, are for the U.S. market and reflect units sold.

                                -------------

   ROV Holding, the only Company subsidiary currently guaranteeing the Company's obligations under the Notes is a wholly owned subsidiary of the Company. ROV Holding's guarantee of the New Notes is full and unconditional. Separate financial statements of ROV Holding are not set forth in this Prospectus as the Company has determined that they would not be material to investors.



                                -------------



The New Notes will be available initially in book-entry form, and the Company expects that the New Notes sold pursuant hereto will be issued in the form of a Global Note (as defined herein) which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee, except with respect to institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), who will receive New Notes in certificated form. Beneficial interests in the Global Note will be shown on, and transfer thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note only under the limited circumstances set forth in the Indenture. See "Description of the Notes--Book-Entry, Delivery and Form."


                                -------------

   Upon completion of the Recapitalization, the Company changed its fiscal year end from June 30 to September 30. For clarity of presentation and comparison, references herein to fiscal 1994, fiscal 1995 and fiscal 1996 are to the Company's fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996, respectively, and references to the "Transition Period ended September 30, 1996" and the "Transition Period" are to the period from July 1, 1996 to September 30, 1996.

                                -------------

   RAYOVAC, RENEWAL, LOUD'N CLEAR, POWER STATION, PROLINE, WORKHORSE, ROUGHNECK and SMART PACK are registered trademarks of the Company. LIFEX and SMART STRIP are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                                -------------

   The Company is a Wisconsin corporation with its principal executive offices at 601 Rayovac Drive, Madison, Wisconsin, 53711-2497. The Company's telephone number is (608) 275-3340.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SUMMARY

   The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and Combined Consolidated Financial Statements of the Company, together with the notes thereto, and the Unaudited Pro Forma Condensed Consolidated Financial Data of the Company, together with the notes thereto, included elsewhere in this Prospectus. Except as otherwise set forth herein, references herein to "pro forma" financial data of the Company are to financial data of the Company which gives effect to the Recapitalization and the sale of the Old Notes.

                                 The Company

   Rayovac Corporation ("Rayovac" or the "Company") is the third largest domestic manufacturer of general batteries (D, C, AA, AAA and 9-volt sizes). Within the general battery market, the Company is the leader in the household rechargeable and heavy duty battery segments. The Company is also the leading domestic manufacturer of certain specialty batteries, including hearing aid batteries, lantern batteries and lithium batteries for personal computer memory back-up. In addition, the Company is a leading marketer of flashlights and other battery-powered lighting devices. Established in 1906, the Rayovac brand name is one of the oldest and best recognized names in the battery industry. The Company attributes the longevity and strength of its brand name to its high-quality product line and to the success of its marketing and merchandising initiatives. For fiscal 1996, the Company had net sales, net income and Adjusted EBITDA (as defined herein) of $399.4 million, $14.3 million and $46.5 million, respectively.

   The Company's broad line of products includes (i) general batteries (including alkaline, heavy duty and household rechargeable batteries), (ii) specialty batteries (including hearing aid, watch, lantern and personal computer memory back-up batteries) and (iii) flashlights and other battery-powered lighting devices. The Company's products are marketed under the names Rayovac, Renewal, Loud'n Clear, ProLine, Lifex, Power Station, Workhorse and Roughneck, as well as several private labels.

   Since the early 1980s, the Company has implemented a number of important strategies that have greatly improved its competitive position. In the general battery market, the Company has become a leader in the mass merchandise retail channel by positioning its products as a value brand, offering batteries of substantially equivalent quality and performance at a discount to those offered by its principal competitors. The Company has also introduced industry-leading merchandising innovations such as the Smart Pack and Smart Strip merchandising systems, in which multiple battery packages are presented together in value-oriented formats. As a result of these programs, the Company had 27% and 26.6% market shares in the mass merchandise channel of the general battery market in fiscal 1996 in the Transition Period ended September 30, 1996, respectively.

   The Company has complemented its general battery business with successful new product introductions and leading market positions in selected high-margin specialty battery lines. In the domestic hearing aid segment, the Company has achieved a 50% market share as a result of its products' technological capabilities, a strong distribution system and a well developed marketing program. The Company is also the leader in the hearing aid battery market in the United Kingdom and continental Europe. Further, in 1993, the Company introduced the Renewal rechargeable battery, the first alkaline rechargeable battery sold in the United States. Renewal achieved 64% and 63% market shares in the rechargeable household battery category as of July 1996 and September 1996, respectively, and the Company had domestic sales of Renewal products of $27.0 million in fiscal 1996.

   The U.S. battery industry had aggregate sales in 1995 of $4.1 billion, including $2.3 billion of retail sales of general batteries. The Company estimates that retail sales of general batteries have experienced compound annual unit sales growth of approximately 5.3% since 1986. This growth has been largely due to (i) the proliferation and popularity of battery-powered devices (such as remote controls, personal radios and cassette players, pagers, portable compact disc players, electronic and video games and battery-powered toys), (ii) the miniaturization of battery-powered devices, which has resulted in consumption of a larger number of smaller batteries and
(iii) increased purchases of multiple-battery packages for household "pantry" inventory. These factors have increased the average household usage of batteries from an estimated 23 batteries per year in 1986 to an estimated 33 batteries per year in 1995. In addition, the hearing aid battery segment, in which the Company is the market leader, has experienced average annual dollar sales increases of 10.9% over the last four fiscal years, primarily as a result of the decreasing size of hearing aids and the increasing age of the U.S. population. The Company expects growth of this segment to continue in the United States as well as in Western Europe. See "Industry Market Data."

                              Business Strategy

   The Company's objective is to increase sales and profitability by pursuing the following strategies.

   Produce High-Quality Battery Products. In each of its battery product lines, the Company seeks to manufacture a high-quality product. In the alkaline segment, the Company manufactures high-performance battery products of substantially equivalent quality to those offered by its principal competitors. In some of its specialty product segments, such as hearing aid batteries, the Company believes its products have advantages over its competitors' products. The Company focuses its quality improvement efforts on lengthening service life and enhancing reliability and, in the case of hearing aid batteries, the Company also focuses on product miniaturization.


   Leverage Value Brand Position. The Company has established a position as the leading value brand in the U.S. general alkaline battery market, by focusing on the mass merchandise channel. The Company achieved this position by (i) offering batteries of substantially equivalent quality and performance to those offered by its principal competitors at a retail price discount,
(ii) emphasizing innovative in-store merchandising programs and (iii) offering retailers attractive wholesale margins. The mass merchandise segment has generated significant growth in the U.S. retail battery market over the last five years and the Company's positioning in this segment should allow it to continue to take advantage of any future segment growth.


   Expand Retail Distribution Channels. The Company plans to expand its presence in food stores, drug stores, warehouse clubs and other distribution channels on which the Company historically has not focused significant marketing and sales efforts. Food stores, drug stores and warehouse clubs accounted for 1.5 billion general battery units and $1.2 billion in revenues in the U.S. retail battery market in 1995. Management believes that Rayovac's value-oriented general battery products and merchandising programs make the Company an attractive supplier to these channels.

   Focus on Niche Markets. The Company has developed leading positions in several important niche markets. Total net sales of batteries in these markets (including those for hearing aid, rechargeable, lantern and heavy duty batteries and for lithium coin cells for personal computer memory back-up) comprised 47.9% of the Company's fiscal 1996 net sales. The Company tailors its strategy in each of these market niches to accommodate each market's characteristics and competitive profile.


   Expand Rechargeable Battery Market Segment. The Company intends to expand its leading share of the rechargeable household battery market through continued marketing of the economic benefit to consumers of Renewal, the Company's long-life alkaline rechargeable battery. Although approximately twice the retail price of a regular alkaline battery, a Renewal battery can be recharged at least 25 times, providing the approximate aggregate energy of 10 regular alkaline batteries. Consequently, Renewal provides significant economic benefits to consumers over regular alkaline batteries. In addition, alkaline rechargeables are superior to nickel cadmium rechargeables because they are sold fully charged, retain their charge better and are environmentally safer. Management believes that as the Company educates consumers about these benefits, the Company will have a substantial opportunity to expand the rechargeable household battery segment and increase its market share.


                             The Recapitalization


   Effective as of September 12, 1996, the Company, all of the shareholders of the Company, Thomas H. Lee Equity Fund III, L.P. (the "Lee Fund") and other affiliates of Thomas H. Lee Company ("THL Co.") completed a recapitalization of the Company (the "Recapitalization"), which resulted in a change in control of the Company, pursuant to which, among other things: (i) the Company obtained senior financing in an aggregate amount of $170.0 million, of which $131.0 million was borrowed at the closing of the Recapitalization, including $26.0 million under a revolving credit facility (the "Revolving Credit Facility"); (ii) the Company obtained $100.0 million in financing through the issuance of senior subordinated increasing rate notes of the Company (the "Bridge Notes"); (iii) the Company redeemed a portion of the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") held by Thomas F. Pyle, Jr., the former President and Chief Executive Officer of the Company; (iv) the Lee Fund and other affiliates of THL Co. purchased for cash shares of Common Stock owned by shareholders of the Company; and (v) the Company repaid certain of its outstanding indebtedness, including prepayment fees and penalties. As a result of the Recapitalization, the Lee Fund and other affiliates of THL Co., together with David A. Jones, the Company's new President and Chief

Executive Officer, own 80.2% of the outstanding Common Stock, Mr. Pyle owns 9.9% of the outstanding Common Stock and existing management and certain former employees of the Company own 9.9% of the outstanding Common Stock. See "The Recapitalization."

   During the Transition Period ended September 30, 1996, the Company recorded charges of $12.3 million directly related to the Recapitalization and other special charges of $16.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   The net proceeds received by the Company from the sale of the Old Notes together with borrowings under the Revolving Credit Facility were used to repurchase the Bridge Notes plus accrued interest thereon. See "Use of Proceeds."


                              The Exchange Offer

The Exchange Offer  The Company is offering to exchange up to $100.0 million aggregate principal amount of its 10-1/4% Series B Senior Subordinated Notes due 2006 for a like principal amount of its issued and outstanding 10-1/4% Senior Subordinated Notes due 2006 that are properly tendered and accepted. The terms of the New Notes and the Old Notes are identical in all material respects, except that the terms of the New Notes do not include certain transfer restrictions and registration rights relating to the Old Notes described below under "-- Summary Description of the New Notes." See "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer is intended to satisfy obligations of the Company under the Registration Rights Agreement dated as of October 17, 1996 among the Company, Donaldson Lufkin & Jenrette Securities Corporation and BA Securities, Inc. (together, the "Initial Purchasers").

Tenders;            The Exchange Offer will expire at 5:00 P.M., New York City
Expiration Date;    Time, on [ ], 1997, or such later date and time to which it
Withdrawal          is extended (the "Expiration Date"). The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


Federal Income Tax  The exchange pursuant to the Exchange Offer will not result
Considerations      in any income,  gain or loss to holders exchanging Old
                    Notes for New Notes pursuant thereto or to the Company for federal income tax purposes. See "Certain Federal Income Tax
                    Considerations."

Exchange Agent      Marine Midland Bank is serving as Exchange Agent in
                    connection with the Exchange Offer.

                     Consequences of Exchanging Old Notes
                        Pursuant to the Exchange Offer


   Based on interpretations by the staff of the Commission issued to third parties, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business and such holders do not intend, and have no arrangement or understanding with any person, to participate in a distribution of such New Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the date on which the Exchange Offer is Consummated (as defined in the Registration Rights Agreement), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, if applicable, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdiction.


   If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange Old Notes."

                     Summary Description of the New Notes

   The terms of the New Notes and the Old Notes are identical in all material respects, except that the terms of the New Notes do not include certain transfer restrictions and registration rights relating to the Old Notes.

Securities Offered  $100.0 million principal amount of 10-1/4% Series B Senior
                    Subordinated Notes due 2006.

Use of Proceeds     The Company will not receive any proceeds from the Exchange
                    Offer. The net proceeds to the Company from the sale of the Old Notes were approximately $97.0 million after deduction of discounts, commissions and offering expenses. The Company used such net proceeds, together with borrowings under the Revolving Credit Facility, to repurchase the Bridge Notes plus accrued interest thereon. See "The Recapitalization" and "Use of Proceeds."


Issuer              Rayovac Corporation.

Maturity Date       November 1, 2006.

Interest Payment    The New Notes will bear interest at the rate of 10-1/4% per
Dates               annum, payable semiannually on May 1 and November 1 of each year commencing on May 1, 1997.

Optional            Except as set forth below, the New Notes are not redeemable
Redemption          prior to November 1, 2001. The New Notes may be redeemed at the option of the Company, in whole or in part, on or after November 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. At any time during the first 36 months after the date of the Indenture (as defined herein), the Company may redeem up to 35% of the initial principal amount of the New
                    Notes originally issued with the net proceeds of one or more public offerings of equity securities of the Company, at a redemption price equal to 109.25% of the principal amount of such New Notes, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption; provided that at least 65% of the principal amount of New Notes originally issued remains outstanding immediately after the occurrence of each such redemption and that each such redemption occurs within 60 days following the closing of each such public offering.


Mandatory           Except as set forth herein, the Company is not required to
Redemption          make mandatory redemption or sinking fund payments with
                    respect to the New Notes.

Guarantees          The New Notes will be guaranteed (the "Guarantees") on an
                    unsecured senior subordinated basis by ROV Holding, Inc., a wholly owned subsidiary of the Company that owns the Company's foreign operating subsidiaries ("ROV Holding"), and by any other Subsidiary (as defined herein) of the Company that executes a Guarantee in accordance with the provisions of the Indenture, and by their respective successors and assigns (collectively, the "Guarantors").

Ranking The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein), including borrowings under the Credit Agreement (as defined herein). In addition, the New Notes will be effectively subordinated to the indebtedness of foreign subsidiaries of the Company. The New Notes will rank pari passu with the Old Notes. As of September 30, 1996, the Company and its subsidiaries had $128.5 million of Senior Debt and $5.2 million of indebtedness and capitalized lease obligations of foreign subsidiaries which would rank senior or effectively rank senior, as the case may be, in right of payment to the New Notes. The Indenture permits the incurrence of additional Senior Debt by the Company, subject to certain limitations, and prohibits the incurrence by the Company and its subsidiaries of indebtedness that is subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the New Notes. See "Description of the Notes--Subordination."



Change of Control   Upon a Change of Control (as defined herein), each holder of
                    New Notes shall have the right to require the Company to repurchase all or any part of such holder's New Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds to repurchase the Notes upon a Change of Control. See
                    "Description of the Notes--Repurchase at the Option of Holders."



Certain Covenants   The Indenture contains covenants restricting or limiting the ability of the Company and its subsidiaries to, among other things, (i) pay dividends or make other restricted payments,
                    (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) incur dividend and other payment restrictions affecting subsidiaries, (v) enter into mergers, consolidations or sales of all or substantially all of the assets of the Company, (vi) make Asset Sales (as defined herein), (vii) enter into transactions with affiliates and (viii) issue or sell capital stock of wholly owned subsidiaries of the Company. See "Description of the Notes."

Amendment,          The Indenture provides that the Company, the Guarantors and
Supplement          the Trustee may amend or supplement the Indenture and the
and Waiver          Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding for certain limited purposes such as to cure any ambiguity, defect or inconsistency or to make any change that would provide additional rights or benefits to holders. No amendment or waiver may, however, without the consent of each holder affected, otherwise effect changes in the terms of the Notes, such as the reduction of the principal amount of Notes whose holders must consent to an amendment, supplement or waiver or the reduction of principal of or a change to the fixed maturity of any Note.
                    In addition, any amendment to the provisions of the Indenture relating to subordination would require the consent of holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders. See "Description of the Notes--Amendment, Supplement and Waiver."


                                 Risk Factors


   Holders of Old Notes should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before tendering their Old Notes in the Exchange Offer, although the risk factors set forth (other than "Risk Factors--Consequences of Failure to Exchange Old Notes") are generally applicable to the Old Notes as well as in the New Notes.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   The following summary historical financial data for the three fiscal years ended June 30, 1996 and the Transition Period ended September 30, 1996 and the balance sheet data as of September 30, 1996 are derived from the audited Combined Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. The summary historical financial data for the period July 1, 1995 to September 30, 1995 is derived from the Unaudited Condensed Combined Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. The summary historical financial data of the Company for the two fiscal years ended June 30, 1993 is derived from audited combined consolidated financial statements of the Company which are not included herein.


                                                                                                               Transition
                                                                                                                 Period
                                                       Fiscal Year Ended June 30,            July 1, 1995 to      Ended
                                            -----------------------------------------------   September 30,    September 30,
                                              1992      1993       1994      1995      1996         1995            1996
                                                                                              ---------------  ---------------
                                                          (Dollars in millions)                 (unaudited)
Statement of Operations Data:
Net sales                                    $332.2    $353.4     $386.2    $391.0    $399.4      $100.6            $95.0
Gross profit                                  140.1     152.0      151.3     153.9     160.0        36.5             35.7
Income (loss) from operations                  31.0      31.2       10.9 (1)   31.5     30.3         4.6            (23.7)
Interest expense                               14.1       6.0        7.7       8.6       8.4         2.4              4.4
Net income (loss)                               5.5      15.0        4.4      16.4      14.3      $  1.4           ($20.9)(2)
Other Financial Data:
Ratio of earnings to fixed charges (3)         2.1x      3.8x       1.4x      3.0x      2.9x         1.7x              -- (3)
Depreciation                                 $  6.1    $  7.4     $ 10.3    $ 11.0    $ 11.9      $  3.2             $3.3
Capital expenditures                           15.3      30.3(4)    12.5      16.9       6.6         1.1              1.2
Cash flows from operating activities           23.4      15.8      (18.7)     35.5      17.8        (9.6 )           (1.1)
Cash flows from investing activities          (15.3)    (30.3)     (12.4)     (16.8)     (6.3)       (1.1 )           (0.5)
Cash flows from financing activities           (8.6)     13.7       30.8     (18.3)    (11.9)       10.5              3.7
EBITDA (5)                                     37.6      39.3       21.2      41.3      42.2         7.7            (20.4)
Adjusted EBITDA (6)                            39.7      41.6       24.0      44.2      46.5         8.5            (19.5)
Pro forma cash interest expense (7)            21.8      21.8       21.8      21.8      21.8         5.3              5.3
Ratio of Adjusted EBITDA to pro forma cash
  interest expense                             1.8x      1.9x       1.1x      2.0x      2.1x         1.6x               - (9)
Ratio of net debt to Adjusted
  EBITDA (8)                                   1.2x      1.7x       4.4x      1.9x      1.7x        11.4x               - (9)
                                                                                                                   As of
                                                                                                                September
                                                                                                                    30,
                                                                                                                    1996
                                                                                                                -----------
                                                                                                                (Dollars in
                                                                                                                 millions)
  Balance Sheet Data:
Working capital                                                                                                  $   63.2
Total assets                                                                                                        245.3
Total debt                                                                                                          233.7
Shareholders' deficit                                                                                               (85.7)


-------------


(1) Income (loss) from operations in fiscal 1994 was impacted by increased selling expenses due to higher advertising expenses related to the Renewal Introduction (as defined herein) and non-recurring manufacturing costs in connection with the Fennimore Expansion (as defined herein). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."



(2) Net income (loss) in the Transition Period was impacted by charges directly related to the Recapitalization and other special charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. Since earnings in the Transition Period ended September 30, 1996 are inadequate to cover fixed charges by $28.2 million, the ratio is not presented herein.



(4) Fiscal 1993 capital expenditures include $19.7 million in connection with the Fennimore Expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."



(5) EBITDA represents income from operations plus depreciation and reflects an adjustment of income from operations to eliminate the establishment and subsequent reversal of two reserves ($0.7 million established in 1993 and reversed in 1995, and $0.5 million established in 1992 and reversed in 1995). The Company believes that EBITDA and related measures are commonly used by certain investors and analysts to analyze and compare, and provide useful information regarding, the Company's ability to service its indebtedness, but holders tendering Old Notes in the Exchange Offer should consider the following factors in evaluating such measures:
    EBITDA and related measures (i) should not be considered in isolation,
    (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity. Additionally, because all companies do not calculate EBITDA and related measures in uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies. A similar concept to EBITDA, defined as "Consolidated Cash Flow" in the Indenture and used in the calculation of certain covenants therein, represents operating income plus depreciation, amortization, any net loss realized in connection with an Asset Sale and certain other non-cash charges and certain non-recurring expenses. See "Description of the Notes--Certain Covenants" and "Description of the Notes--Certain Definitions." Consolidated Cash Flow would not have been significantly different from EBITDA in any of the periods presented other than the Transition Period. The difference in measures for the Transition Period result primarily from adjustments relating to the Recapitalization.



    Management interprets the general trend of EBITDA, with the exception of EBITDA for fiscal 1994, as steadily increasing. In fiscal 1994, EBITDA decreased due to costs incurred in connection with battery redesign, the start-up of mercury-free alkaline battery production, temporary planned increases in raw material costs associated with sourcing of raw material from foreign vendors pursuant to the terms of certain agreements and increased advertising expense associated with the Renewal Introduction. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." In the absence of such costs, EBITDA for fiscal 1994 would have fit within the otherwise prevailing trend.



(6) Adjusted EBITDA is defined as EBITDA adjusted to add back certain expenses related to (i) the Company's aircraft lease, in excess of the estimated cost of commercial airline travel, which aircraft lease was terminated in connection with the Recapitalization, (ii) certain litigation expense accrued in 1996 for litigation initiated in a prior period, (iii) compensation expense for the Company's pre-Recapitalization senior management group, net of expected post-Recapitalization senior management compensation including the Management Fee (as defined herein) and the Consulting Fee (as defined herein) and (iv) advertising and promotional expense associated with the Company's sponsorship of professional race cars, the contracts for which have been terminated. Adjusted EBITDA has been calculated as follows:

                                       Fiscal Year Ended June 30,
                              ------------------------------------------
                                                                                             Transition
                                                                                               Period
                                                                            July 1, 1995        Ended
                                                                          to September 30,  September 30,
                                1992     1993     1994    1995     1996         1995             1996
                               -------  -------  ------- -------  ------  ---------------   ---------------
EBITDA                          $37.6   $39.3    $21.2    $41.3   $42.2        $ 7.7            ($20.4)
                                -----   -----    -----    -----   -----        -----            ------
Plus:
 Aircraft expenses                1.2     1.3      1.6      1.7     1.7          0.4              0.4
 Race car expenses                0.8     0.9      1.0      1.0     1.6          0.4              0.5
 Senior management expenses       0.1     0.1      0.2      0.2     0.2           --               --
 Litigation expense                --      --       --       --     0.8           --               --
                                 -----   -----    -----   -----    -----        -----            -----
Adjusted EBITDA                 $39.7   $41.6    $24.0    $44.2   $46.5        $ 8.5            ($19.5)
                                 =====   =====    =====   =====    =====        =====            =====


   Management is reviewing a number of categories of expenditures following the Recapitalization, including advertising and promotional expenditure levels. Post-Recapitalization expenditure levels have not yet been determined. Adjusted EBITDA (i) should not be considered in isolation,
   (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.



(7) Pro forma cash interest expense represents pro forma interest expense of $23.4 million adjusted to exclude amortization of deferred finance costs of $1.6 million for the fiscal years ended June 30, 1992 through 1996 and pro forma interest expense of $5.7 million adjusted to exclude amortization of deferred finance costs of $0.4 million for the period July 1 to September 30, 1995 and the Transition Period ended September 30, 1996.



(8) For purposes of computing this ratio, net debt represents borrowed money, including capital lease obligations, less cash and cash equivalents.



(9) Since Adjusted EBITDA is negative, no ratio is presented.

                                 RISK FACTORS

   Holders of Old Notes should carefully consider the following risk factors, as well as all other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "Consequences of Failure to Exchange Old Notes") are generally applicable to the Old Notes as well as the New Notes.

Consequences of Failure to Exchange Old Notes


   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission issued to third parties, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days from the date on which the Exchange Offer is Consummated (as defined in the Registration Rights Agreement), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, it may be necessary to qualify for sale or to register the New Notes prior to offering or selling such New Notes. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdiction.


Substantial Leverage; Incurrence of Additional Senior Debt

   As of September 30, 1996, the Company had $233.7 million of total indebtedness. See "Capitalization."


   The Company's ability to make principal and interest payments on the New Notes will be dependent on the Company's future operating performance. The Company's future operating performance is dependent in part on certain external factors including prevailing economic conditions and financial, competitive, regulatory and similar factors that may affect the Company's business and operations. The Company's ability to make principal and interest payments on the New Notes may also be dependent on the availability of borrowings under the Credit Agreement (or any refinancing thereof) or other borrowings. Although the Company believes that, based on current levels of operations, its cash flow from operations, together with external sources of liquidity, will be adequate to make required payments of principal and interest on its debt (including the New Notes), whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, there can be no assurance in this regard. If the Company does not have sufficient available resources to repay any indebtedness under the Credit Agreement (or other indebtedness the Company may incur) when it becomes due and payable, the Company may find it necessary to refinance such indebtedness, and there can be no assurance that refinancing will be available, or available on reasonable terms.


   Additionally, the Company's high degree of leverage could have a material adverse effect on the Company's future operating performance, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes or other purposes may be impaired; (iii) the Company is substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's high degree of leverage may limit its ability to expand capacity and otherwise meet its growth objectives; (v) the Company's high degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business; and (vi) the Company may not be able to sustain its value pricing strategy for alkaline batteries with its lower price points and attractive margins for retailers.


   The Indenture and the Credit Agreement permit the incurrence of additional Senior Debt, subject to certain limitations. The Indenture prohibits the incurrence by the Company of subordinated debt which is senior in right of payment to the Notes. The Indenture also prohibits the incurrence by any Guarantor of subordinated debt which is senior in right of payment to any Guarantee. See "Description of the Notes."


Subordination

   The New Notes will be general unsecured obligations of the Company and will be subordinate in right of payment to all Senior Debt, including all indebtedness under the Credit Agreement. As of September 30, 1996, the Company and its subsidiaries had $128.5 million of Senior Debt and $5.2 million of indebtedness of foreign subsidiaries and capital lease obligations. The Indenture permits the Company and (under limited circumstances) its subsidiaries, to incur additional Senior Debt, subject to certain limitations, and the Company expects from time to time to incur additional indebtedness, including Senior Debt, subject to such limitations. By reason of the subordination provisions of the Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company, the lenders under the Credit Agreement and other creditors who are holders of Senior Debt must be paid in full before payment of amounts due on the New Notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the New Notes. The Guarantees are subordinated to Senior Debt of each Guarantor to the same extent that the New Notes are subordinated to Senior Debt of the Company, and the ability to collect under any Guarantees may therefore be similarly limited.

   In addition, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the New Notes, or purchase, redeem or otherwise retire the New Notes, or make any deposit pursuant to defeasance provisions for the New Notes, if Designated Senior Debt or Significant Senior Debt (as each term is defined in the Indenture) is not paid when due, unless such default is cured or waived or has ceased to exist or such Designated Senior Debt or Significant Senior Debt has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the New Notes if a default, other than a payment default, exists with respect to Designated Senior Debt, including indebtedness under the Credit Agreement, unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. See "Description of the Notes-- Subordination." If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. However, such a continuing Event of Default also would permit the acceleration of all outstanding obligations under the Credit Agreement. In such an event, the subordination provisions of the Indenture would prohibit any payments to holders of the New Notes unless and until such obligations (and any other accelerated Senior Debt) have been repaid in full. See "Description of the Notes--Subordination."

Competition


   The industries in which the Company participates are very competitive. Competition is based upon price, quality, performance, brand name recognition, product packaging and product innovation, as well as creative marketing, promotion and distribution strategies. In the U.S. battery industry, the Company competes primarily with two well established companies, Duracell International Inc. ("Duracell") and Energizer, Inc., a subsidiary of Ralston Purina Company (formerly known as Eveready Battery Company) and producer of Energizer brand batteries ("Energizer"), each of which has substantially greater financial and other resources and greater overall market share than the Company. In addition, the Company believes that Duracell and Energizer may have lower costs of production and higher profit margins in certain product lines than the Company. On December 31, 1996, The Gillette

Company completed its acquisition of Duracell. The Company cannot predict what effects, if any, this acquisition will have on Duracell's competitive position or business strategies or whether there will be any resulting impact on the Company.


   Although foreign battery manufacturers historically have not been successful in penetrating the U.S. retail market to any significant extent, they have, from time to time, attempted to establish a significant presence in the U.S. battery market. There can be no assurance that these attempts will not be successful in the future or that the Company will be able to compete effectively with current or prospective participants in the U.S. battery industry. The battery-powered lighting device industry is also highly competitive and includes a greater number of competitors than the U.S. battery industry, some of which have greater capital and other resources than the Company. See "Business--Competition."

   The Company's principal competitors in the U.S. battery industry have recently introduced an on-the-label battery tester for alkaline batteries which is located on the battery label and displays the approximate remaining percentage of the battery's charge. The Company's products do not currently include any testers. The Company is in the process of evaluating initial customer reaction to competitors' testers and is attempting to estimate any potential negative impact on sales if the Company fails to include such a tester with its products and the significance of the costs associated with placement of such a tester, including whether such a feature will infringe any valid U.S. patents. U.S. patents covering various aspects of on-the-label battery testers are owned or controlled by Duracell, Eastman Kodak Company, Energizer and Strategic Electronics. These entities are currently involved in an "interference" proceeding before the United States Patent and Trademark Office to determine who has the right to patent the various aspects of the on-the-label battery tester and what the scope of such patents should be. Other U.S. patents covering various aspects of battery testers also exist. It appears likely that an attempt by a competitor, such as the Company, to market any tester covered by the existing patents would result in litigation by one or more of the current patent holders. The ultimate outcome of any such litigation would depend upon the outcome of the interference proceeding and the resolution of any challenges to the validity or enforceability of the existing patents which the Company might assert in its defense. The earliest the Company could market such a tester is Spring 1997. There can be no assurance that competitors' testers will not have a material adverse effect on the Company's business, financial condition or results of operations, or that the Company could market a tester without significant litigation risk.

Dependence on Key Customers

   Wal-Mart Stores, Inc. ("Wal-Mart"), the Company's largest retailer customer, accounted for 19.0% of the Company's net sales in fiscal 1996. In addition, the Company's three largest retailer customers, including Wal-Mart, together accounted for 28.5% of the Company's net sales in fiscal 1996. The Company does not have long-term agreements with any of its major customers, and purchases are generally made through the use of individual purchase orders, consistent with industry practice. There can be no assurance that there will not be a significant reduction in purchases by any of the Company's three largest retailer customers, which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Marketing and Distribution."

Battery Technology

   The battery industry has experienced, and is expected to continue to experience, regular technological change. There can be no assurance that, as existing battery products and technologies improve and new, more advanced products and technologies are introduced, the Company's products will be able to compete effectively in any of its targeted market segments. The development and successful introduction of new and enhanced products and other competing technologies that may outperform the Company's batteries and technological developments by competitors may have a material adverse effect on the Company's business, financial condition or results of operations, particularly in the context of the substantially greater resources of the Company's two principal competitors in the general battery market, Duracell and Energizer. See "--Competition." Similarly, in those market segments where the Company's battery products currently have technological advantages (including, for example, the hearing aid battery market), there can be no assurance that the Company's products will maintain such advantages.

   The general battery industry historically has sustained unit sales growth even as battery life has increased with innovation (largely due to expansion in the use of and the number of applications for batteries); however, there can be no assurance that continued enhancements of battery performance (including rechargeable battery performance) will not have an adverse effect on unit sales.

Limited Intellectual Property Protection

   The Company relies upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants, to establish and protect its technology and other intellectual property rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, although the Company believes that its current products do not infringe upon the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company and that, in the event of an unfavorable ruling on any such claim, a license or similar agreement will be available to the Company on reasonable terms. See "--Competition" for issues associated with the marketing of an on-the-label battery tester.


   Certain technology underlying the Company's Renewal line of alkaline rechargeable batteries is the subject of a non-exclusive license from a third party and could be made available to the Company's competitors after one year's prior notice to the Company (which has not been given). The licensing of such technology to a competitor could have an adverse effect on the Company's business, financial condition or results of operations. The Company does not believe, however, that this effect would be material to the Company because revenues from sales of the Company's rechargeable alkaline batteries and rechargers account for less than 10% of the Company's total revenues.


   The Company does not have any right to the trademark "Rayovac" in Brazil, where the mark is owned by an independent third-party battery manufacturer. In addition, the Company has granted exclusive, perpetual, royalty-free licenses for the use of certain of its technology, patents and trademarks in a number of countries, including in Latin America. See "Business--Patents, Licenses and Trademarks."

Environmental Matters

   The Company's facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment, including those governing discharges to the air and water, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. Based on information currently available to Company management, the Company believes that it is substantially in compliance with applicable environmental regulations at its facilities, although no assurance can be provided with respect to such compliance in the future.


   Several of the Company's manufacturing facilities have been in operation for decades and have utilized substances such as cadmium and mercury in the battery manufacturing process. The Company has not conducted invasive testing to identify all potential risks, and given the age of the Company's facilities and the nature of the Company's operations, there can be no assurance that material liabilities will not arise in the future in connection with its current or former facilities. In addition, the Company has been recently notified that its former manganese processing facility in Covington, Tennessee is being evaluated by the Tennessee Department of Environment and Conservation ("TDEC") for a determination as to whether the facility should be added to the National Priorities List as a Superfund site. Groundwater monitoring at the site conducted pursuant to the post-closure maintenance of solid waste lagoons on site, and recent groundwater testing beneath former process areas on site, indicate that there are elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the site. The Company cannot predict the outcome of TDEC's investigation of the site. See "Business--Environmental Matters."



   The Company has been and is subject to several proceedings related to its disposal of industrial and hazardous waste at off-site disposal locations, under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or analogous state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for the costs incurred in responding to the release or threatened release of hazardous substances from such sites. Except for the matters specifically described below, the Company does not believe that any of its pending CERCLA matters, either individually or in the aggregate, will have a material impact on the Company's operations, financial condition or liquidity.



   The Company recently has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al. v. A.E. Staley Manufacturing Company, et al., and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District

Court for the District of New Jersey, filed July 29, 1996). These lawsuits involve contamination at a former mercury processing facility and nearby creek (the "Bergen County Site"). The Company is one of approximately 100 defendants named in these lawsuits and is commencing a review to determine the extent of any potential liability it may have at the Bergen County Site. Preliminary information from the plaintiffs suggests that they will take the position that the Company is one of the largest volumetric contributors to the environmental conditions at the Bergen County Site. The cost to remediate the Bergen County Site has not been determined and the Company cannot predict the outcome of these proceedings. There can be no assurance that additional proceedings relating to off-site disposal locations will not arise in the future or that such matters will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Environmental Matters."


Fraudulent Transfer Considerations

   Under relevant federal bankruptcy law or state fraudulent transfer laws, the New Notes and Guarantees may be subject to avoidance or may be subordinated to existing or future indebtedness of the Company or the Guarantors, as applicable (in addition to the Senior Debt to which the New Notes and Guarantees are expressly subordinated). If a court in a suit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as debtor-in-possession, were to find that at the time the Bridge Notes were issued or after giving effect to the sale of the Old Notes or the New Notes and the application of the net proceeds therefrom either (a) the Company received less than a reasonably equivalent value or fair consideration for the issuance of the Old Notes or the New Notes and either (i) was insolvent at the time of such issuance or was rendered insolvent thereby, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured or (b) the Company issued the Old Notes or the New Notes with actual intent to hinder, delay or defraud its creditors, the court could avoid the New Notes and order that all or part of any payments on the New Notes be returned to the Company or to a fund for the benefit of its creditors, or subordinate the New Notes to all other indebtedness of the Company or take other action detrimental to the holders of the New Notes.

   Similarly, if a court in a suit by an unpaid creditor or representative of creditors of ROV Holding or any other subsidiary of the Company were to find that at the time ROV Holding issued its guarantee of the Bridge Notes (the "Bridge Guarantee") or at the time when any subsidiary of the Company, including without limitation ROV Holding, issued or became liable under a Guarantee, including without limitation the ROV Holding Guarantee (or when such subsidiary was required to perform thereunder), any of the conditions set forth in clauses (a) or (b) above were satisfied with respect to such subsidiary, the court could avoid ROV Holding's obligations under the Bridge Guarantee or such subsidiary's obligations under the Guarantee, as applicable, and direct the repayment of any amounts paid thereunder to such subsidiary or to a fund for the benefit of its creditors.

   The measure of insolvency for purposes of the foregoing varies based upon the law of the jurisdiction applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent liabilities) is greater than all of its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent liabilities), as they become absolute and matured. In addition, an entity may be presumed insolvent under some fraudulent transfer laws if it is not generally paying its debts as they become due. The Company believes that, based upon forecasts and other financial information, the Company and ROV Holding were, at the time the indebtedness under the Bridge Notes and the Bridge Guarantee was incurred, and at the time the Old Notes and the ROV Holding Guarantee were issued, will be at the time the New Notes are issued and will continue to be, solvent, that they will have sufficient capital to carry on their business and are and will continue to be able to pay their debts as they mature. Accordingly, the Company believes that, in a bankruptcy case or a lawsuit by creditors of the Company or ROV Holding, none of the Bridge Notes, the Bridge Guarantee, the Old Notes, the New Notes nor the ROV Holding Guarantee should be held to have been issued in violation of applicable federal bankruptcy law or state fraudulent transfer laws. There can be no assurance, however, as to what standard a court would apply to determine whether the Company or ROV Holding was "insolvent" as of the date the indebtedness under the Bridge Notes and the Bridge Guarantee was incurred or the date the Old Notes, the New Notes or the ROV Holding Guarantee were issued or that, regardless of the method of valuation, a court would not determine that the Company or ROV Holding was insolvent on such relevant dates. Nor can there be any assurance that a court would not determine, regardless of whether the Company or ROV Holding was insolvent on the date the indebtedness under the Bridge

Notes and the Bridge Guarantee was incurred or the date the Old Notes, the New Notes or the ROV Holding Guarantee were issued, that the payments constituted fraudulent transfers on another of the grounds listed above.

Controlling Shareholders

   Of the outstanding capital stock of the Company, 80.2% is held by the Lee Fund and certain other affiliates of THL Co. Consequently, the Lee Fund and such other affiliates, including the directors of the Company affiliated with the Lee Fund or THL Co. control the Company and have the power to elect the board of directors of the Company (the "Board") and to approve any action requiring shareholder approval, including the adoption of amendments to the Company's Restated Articles of Incorporation and the approval of mergers or sales of all or substantially all of the Company's assets. See "Ownership of Capital Stock." The Company's ability to take certain of these actions is limited by certain terms of the New Notes. See "Description of the Notes."

Lack of Public Market for the Notes; Volatility; Restrictions on Resale


   The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. The New Notes will be new securities, and there is no existing trading market for the New Notes. Accordingly, there can be no assurance regarding the future development of a trading market for the New Notes or the ability of the holders, or the price at which such holders may be able, to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the exchange tender price of the Old Notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, the Company's operating results and cash flow and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Accordingly, even if a trading market for the New Notes does develop, there can be no assurance as to the liquidity of that market. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or in the over-the-counter market.


   In addition, the liquidity of, and trading markets for, the New Notes may be adversely affected by declines in the market for high-yield securities generally. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                             THE RECAPITALIZATION


   Effective as of September 12, 1996, the Company, all of the shareholders of the Company, the Lee Fund and other affiliates of THL Co. completed the Recapitalization which resulted in a change of control of the Company pursuant to which, among other things: (i) the Company obtained senior financing under a Credit Agreement dated as of September 12, 1996 by and among the Company, Bank of America National Trust and Savings Association and DLJ Capital Funding, Inc. (the "Credit Agreement") in an aggregate amount of $170.0 million, of which $131.0 million was borrowed at the closing of the Recapitalization, including $26.0 million under the Revolving Credit
Facility; (ii) the Company obtained $100.0 million in financing through the issuance of the Bridge Notes; (iii) the Company redeemed a portion of the shares of Common Stock held by Thomas F. Pyle, Jr., the former President and Chief Executive Officer of the Company; (iv) the Lee Fund and other affiliates of THL Co. purchased for cash shares of Common Stock owned by shareholders of the Company (a group consisting of current and former directors and management of the Company and the Thomas Pyle and Judith Pyle Charitable Remainder Trust (the "Pyle Trust")); and (v) the Company repaid certain of its outstanding indebtedness, including prepayment fees and penalties. Immediately prior to the Recapitalization, Mr. Pyle, together with the Pyle Trust, owned 89.8% of the outstanding Common Stock. As a result of the Recapitalization, the Lee Fund and other affiliates of THL Co., together with David A. Jones, the Company's new President and Chief Executive Officer, own 80.2% of the outstanding Common Stock, Mr. Pyle owns 9.9% of the outstanding Common Stock and existing management and certain former employees of the Company own 9.9% of the outstanding Common Stock. In addition to fees and expenses paid in connection with the closing of the Recapitalization as specified below, $3.9 million of additional fees and expenses related to the Recapitalization were paid subsequent to the closing of the Recapitalization.


   The sources and uses of funds in connection with the Recapitalization are as follows:

 Sources of Funds:                                                 (Dollars in millions)
      Revolving Credit Facility                                            $ 26.0
      Term Loan Facility                                                    105.0
      Bridge Notes                                                          100.0
      Equity from the Lee Fund and other affiliates of THL Co.               72.0
      Continuing shareholders' equity investment                             18.0
      Foreign debt and capital leases                                         5.5
                                                                           ------
         Total sources                                                     $326.5
                                                                           ======
Uses of Funds:
      Purchases of Common Stock from existing shareholders by:
        The Company                                                        $127.4
        The Lee Fund and other affiliates of THL Co.                         72.0
      Continuing shareholders' equity investment                             18.0
      Repay existing Company debt                                            85.2
      Fees and expenses paid at the closing of the
       Recapitalization                                                      18.4
      Foreign debt and capital leases                                         5.5
                                                                           ------
         Total uses                                                        $326.5
                                                                           ======

                               USE OF PROCEEDS

   The Company will not receive any proceeds from the issuance of the New Notes offered pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes except for certain transfer restrictions and registration rights. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

   The net proceeds to the Company from the sale of the Old Notes were approximately $97.0 million, after deduction of discounts, commissions and offering expenses. The Company used such net proceeds, together with $5.4 million in borrowings under the Revolving Credit Facility, to repurchase the Bridge Notes and pay accrued interest thereon of $1.3 million. The Bridge Notes are senior subordinated increasing rate notes of the Company due 1997, the initial interest rate of which is the prime reference rate from time to time of The Bank of New York, plus 3.5%. The Bridge Notes were used to finance the Recapitalization in part. See "The Recapitalization."

                              THE EXCHANGE OFFER

Terms of the Exchange Offer, Period for Tendering Old Notes

   The Old Notes were sold by the Company on October 22, 1996 to the Initial Purchasers pursuant to a Purchase Agreement dated October 17, 1996 by and among the Company, ROV Holding and the Initial Purchasers. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date"
means 5:00 p.m., New York City time, on [     ], 1997; provided, however,
that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

   As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

   The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

   Old Notes tendered in the Exchange Offer must be $1,000 in principal amount or any integral multiple thereof.


   The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence prior to the Expiration Date of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date.


Procedure for Tendering Old Notes


   The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, together with all other documents required by such Letter of Transmittal, to Marine Midland Bank (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book- entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED IN ALL CASES. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.


   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the

Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is an eligible guarantor institution (bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program) pursuant to Exchange Act Rule 17Ad-15 (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

   If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

   If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

   By tendering Old Notes, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If any holder of Old Notes is an "affiliate" of the Company, as defined under Rule 405 of the Securities Act, or is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

   For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from October 22, 1996. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 22, 1996. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 22, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

   The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Facility's procedure for transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER AT THE BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, WITH ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS, MUST, IN ANY CASE, BE TRANSMITTED TO AND RECEIVED BY THE EXCHANGE AGENT AT THE ADDRESS SET FORTH BELOW UNDER "EXCHANGE AGENT" ON OR PRIOR TO THE EXPIRATION DATE OR THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH.

Guaranteed Delivery Procedures


   If a registered holder of Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book- Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

   Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

   For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amounts of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Certificates for any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedure for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer


   Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time prior to the Expiration Date any of the following events shall occur:



     (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus or would otherwise make it inadvisable to proceed with the Exchange Offer; or


     (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;



which, in the reasonable judgment of the Company, in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.


   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

   Marine Midland Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

   By Mail or by Hand:

     Marine Midland Bank, Exchange Agent
     Corporate Trust Operations
     140 Broadway--A Level
     New York, New York 10005-1180

   By Facsimile:

     (212) 658-2292

   Confirm Facsimile by Telephone:

     (212) 658-5931

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

   The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.


   The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$      .


Transfer Taxes

   Holders who tender their Old Notes for exchange will not be obligated to pay any transfer tax in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange Old Notes


   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission issued to third parties, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, it may be necessary to qualify for sale or to register the New Notes prior to offering or selling such New Notes. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdiction.

                                CAPITALIZATION

   The following table sets forth as of September 30, 1996 the actual capitalization of the Company. This table should be read in conjunction with the Combined Consolidated Financial Statements of the Company, together with the notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                          As of September 30, 1996
                                                         --------------------------
                                                            (Dollars in millions)
Debt
 Revolving Credit Facility (1)                                     $ 23.5
 Term Loan Facility (2)                                             105.0
 Bridge Notes (3)                                                   100.0
 Capitalized leases and foreign currency borrowings                   5.2
                                                                    ------
  Total debt                                                        233.7
                                                                    ------

Total shareholders' deficit (4)                                     (85.7)
                                                                    ------
Total capitalization                                               $148.0
                                                                    ======

-------------

(1) The Revolving Credit Facility represents the outstanding portion under the $65.0 million facility provided by Bank of America National Trust and Savings Association and DLJ Capital Funding, Inc. to complete the Recapitalization. Future borrowings under the Revolving Credit Facility will be available for general corporate purposes.

(2) For a description of the Term Loan Facility, see "Description of the Credit Agreement."

(3) The Bridge Notes were repurchased utilizing the net proceeds from the sale of the Old Notes, together with borrowings under the Revolving Credit Facility, on October 22, 1996. Old Notes will be exchanged for New Notes pursuant to the Exchange Offer.

(4) See "Unaudited Pro Forma Condensed Consolidated Balance Sheet Data."


In accounting for the Recapitalization, no fair value adjustments were made to the book value of the Company's assets (other than the write-off of deferred financing costs) and no goodwill was recognized.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma condensed consolidated financial data presented below is derived from the Company's Combined Consolidated Financial Statements included elsewhere in this Prospectus, as adjusted to give effect to the Recapitalization or the issuance of the Notes, as applicable. The unaudited pro forma condensed consolidated statement of operations data for the fiscal year ended June 30, 1996 gives effect to the Recapitalization and the issuance of the Notes as if they had occurred at the beginning of the period, and the unaudited pro forma condensed consolidated statement of operations data for the Transition Period ended September 30, 1996 gives effect to the issuance of the Notes as if it had occurred at the beginning of the period. The unaudited pro forma condensed consolidated balance sheet data gives effect to the issuance of the Notes as if it had occurred on September 30, 1996. The pro forma adjustments are based upon available data and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed consolidated financial data does not purport to represent what the Company's results of operations or financial position would actually have been had the Recapitalization or the issuance of the Notes in fact occurred at such prior times or to project the Company's results of operations or financial position for or at any future period or date. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the Combined Consolidated Financial Statements of the Company, together with the notes thereto, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

   Unaudited Pro Forma Condensed Consolidated Statement of Operations Data

                                                                                                   Transition Period Ended
                                                     Fiscal Year Ended June 30, 1996                 September 30, 1996
                                                 -------------------------------------    -------------------------------------
                                                                   Pro Forma       Pro                      Pro Forma       Pro
                                                 Historical (1)   Adjustments     Forma   Historical (1)   Adjustments     Forma

                                                                      (In millions, except per share amounts)
 Net sales                                           $399.4              --      $399.4       $ 95.0             --        $ 95.0
 Cost of goods sold                                   239.4              --       239.4         59.3             --          59.3
                                                     ------          ------      ------       ------          -----        ------
 Gross profit                                         160.0              --       160.0         35.7             --          35.7
 Selling expense                                       92.6              --        92.6         20.9             --          20.9
 General and administrative expense                    31.7              --        31.7          8.6             --           8.6
 Research and development expense                       5.4              --         5.4          1.5             --           1.5
 Recapitalization and other special charges              --              --          --         28.4 (2)         --          28.4
 Income (loss) from operations                         30.3              --        30.3        (23.7)            --         (23.7)
 Interest expense                                       8.4            15.0 (3)    23.4          4.4            1.3 (3)       5.7
 Other expense, net                                     0.6              --         0.6          0.1             --           0.1
                                                     ------          ------      ------       ------          -----        ------
 Income (loss) before income taxes and
   extraordinary item                                  21.3           (15.0)        6.3        (28.2)          (1.3)        (29.5)
 Income tax (benefit) expense                           7.0             (4.5)(4)        2.5         (8.9)       (0.5)(5)     (9.4)
                                                     ------          ------      ------       ------          -----        ------
 Income (loss) before extraordinary item             $ 14.3          $(10.5)     $  3.8       $(19.3)         $(0.8)       $(20.1)
                                                     ======          ======      ======       ======          =====        ======

 Net income (loss) per common share
   before extraordinary item                         $ 0.29                      $ 0.08       $(0.44)                      $(0.46)
                                                     ======                      ======       ======                       ======
 Weighted average shares of common
   stock outstanding                                   49.5                        43.8         43.8                         43.8

 Ratio of earnings to fixed charges (6)                                            1.2x                                        --


 Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                     Data

(1) The Company has historically presented its financial statements on a combined consolidated basis with Rayovac International Corporation, a domestic international sales corporation (the "DISC"). The DISC was an entity established by shareholders of the Company prior to the Recapitalization to capture favorable tax advantages related to sales to foreign subsidiaries and export customers. The historical columns include the accounts of the Company and the DISC. The DISC was terminated on August 16, 1996 in connection with the Recapitalization.

(2) During the Transition Period, the Company recorded charges of $12.3 million directly related to the Recapitalization and other special charges of $16.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) The pro forma adjustments to record the incremental interest expense arising from the Recapitalization or the issuance of the Notes, as applicable, is computed as follows:

                                                  Fiscal Year     Transition Period
                                                     Ended              Ended
                                                 June 30, 1996    September 30, 1996
                                                ---------------- --------------------
                                                        (Dollars in millions)
  Interest expense related to new debt:
   Revolving Credit Facility                         $ 2.1              $ 0.5
   Term Loan Facility                                  8.5                2.1
   Notes                                              10.3                2.6
  Amortization of deferred financing costs             1.6                0.4
  Interest on other debt, not refinanced               0.9                0.1
                                                       ---                ---
    Subtotal                                          23.4                5.7
  Less historical interest expense                    (8.4)              (4.4)
                                                      ----               ----
  Pro forma adjustment                               $15.0              $ 1.3
                                                     =====              =====

    Interest related to the Revolving Credit Facility is determined based on an annual average of $26 million of borrowings outstanding. Interest expense was calculated using the following average rates: (a) Revolving Credit Facility, 8.0%; (b) Term Loan Facility, 8.0% to 8.8%; and (c) Notes, 10.3%.

(4) Represents the reduction in income tax expense related to pro forma income (loss) before income taxes and extraordinary item, which is computed using an effective income tax rate of 39.0%.

(5) Represents the increase in the income tax benefit related to the pro forma adjustment for interest, which is computed using an effective income tax rate of 39.0%.


(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. Since earnings for the Transition Period ended September 30, 1996 are inadequate to cover fixed charges by $28.2 million, the ratio for that period is not presented herein.

        Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

                                                              As of September 30, 1996
                                                 --------------------------------------------------
                                                  Historical    Pro Forma Adjustments   Pro Forma
Assets                                                         (Dollars in millions)
   Current assets                                   $155.7             $    --            $155.7
  Property, plant and equipment, net                  69.4                  --              69.4
  Other                                               20.2                (2.0)(1)          18.2
                                                    -------            -------            -------
    Total assets                                    $245.3             $  (2.0)           $243.3
                                                    =======            =======            =======

Liabilities and Shareholders' Deficit
  Current liabilities                               $ 92.5             $  (0.8)(1)        $ 91.7
  Long-term debt, net of current maturities:
   Revolving Credit Facility                          23.5                  --              23.5
   Term Loan Facility                                101.0                  --             101.0
   Bridge Notes                                      100.0              (100.0)(2)            --
   Notes                                                --               100.0 (2)         100.0
   Other                                               0.4                  --               0.4
                                                    -------            -------            -------
     Total                                           224.9                  --             224.9
  Other; noncurrent liabilities                       13.6                  --              13.6
                                                    -------            -------            -------
     Total liabilities                               331.0                (0.8)            330.2
                                                    -------            -------            -------
  Shareholders' deficit                              (85.7)               (1.2)(1)         (86.9)
                                                    -------            -------            -------
  Total liabilities and shareholders' deficit       $245.3             $  (2.0)           $243.3
                                                    =======            =======            =======

(1) Represents or reflects the write-off of deferred financing costs of $2.0 related to the Bridge Notes or the related income tax benefit, computed using an effective income tax rate of 39%.

(2) Represents the repurchase of the Bridge Notes utilizing the net proceeds from the sale of the Old Notes, together with borrowings under the Revolving Credit Facility, on October 22, 1996. Old Notes will be exchanged for New Notes pursuant to the Exchange Offer.

           SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

   The following table sets forth certain selected historical combined consolidated financial data of the Company. The selected historical combined consolidated financial data for the three fiscal years ended June 30, 1996 and the Transition Period ended September 30, 1996 have been derived from, and should be read in conjunction with, the audited Combined Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. The selected historical combined consolidated financial data of the Company for the period July 1, 1995 to September 30, 1995 have been derived from, and should be read in conjunction with, the Unaudited Condensed Combined Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. The selected historical combined consolidated financial data of the Company for the two fiscal years ended June 30, 1993 have been derived from the audited combined consolidated financial statements of the Company which are not included herein. See "Independent Accountants" and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


[CLEANUP TABLE]                                                                                                Transition
                                                       Fiscal Year Ended June 30,                                 Period
                                            -----------------------------------------------  July 1, 1995 to      Ended
                                                                                               September 30,   September 30,
                                              1992      1993       1994      1995      1996         1995            1996
                                                                                              ---------------  ---------------
                                                          (Dollars in millions)                 (Unaudited)
Statement of Operations Data:
  Net sales                                  $332.2     $353.4     $386.2    $391.0    $399.4       $100.6          $ 95.0
  Cost of goods sold                          192.1      201.4      234.9     237.1     239.4         64.1            59.3
                                             ------     ------     ------     ------   ------       ------           ------
  Gross profit                                140.1      152.0      151.3     153.9     160.0         36.5            35.7
  Selling expense                              72.2       79.8      103.8      84.5      92.6         23.2            20.9
  General and administrative expense           31.1       35.4       29.4      32.9      31.7          7.4             8.6
  Research and development expense              5.8        5.6        5.7       5.0       5.4          1.3             1.5
  Recapitalization and other special
   charges                                       --         --        1.5        --        --           --            28.4(1)
                                             ------     ------    ------     ------   ------        ------           ------
  Income (loss) from operations                31.0       31.2      10.9(2)    31.5      30.3          4.6           (23.7)
  Interest expense                             14.1        6.0       7.7        8.6       8.4          2.4             4.4
  Other (income) expense, net                  (1.0)       1.2      (0.6)       0.3       0.6          0.1             0.1
                                             ------     ------    ------     ------   ------        ------           ------
  Income (loss) before income taxes,
   extraordinary item and cumulative
   effect of change in accounting              17.9       24.0       3.8       22.6      21.3          2.1           (28.2)
  Income tax expense (benefit)                  5.8        9.0      (0.6)       6.2       7.0          0.7            (8.9)
                                             ------     ------    ------     ------   ------        ------           ------
  Income (loss) before extraordinary item
   and cumulative effect of change in
   accounting                                  12.1       15.0       4.4       16.4      14.3          1.4           (19.3)
                                                        ------    ------     ------   ------        ------           ------
  Extraordinary item, net
                                                 --         --        --         --        --           --             1.6(3)
  Cumulative effect of change in
  accounting                                    6.6(4)      --        --         --        --           --              --
                                             ------     ------    ------     ------   ------        ------           ------
  Net income (loss)                          $  5.5     $ 15.0     $ 4.4      $16.4    $ 14.3       $  1.4          ($20.9)
                                             ======     ======    ======     ======   ======        ======           ======
  Net income (loss) per common
   share before extraordinary item
   and the cumulative effect of changes
   in accounting                             $ 0.24     $ 0.30     $0.09     $ 0.33    $ 0.29       $ 0.28          ($ 0.44)
                                             ======     ======    ======     ======   ======        ======           ======
Other Data:
  Depreciation                               $  6.1     $  7.4     $10.3     $11.0    $ 11.9       $  3.2            $  3.3
  Capital expenditures                         15.3       30.3(5)   12.5      16.9       6.6          1.1               1.2
  Cash flows from operating activities         23.4       15.8     (18.7)     35.5      17.8         (9.6)             (1.1)
  Cash flows from investing activities        (15.3)     (30.3)    (12.4)    (16.8)     (6.3)        (1.1)             (0.5)
  Cash flows from financing activities         (8.6)      13.7      30.8     (18.3)    (11.9)        10.5               3.7
  EBITDA (6)                                   37.6       39.3      21.2      41.3      42.2          7.7             (20.4)
  Adjusted EBITDA (7)                          39.7       41.6      24.0      44.2      46.5          8.5             (19.5)
  Ratio of earnings to fixed charges (8)       2.1x        3.8x      1.4x      3.0x      2.9x         1.7x               --



                                       28

                                                       Fiscal Year Ended June 30,
                                            -------------------------------------------------
                                                                                                                 Transition
                                                                                                                   Period
                                                                                              July 1, 1995 to      Ended
                                                                                               September 30,   September 30,
                                              1992      1993       1994      1995      1996         1995            1996
Balance Sheet Data:
  Working capital                            $ 17.2     $ 31.6    $ 63.6    $ 55.9    $ 62.5       $ 68.5          $ 63.2
  Total assets                                156.0      189.0     222.4     220.6     221.9        241.5           245.3
  Long-term debt                               37.9       64.1      96.4      76.4      69.7         87.1           224.8
  Shareholders' equity (deficit)               25.6       36.7      37.9      53.6      61.7         53.2           (85.7)


-------------


(1) During the Transition Period, the Company recorded charges of $12.3 million directly related to the Recapitalization and other special charges of $16.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Income from operations in fiscal 1994 was impacted by increased selling expenses due to higher advertising and promotion expenses related to the Renewal Introduction and non-recurring manufacturing costs in connection with the Fennimore Expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."



(3) The Recapitalization of the Company included repayment of certain outstanding indebtedness, including prepayment fees and penalties. Such prepayment fees and penalties of $2.4 million, net of income tax benefit of $0.8 million, has been recorded as an extraordinary item in the Combined Consolidated Statement of Operations for the Transition Period ended September 30, 1996.



(4) In fiscal 1992, the Company recorded a $6.6 million charge for the cumulative effect of adopting SFAS 109 "Accounting For Income Taxes."



(5) Fiscal 1993 capital expenditures include $19.7 million in connection with the Fennimore Expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."



(6) EBITDA represents income from operations plus depreciation and reflects an adjustment of income from operations to eliminate the establishment and subsequent reversal of two reserves ($0.7 million established in 1993 and reversed in 1995, and $0.5 million established in 1992 and reversed in 1995). The Company believes that EBITDA and related measures are commonly used by certain investors and analysts to analyze and compare, and provide useful information regarding, the Company's ability to service its indebtedness, but holders tendering Old Notes in the Exchange Offer should consider the following factors in evaluating such measures:
    EBITDA and related measures (i) should not be considered in isolation,
    (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity. Additionally, because all companies do not calculate EBITDA and related measures in uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies. A similar concept to EBITDA, defined as "Consolidated Cash Flow" in the Indenture and used in the calculation of certain covenants therein, represents operating income plus depreciation, amortization, any net loss realized in connection with an Asset Sale and certain other non-cash charges and certain non-recurring expenses. See "Description of the Notes--Certain Covenants" and "Description of the Notes--Certain Definitions." Consolidated Cash Flow would not have been significantly different from EBITDA in any of the periods presented other than the Transition Period. The difference in measures for the Transition Period result primarily from adjustments relating to the Recapitalization.

    Management interprets the general trend of EBITDA, with the exception of EBITDA for fiscal 1994, as steadily increasing. In fiscal 1994, EBITDA decreased due to costs incurred in connection with battery redesign, the start-up of mercury-free alkaline battery production, temporary planned increases in raw material costs associated with sourcing of raw material from foreign vendors pursuant to the terms of certain agreements and increased advertising expense associated with the Renewal Introduction. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." In the absence of such costs, EBITDA for fiscal 1994 would have fit within the otherwise prevailing trend.

(7) Adjusted EBITDA is defined as EBITDA adjusted to add back certain expenses related to (i) the Company's aircraft lease, in excess of the estimated cost of commercial airline travel, which aircraft lease was terminated in connection with the Recapitalization, (ii) certain litigation expense accrued in 1996 for litigation initiated in a prior period, (iii) compensation expense for the Company's pre-Recapitalization senior management group, net of expected post-Recapitalization senior management compensation including the Management Fee (as defined herein) and the Consulting Fee (as defined herein) and (iv) advertising and promotional expense associated with the Company's sponsorship of professional race cars, the contracts for which have been terminated. Adjusted EBITDA has been calculated as follows:



                                       Fiscal Year Ended June 30,
                              ------------------------------------------
                                                                                             Transition
                                                                                               Period
                                                                            July 1, 1995        Ended
                                                                          to September 30,  September 30,
                                1992     1993     1994    1995     1996         1995             1996
                               -------  -------  ------- -------  ------  ---------------   ---------------
EBITDA                          $37.6   $39.3    $21.2    $41.3   $42.2        $ 7.7            ($20.4)
                                -----   -----    -----    -----   -----        -----            ------
Plus:
 Aircraft expenses                1.2     1.3      1.6      1.7     1.7          0.4              0.4
 Race car expenses                0.8     0.9      1.0      1.0     1.6          0.4              0.5
 Senior management expenses       0.1     0.1      0.2      0.2     0.2           --               --
 Litigation expense                --      --       --       --     0.8           --               --
                                 -----   -----    -----   -----    -----        -----            -----
Adjusted EBITDA                 $39.7   $41.6    $24.0    $44.2   $46.5        $ 8.5            ($19.5)
                                 =====   =====    =====   =====    =====        =====            =====


   Management is reviewing a number of categories of expenditures following the Recapitalization, including advertising and promotional expenditure levels. Post-Recapitalization expenditure levels have not yet been determined. Adjusted EBITDA (i) should not be considered in isolation,
   (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.



(8) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. Since earnings in the Transition Period ended September 30, 1996 are inadequate to cover fixed charges by $28.2 million, the ratio is not presented herein.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Combined Consolidated Financial Statements, the Unaudited Condensed Combined Consolidated Financial Data and Unaudited Pro Forma Condensed Consolidated Financial Data of the Company, together with the notes thereto, included elsewhere herein.

Introduction

   Fiscal Periods. Upon completion of the Recapitalization, the Company changed its fiscal year end from June 30 to September 30. For clarity of presentation and comparison, references herein to fiscal 1994, fiscal 1995 and fiscal 1996 are to the Company's fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996, respectively, and references to the "Transition Period ended September 30, 1996" and the "Transition Period" are to the period from July 1, 1996 to September 30, 1996.

   The Company is the third largest domestic manufacturer of general batteries (D, C, AA, AAA and 9-volt sizes). Within the general battery market, the Company is the leader in the household rechargeable and heavy duty battery segments. The Company is also the leading domestic manufacturer of certain specialty batteries, including hearing aid batteries, lantern batteries and lithium batteries for personal computer memory back-up. In addition, the Company is a leading marketer of flashlights and other battery-powered lighting devices.

   The Company's operating performance depends on a number of factors, the most important of which are: (i) general retailing trends, especially in the mass merchandise segment of the retail market; (ii) the Company's overall product mix among various specialty and general household batteries and battery-powered lighting devices, which sell at different price points and profit margins; (iii) the Company's overall competitive position, which is affected by both the introduction of new products and promotions by the Company and its competitors and the Company's relative pricing and battery performance; and (iv) changes in operating expenses. Set forth below are specific developments that have impacted the Company's performance in recent years.

   Expansion of Production Facility. The Company has modernized and expanded its production lines at its Fennimore, Wisconsin facility (the "Fennimore Expansion"). In connection with the Fennimore Expansion, the Company more than doubled its aggregate capacity for AA and AAA size alkaline batteries and replaced its capacity for C and D size alkaline batteries from fiscal 1992 through fiscal 1995 by investing an aggregate of $36.7 million in new production lines. In addition to increased capacity, this investment resulted in better performing and higher quality alkaline batteries. Significant effects of the expansion on the Company's financial results include: $9.5 million of non-recurring manufacturing costs in fiscal 1994 associated with battery redesign and the start-up of mercury-free alkaline battery production; and temporary planned increases in raw material costs associated with sourcing of raw material from foreign vendors pursuant to the terms of the production line equipment purchase agreements. These incremental costs decreased in fiscal 1996 as a result of the increased use of lower-cost domestic raw material sources to replace the foreign vendor sourcing, which replacement will be substantially completed by the end of fiscal 1997.

   Renewal Product Line. In fiscal 1994, the Company introduced the Renewal rechargeable battery, the first alkaline rechargeable battery sold in the United States (the "Renewal Introduction"). In connection with the Renewal Introduction, the Company's advertising and promotional expense increased significantly to $26.0 million in fiscal 1994. By comparison, the Company spent $15.7 million in fiscal 1995 and $20.3 million in fiscal 1996 on Renewal advertising and promotion, with the fiscal 1996 increase largely due to the Company's new promotional campaign featuring basketball superstar Michael Jordan. The Renewal Introduction was responsible in significant part for the increase in working capital from 1993 to 1994. Management believes that continued improvement in consumer awareness of the benefits of Renewal over nickel-cadmium rechargeables and disposable alkaline batteries will be necessary to further expand the rechargeable segment. The Company recently began discounting the Power Station recharging unit for Renewal batteries to encourage more consumers to try Renewal products. See "--Recent Developments."

   Management Incentives. The Company's historical financial results reflect the Company's former policy regarding payment of management bonuses. Under this policy, members of the Company's management earned cash incentive bonuses based on the achievement of certain targets based on the Company's income from operations. In 1994, 1996 and the Transition Period, no such cash incentive bonuses were paid. In fiscal 1992, 1993 and 1995, the Company paid bonuses of $2.5 million, $2.9 million and $4.0 million, respectively.

   Seasonality. The Company's sales are seasonal, with the highest sales occurring in the fiscal quarter ended December 31, during the Christmas holiday buying season. During the past four fiscal years, the Company's sales in the quarter ended December 31 have represented an average of 33% of annual net sales. As a result of this seasonality, the Company's working capital requirements and revolving credit borrowings are typically higher in the first and second fiscal quarters of each year.

Results of Operations

   The following table sets forth the percentage relationship of certain items in the Company's statement of operations to net sales for the periods presented:

                                                                                       Transition
                                                                                         Period
                                       Fiscal Year Ended June 30,   July 1, 1995 to       Ended
                                      ----------------------------   September 30,    September 30,
                                        1994      1995      1996         1995             1996
                                                                    ---------------  ---------------
Net sales                               100.0%    100.0%   100.0%        100.0%           100.0%
Cost of goods sold                       60.8      60.6     59.9          63.7             62.4
                                        ------    ------   ------        ------           ------
Gross profit                             39.2      39.4     40.1          36.3             37.6
Selling expense                          26.9      21.6     23.2          23.1             22.0
General and administrative expense        7.6       8.4      8.0           7.3              9.1
Research and development expense          1.5       1.3      1.4           1.4              1.6
Recapitalization and other special
  charges                                 0.4        --       --            --             29.9
                                        ------    ------   ------        ------           ------
Income (loss) from operations             2.8%      8.1%     7.5%          4.5%           (25.0%)
                                        ======    ======   ======        ======           ======

Transition Period Ended September 30, 1996 Compared to Three Months Ended September 30, 1995

   Net Sales. The Company's total net sales decreased $5.6 million, or 5.6%, to $95.0 million in the Transition Period from $100.6 million in the three months ended September 30, 1995 (the "Prior Fiscal Year Period") primarily due to decreased sales to the food and drug store retail channels and the Company having made sales to certain retail customers in connection with promotional orders after the Transition Period which were made during the Prior Fiscal Year Period in fiscal 1995.

   Gross Profit. Gross profit decreased $0.8 million, or 2.2%, to $35.7 million in the Transition Period from $36.5 million in the Prior Fiscal Year Period, primarily as a result of decreased sales in the Transition Period, as discussed above.

   Selling Expenses. Selling expense decreased $2.3 million, or 9.9% to $20.9 million in the Transition Period from $23.2 million in the Prior Fiscal Year Period, primarily due to decreased advertising expense in the Transition Period.

   General and Administrative Expense. General and administrative expense increased $1.2 million, or 16.2% to $8.6 million in the Transition Period from $7.4 million in the Prior Fiscal Year Period, primarily as a result of the Company having incurred certain expenditures during the Transition Period which were incurred subsequent to the Prior Fiscal Year Period in fiscal 1995.

   Research and Development Expense. Research and development expense increased $.1 million, or 7.1%, to $1.5 million in the Transition Period from $1.4 million in the Prior Fiscal Year Period, primarily as a result of increased product development efforts.

   Recapitalization and Other Special Charges. During the Transition Period ended September 30, 1996, the Company recorded charges totaling $28.4 million, including non-recurring charges related to the Recapitalization and other special charges.

   Non-recurring charges of $12.3 million related to the Recapitalization:

   (i) $5.0 million consisting primarily of $2.2 million in advisory fees paid to the financial advisor to the Company's selling shareholders and various legal and consulting fees of $2.8 million; and

   (ii) $7.3 million of stock option compensation, severance payments and employment contract settlements for the benefit of certain present and former officers, directors and management of the Company.

   Other special charges of $16.1 million:

   (i) $2.7 million of charges related to the exit of certain manufacturing operations located in the United Kingdom;

   (ii) $1.7 million of charges for deferred compensation plan obligations to officers leaving the Company resulting from the curtailment of the plan;

   (iii) $1.5 million of charges reflecting the present value of lease payments for land which new management has determined will not be used for any future productive purpose;

   (iv) $5.6 million in costs and asset writedowns principally related to changes in Renewal Power Station pricing strategies adopted by new management subsequent to the Recapitalization and prior to September 30, 1996; and

   (v) $4.6 million of termination benefits and other charges.

   Further, subsequent to September 30, 1996, the Company anticipates additional non-recurring charges of $2.7 million, primarily in connection with the exit of certain manufacturing operations located in the United Kingdom and organizational restructuring in the United States. In addition, the Company anticipates a write off of $2.0 million of unamortized debt issuance costs related to the Bridge Notes.

   Income (loss) from Operations. Income (loss) from operations decreased $28.3 million to $(23.7) million in the Transition Period from $4.6 million in the Prior Fiscal Year Period for the reasons discussed above.

   Net Income (loss). Net income (loss) for the Transition Period decreased $22.3 million to $(20.9) from $1.4 million in the Prior Fiscal Year Period, primarily because of non-recurring charges related to the Recapitalization and other special charges discussed above. In addition, amortization of deferred finance charges related to the Bridge Notes and an extraordinary loss on the early retirement of debt decreased net income in the Transition Period by $2.6 million, net of income taxes.

Transition Period Ended September 30, 1996 Compared to Fiscal Year Ended June 30, 1996

   Results of operations for the Transition Period Ended September 30, 1996 include amounts for a three-month period, while results for the fiscal year ended June 30, 1996 include amounts for a twelve-month period. Results (in terms of dollar amounts) for these periods are not directly comparable. Accordingly, management's discussion and analysis for these periods is generally based upon a comparison of specified results as a percentage of net sales.

   Net Sales. The Company's total net sales decreased $304.4 million, or 76.2%, to $95.0 million in the Transition Period from $399.4 million in fiscal 1996 because the Transition Period included only three months of net sales as compared to twelve months in fiscal 1996. Overall pricing was relatively constant between the two periods.

   Gross Profit. Gross profit decreased $124.3 million, or 77.7%, to $35.7 million in the Transition Period from $160.0 million in fiscal 1996. As a percentage of net sales, gross profit decreased to 37.6% in the Transition Period from 40.1% in fiscal 1996, primarily because the products sold during the Transition Period carried a higher average unit cost than the overall average unit cost of products sold in fiscal 1996 due to seasonal sales trends.

   Selling Expense. Selling expense decreased $71.7 million, or 77.4%, to $20.9 million in the Transition Period from $92.6 million in fiscal 1996. As a percentage of net sales, selling expenses decreased to 22.0% in the Transition Period from 23.2% in fiscal 1996, primarily as a result of decreased advertising expense in the Transition Period.

   General and Administrative Expense. General and administrative expense decreased $23.2 million, or 73.0%, to $8.6 million in the Transition Period from $31.8 million in fiscal 1996. As a percentage of net sales, general and administrative expense increased to 9.1% in the Transition Period from 8.0% in fiscal 1996, primarily as a result of the effects of seasonal sales trends in the Transition Period.

   Research and Development Expense. Research and development expense decreased $3.9 million, or 72.2%, to $1.5 million in the Transition Period from $5.4 million in fiscal 1996. As a percentage of net sales, research and development expense increased to 1.6% in the Transition Period from 1.4% in fiscal 1996, primarily as a result of increased support for ongoing product development efforts.

   Recapitalization and Other Special Charges. During the Transition Period ended September 30, 1996, the Company recorded charges totalling $28.4 million, including non-recurring charges related to the Recapitalization and other special charges.

   Non-recurring charges of $12.3 million related to the Recapitalization:

   (i) $5.0 million consisting primarily of $2.2 million in advisory fees paid to the financial advisor to the Company's selling shareholders and various legal and consulting fees of $2.8 million; and

   (ii) $7.3 million of stock option compensation, severance payments and employment contract settlements for the benefit of certain present and former officers, directors and management of the Company.

   Other special charges of $16.1 million:

   (i) $2.7 million of charges related to the exit of certain manufacturing operations located in the United Kingdom;

   (ii) $1.7 million of charges for deferred compensation plan obligations to officers leaving the Company resulting from the curtailment of the plan;

   (iii) $1.5 million of charges reflecting the present value of lease payments for land which new management has determined will not be used for any future productive purpose;

   (iv) $5.6 million in costs and asset writedowns principally related to changes in Renewal Power Station pricing strategies adopted by new management subsequent to the Recapitalization and prior to September 30, 1996; and

   (v) $4.6 million of termination benefits and other charges.

   Further, subsequent to September 30, 1996, the Company anticipates additional non-recurring charges of $2.7 million, primarily in connection with the exit of certain manufacturing operations located in the United Kingdom and organizational restructuring in the United States. In addition, the Company anticipates a write off of $2.0 million of unamortized debt issuance costs related to the Bridge Notes.

   Income (loss) from Operations. Income (loss) from operations decreased $54.0 million, or 178.2%, to $(23.7) million in the Transition Period from $30.3 million in fiscal 1996. As a percentage of net sales, income (loss) from operations decreased to (25.0)% in the Transition Period from 7.5% in fiscal 1996 for the reasons discussed above.

   Net Income (loss). Net income (loss) for the Transition Period decreased $35.2 million, or 246.2%, to (20.9) from $14.3 million in fiscal 1996. As a percentage of net sales, net income (loss) decreased to (22.0)% in the Transition Period from 3.6% in fiscal 1996, primarily because of non-recurring charges related to the Recapitalization and other special charges discussed above. In addition, amortization of deferred finance charges related to the Bridge Notes and an extraordinary loss on the early retirement of debt decreased net income in the Transition Period by $2.6 million, net of income taxes.

Fiscal Year Ended June 30, 1996 Compared to Fiscal Year Ended June 30, 1995

   Net Sales. The Company's total net sales increased $8.4 million, or 2.1%, to $399.4 million in fiscal 1996 from $391.0 million in fiscal 1995, primarily due to higher unit sales of hearing aid batteries, Renewal rechargeable batteries and alkaline batteries, offset in part by decreases in unit sales of heavy duty and lantern batteries. Overall pricing was relatively constant between the two periods. Sales of hearing aid batteries increased as a result of unit sales growth in the overall hearing aid battery market as well as increased penetration by the Company's Loud'n Clear line of hearing aid batteries and the introduction of a new miniature size battery, used in hearing aids that fit completely in the ear. Unit sales of Renewal rechargeable alkaline batteries increased as a result of increased consumer awareness of the benefits of Renewal over nickel-cadmium household rechargeable batteries and disposable batteries and as replacement sales increased to retailers who had sold through their high levels of fiscal 1995 Renewal inventory. The Company's unit sales of alkaline batteries increased as the Company participated to a certain extent in the continued overall growth in the market for alkaline batteries. Unit sales of heavy duty batteries decreased due to the continued worldwide migration away from heavy duty batteries and toward alkaline batteries while unit sales of lantern batteries also decreased due to an overall decline in the lantern battery market.

   Gross Profit. Gross profit increased $6.1 million, or 4.0%, to $160.0 million in fiscal 1996 from $153.9 million in fiscal 1995. Gross profit increased as a percentage of net sales to 40.1% in fiscal 1996 from 39.4% in fiscal 1995.

These increases are primarily attributable to increased sales of higher margin products such as Renewal rechargeable batteries and hearing aid batteries. In addition, the Company experienced manufacturing cost improvements, particularly for alkaline battery raw materials related to the Fennimore Expansion as discussed above.

   Selling Expense. Selling expense increased $8.1 million, or 9.6%, to $92.6 million in fiscal 1996 from $84.5 million in fiscal 1995. Selling expense as a percentage of net sales increased to 23.2% in 1996 from 21.6% in 1995. These increases are primarily attributable to increased advertising costs to promote the Renewal product line as discussed above.

   General and Administrative Expense. General and administrative expense decreased $1.2 million, or 3.6%, to $31.7 million in fiscal 1996 from $32.9 million in fiscal 1995. General and administrative expense as a percentage of net sales decreased from 8.4% in fiscal 1995 to 8.0% in fiscal 1996. These decreases occurred primarily because the $4.0 million payment of management incentives in 1995, as discussed above, was not repeated in fiscal 1996.

   Research and Development Expense. Research and development expense increased $0.4 million, or 8.0%, to $5.4 million in fiscal 1996 from $5.0 million in fiscal 1995 as a result of continued support for ongoing product development efforts.

   Income from Operations. Income from operations decreased $1.2 million, or 3.8%, to $30.3 million, or 7.5% of net sales in fiscal 1996, from $31.5 million, or 8.1% of net sales, in fiscal 1995 for the reasons discussed above and as a result of an increase in depreciation expense, resulting primarily from the Fennimore Expansion.

   Net Income. Net income for fiscal 1996 decreased $2.1 million, or 12.8%, to $14.3 million from $16.4 million in fiscal 1995, principally as a result of decreased income from operations and higher effective tax rates, which increased from 27.6% in 1995 to 32.9% in 1996. The Company's effective income tax rates in fiscal 1996 and fiscal 1995 were impacted by the income tax benefits of the DISC, and fiscal 1995 was also impacted by the utilization of a foreign net operating loss carryforward. The termination of the DISC will result in higher effective tax rates for the Company in future years.

Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

   Net Sales. The Company's total net sales increased $4.8 million, or 1.2%, to $391.0 million in fiscal 1995 from $386.2 million in fiscal 1994, primarily due to higher unit sales of hearing aid batteries and alkaline batteries, offset in part by decreases in unit sales of Renewal rechargeable batteries and lighting products. Overall pricing was relatively constant between the two periods. Sales of hearing aid batteries increased as a result of unit sales growth in the overall hearing aid battery market and the success of a national advertising and promotional campaign by the Company featuring Arnold Palmer. Sales of alkaline batteries increased as a result of the overall unit increased in the market for alkaline batteries. Decreases in unit sales of Renewal rechargeable batteries were principally a result of inventory corrections relating to excess retail inventory accumulated at the time of Renewal's introduction in fiscal 1994 in anticipation of demand which materialized later than expected, and consequently delayed replacement sales. Unit sales of lighting devices decreased due primarily to the successful introduction in the retail flashlight market of a new flashlight product by a competitor.

   Gross Profit. Gross profit increased $2.6 million, or 1.7%, to $153.9 million in fiscal 1995 from $151.3 million in fiscal 1994. Gross profit increased as a percentage of net sales to 39.4% in fiscal 1995 from 39.2% in fiscal 1994. The comparison was favorable primarily because of the one-time $9.5 million manufacturing costs incurred in 1994 due to the Fennimore Expansion, as discussed above, the benefit of which was offset in part by a 1995 increase in foreign sourced raw material costs resulting from the Fennimore Expansion.

   Selling Expense. Selling expense decreased $19.3 million, or 18.6%, to $84.5 million in fiscal 1995 from $103.8 million in fiscal 1994 largely due to a $10.3 million decline in Renewal advertising and promotional expenses from fiscal 1994 when $26.0 million in initial advertising and promotional expenses were incurred in connection with the Renewal Introduction and reduced promotional expenses in other products. Selling expense decreased as a percentage of net sales to 21.6% in fiscal 1995 from 26.9% in fiscal 1994.

   General and Administrative Expense. General and administrative expense increased $3.5 million, or 11.9%, to $32.9 million in fiscal 1995 from $29.4 million in fiscal 1994. General and administrative expense as a percentage of net sales increased from 7.6% in fiscal 1994 to 8.4% in fiscal 1995. This increase occurred as a result of the payment of $4.0 million in management incentives in fiscal 1995.

   Research and Development Expense. Research and development expense decreased $0.7 million, or 12.3%, to $5.0 million in fiscal 1995 from $5.7 million in fiscal 1994 largely due to the temporary assignment of development resources and personnel to the Fennimore Expansion, in fiscal 1995, as discussed above.

   Other Special Charges. In fiscal 1994, the Company recorded a charge of $1.5 million related to a head count reduction in connection with efforts to reduce cost and improve productivity.

   Income from Operations. Income from operations in 1995 increased $20.6 million to $31.5 million, or 8.1% of net sales in fiscal 1995, from $10.9 million, or 2.8% of net sales, in fiscal 1994, for the reasons discussed above.

   Net Income. Net income for fiscal 1995 increased $12.0 million, or 272.7%, to $16.4 million from $4.4 million in fiscal 1994, largely as a result of higher operating earnings (as described above), which were partially offset by increased income tax expense in comparison to a tax benefit in 1994.

Liquidity and Capital Resources

   During the Transition Period, cash provided by operations decreased $18.9 million to $(1.1) million from $17.8 million in fiscal 1996 due primarily to lower net income (as discussed above) and the effect of increases in inventory to meet seasonal sales requirements. Cash provided by (used in) operating activities was $17.8 million, $35.5 million and $(18.7) million in fiscal 1996, 1995 and 1994, respectively. The reduction in cash flow from operating activities in fiscal 1996 compared to fiscal 1995 and the increase in cash flow from operating activities in fiscal 1995 compared to fiscal 1994 were primarily due to substantial inventory reductions in 1995 over 1994 levels that were affected by the Renewal Introduction, and the rebuilding of those inventories in 1996. In addition, cash used in operations in fiscal 1994 was impacted by costs associated with the Renewal Introduction and the Fennimore Expansion. See "--Introduction."

   Capital expenditures during the Transition Period were $1.2 million, reflecting maintenance level spending. Capital expenditures in fiscal 1996, 1995 and 1994 were $6.6 million, $16.9 million and $12.5 million, respectively. Capital expenditures in fiscal 1994 and 1995 reflect the acquisition of equipment used in the Company's improved alkaline production lines, as discussed above, and were therefore substantially in excess of maintenance level capital expenditure requirements.

   During the Transition Period, net cash provided by financing activities increased $15.7 million to $3.7 million from $(12.0) million in fiscal 1996 due primarily to the Recapitalization. Net cash used in financing activities was $12.0 million for fiscal 1996 as compared to $18.3 million in fiscal 1995. The cash was used primarily to reduce the Company's indebtedness. During fiscal 1994, net cash provided by financing activities was $30.8 million as a result of borrowings under the Company's prior revolving credit agreement to fund the working capital increases and capital expenditures discussed above.

   Since the Recapitalization, the Company's primary capital requirements have been, and will continue to be, for debt service, working capital and capital expenditures. The Company believes that cash flow from operating activities and periodic borrowings under the Credit Agreement will be adequate to meet the Company's short-term and long-term liquidity requirements prior to the maturity of its credit facilities, although no assurance can be given in this regard. Under the Credit Agreement, the Revolving Credit Facility provides $65.0 million of revolving credit availability (of which $26.0 million was borrowed at September 13, 1996, and $2.3 million was utilized for outstanding letters of credit). See "Risk Factors--Substantial Leverage; Incurrence of Additional Senior Debt."


   The Company estimates that capital expenditures for fiscal 1997 will be up to $15.0 million, and management is reviewing potential projects to increase manufacturing efficiencies, fund environmental, occupational safety projects and general and administrative projects and enhance the Company's competitiveness and profitability.



   The Company has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al. v. A.E. Staley Manufacturing Company, et al., and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District Court for the District of New Jersey, filed July 29, 1996. The Company is one of almost one hundred defendants named in the above-styled cases. Both cases involve contamination at a former mercury processing plant. One case was brought by the current owner and the other case by a former owner. The complaints in the two cases are identical, with four counts alleging claims for contribution under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the New Jersey Spill Compensation and Control Act ("Spill Act"), the Federal

Declaratory Judgment Act, and the common law. The plaintiffs allege that the Company arranged for the treatment or disposal of hazardous substances at the site. Consequently, the plaintiffs allege, the Company is liable to them for contribution towards the costs of investigating and remediating the site.



   No ad damnum is specified in either complaint. Indeed, the Remedial Investigation and Feasibility Study ("RI/ FS") of the site has just begun. Plaintiff's counsel estimates the cost of the RI/FS to be $4 million. There is no estimate at this juncture as to the actual cost of remediation. The Company is one of approximately 75 defendants who allegedly arranged for treatment or disposal at the site. The remaining defendants are former owners or operators of the site and adjacent industrial facilities which allegedly contributed to the contamination. The plaintiff prepared and distributed to the defendants a "Nexus" memorandum, which described the operation of the facility and the alleged connection of these defendants to it. According to that document, the Company was a significant customer of the facility. However, the Company was not described, as were others, as "one of the largest" or a "major" customer. At this time, the Company is unable to form a judgment that the likelihood of an outcome that would have a material impact on the liquidity of the Company is probable or remote. The cost to remediate the Bergen County Site has not been determined and the Company cannot predict the outcome of these proceedings.


                                   BUSINESS

General

   The Company is the third largest domestic manufacturer of general batteries (D, C, AA, AAA and 9-volt sizes). Within the general battery market, the Company is the leader in the household rechargeable and heavy duty battery segments. The Company is also the leading domestic manufacturer of certain specialty batteries, including hearing aid batteries, lantern batteries and lithium batteries for personal computer memory back-up. In addition, the Company is a leading marketer of flashlights and other battery-powered lighting devices. Established in 1906, the Rayovac brand name is one of the oldest and best recognized names in the battery industry. The Company attributes the longevity and strength of its brand name to its high-quality product line and to the success of its marketing and merchandising initiatives. For the fiscal 1996, the Company had net sales, net income and Adjusted EBITDA (as defined herein) of $399.4 million, $14.3 million and $46.5 million, respectively.

   The Company's broad line of products includes (i) general batteries (including alkaline, heavy duty and rechargeable household batteries), (ii) specialty batteries (including hearing aid, watch, lantern and personal computer memory back-up batteries) and (iii) flashlights and other battery-powered lighting devices. The Company's products are marketed under the names Rayovac, Renewal, Loud'n Clear, ProLine, Lifex, Power Station, Workhorse and Roughneck, as well as several private labels.

   Since the early 1980s, the Company has implemented a number of important strategies that have greatly improved its competitive position. In the general battery market, the Company has become a leader in the mass merchandise retail channel by positioning its products as a value brand, offering batteries of substantially equivalent quality and performance at a discount to those offered by its principal competitors. The Company has also introduced industry-leading merchandising innovations such as the Smart Pack and Smart Strip merchandising systems, in which multiple battery packages are presented together in value-oriented formats. As a result of these programs, the Company had 27% and 26.6% market shares in the mass merchandise channel of the general battery market in fiscal 1996 and in the Transition Period ended September 30, 1996, respectively.

   The Company has complemented its general battery business with successful new product introductions and leading market positions in selected high-margin specialty battery lines. In the domestic hearing aid segment, the Company has achieved a 50% market share as a result of its products' technological capabilities, a strong distribution system and a well developed marketing program. The Company is also the leader in the hearing aid battery market in the United Kingdom and continental Europe. Further, in 1993, the Company introduced the Renewal rechargeable battery, the first alkaline rechargeable battery sold in the United States. Renewal achieved 64% and 63% market shares in the rechargeable household battery category as of July 1996 and September 1996, respectively, and the Company had domestic sales of Renewal products of $27.0 million in fiscal 1996.


   Rayovac markets and sells its products in the United States, Europe, Canada and the Far East through a wide variety of distribution channels, including retail, industrial, professional, original equipment manufacturer ("OEM") and government channels. See note 12 to the Combined Consolidated Financial Statements of the Company included elsewhere herein.

   Rayovac's principal executive offices are located at 601 Rayovac Drive, Madison, Wisconsin 53711-2497, and its telephone number is (608) 275-3340.


Business Strategy

   The Company's objective is to increase sales and profitability by pursuing the following strategies.

   Produce High-Quality Battery Products. In each of its battery product lines, the Company seeks to manufacture a high-quality product. In the alkaline segment, the Company manufactures high-performance battery products of substantially equivalent quality to those offered by its principal competitors. In some of its specialty product segments, such as hearing aid batteries, the Company believes its products have advantages over its competitors' products. The Company focuses its quality improvement efforts on lengthening service life and enhancing reliability and, in the case of hearing aid batteries, the Company also focuses on product miniaturization.


   Leverage Value Brand Position. The Company has established a position as the leading value brand in the U.S. general alkaline battery market, by focusing on the mass merchandise channel. The Company achieved this position by (i) offering batteries of substantially equivalent quality and performance to those offered by its principal competitors at a retail price discount,
(ii) emphasizing innovative in-store merchandising programs and (iii) offering retailers attractive wholesale margins. The mass merchandise segment has generated significant growth in the U.S. retail battery market over the last five years and the Company's positioning in this segment should allow it to continue to take advantage of any future segment growth.


   Expand Retail Distribution Channels. The Company plans to expand its presence in food stores, drug stores, warehouse clubs and other distribution channels on which the Company historically has not focused significant marketing and sales efforts. Food stores, drug stores and warehouse clubs accounted for 1.5 billion general battery units and $1.2 billion in revenues in the U.S. retail battery market in 1995. Management believes that Rayovac's value-oriented general battery products and merchandising programs make the Company an attractive supplier to these channels.

   Focus on Niche Markets. The Company has developed leading positions in several important niche markets. Total net sales of batteries in these markets (including those for hearing aid, rechargeable, lantern and heavy duty batteries and for lithium coin cells for personal computer memory back-up) comprised 47.9% of the Company's fiscal 1996 net sales. The Company tailors its strategy in each of these market niches to accommodate each market's characteristics and competitive profile.


   Expand Rechargeable Battery Market Segment. The Company intends to expand its leading share of the rechargeable household battery market through continued marketing of the economic benefit to consumers of Renewal, the Company's long-life alkaline rechargeable battery. Although approximately twice the retail price of a regular alkaline battery, a Renewal battery can be recharged at least 25 times, providing the approximate aggregate energy of 10 regular alkaline batteries. Consequently, Renewal provides significant economic benefits to consumers over regular alkaline batteries. In addition, alkaline rechargeables are superior to nickel cadmium rechargeables because they are sold fully charged, retain their charge better and are environmentally safer. Management believes that as the Company educates consumers about these benefits, the Company will have a substantial opportunity to expand the rechargeable household battery segment and increase its market share.


Battery Industry

   The U.S. battery industry had aggregate sales in 1995 of approximately $4.1 billion as set forth below.

 1995 U.S. Battery Industry Sales   (Dollars in billions)
Retail:
 General                                    $2.3
 Specialty:
  Hearing aid                                0.2
  Other specialty                            0.9
Industrial, OEM and Government               0.7
                                             ---
                                            $4.1
                                            ====

   Retail sales of general batteries represented $2.3 billion of aggregate U.S. battery industry sales in 1995. As set forth below, this segment has experienced steady growth, with compound annual unit sales growth since 1986 of 5.3%.


[LINE GRAPH]

   RETAIL GENERAL BATTERY MARKET
   Total Retail General Batteries

     Dollars       Units
      (Mil)        (Mil)
1985   1426         1805
1986   1538         1923
1987   1648         2030
1988   1740         2132
1989   1792         2106
1990   1834         2225
1991   1912         2358
1992   2003         2543
1993   2099         2715
1994   2192         2910
1995   2310         3071
1996   2497         3250

Source: A.C. Nielsen Scanner Data
        A.C. Nielsen Consumer Panel Data

[end line chart]

[/LINE CHART]


   Growth in retail battery industry sales has been largely due to (i) the proliferation and popularity of uses of battery- powered devices (such as remote controls, personal radios and cassette players, pagers, portable compact disc players, electronic and video games and battery-powered toys),
(ii) the miniaturization of battery-powered devices, which has resulted in consumption of a larger number of smaller batteries, and (iii) increased purchases of multiple-battery packages for household "pantry" inventory. These factors have increased the average household usage of batteries from an estimated 23 batteries per year in 1986 to an estimated 33 batteries per year in 1995.

   Retail sales of general and specialty batteries represent the largest portion of the U.S. battery industry, accounting for 82.9% of sales in 1995. Batteries are popular with many retailers because they enjoy attractive profit margins on battery products and are able to maximize overall battery sales by displaying batteries in several locations within each store to attract impulse purchases.

   In line with general retailing trends, increased battery sales through mass merchandisers and warehouse clubs have driven the overall growth of retail battery sales. Mass merchandisers were responsible for 54.0% of the total increase in general battery retail dollar sales between 1991 and 1995 and, together with warehouse clubs, accounted for 45.0% of total retail battery sales in 1995.

   The U.S. battery industry is dominated by three manufacturers, including the Company, each of which manufactures and markets a wide variety of batteries. Together, Duracell, Energizer and Rayovac accounted for 90.3% and 89.6% of the U.S. retail general battery market in fiscal 1996 and in the Transition Period ended September 30, 1996, respectively.

Products

   Rayovac develops, manufactures and markets a wide variety of batteries and battery-powered lighting devices. The Company's broad line of products includes (i) general batteries (including alkaline, heavy duty and rechargeable batteries), (ii) specialty batteries (including hearing aid, watch, lantern and personal computer clock and memory back-up batteries) and
(iii) flashlights and other battery-powered lighting devices. General batteries (D, C, AA, AAA and 9-volt sizes) are used in devices such as flashlights, radios, remote controls, personal radios and cassette players, pagers, portable compact disc players, electronic and video games and battery-powered toys, as well as a variety of battery-powered industrial applications.

   Of the Company's specialty batteries, button cells are used in smaller devices (such as hearing aids and watches), lithium coin cells are used in cameras, calculators, communication equipment, medical instrumentation and personal computer clocks and memory back-up systems, and lantern batteries are used almost exclusively in battery-powered lanterns. The Company's battery-powered lighting devices include flashlights, lanterns and similar portable products and related bulbs.

   A description of the Company's battery products including their typical uses is set forth below.


                           General Batteries                                             Specialty
Technology:             Alkaline           Zinc             Lithium                Silver           Zinc Air      Zinc
Types/            - Disposable        - Heavy Duty             --                    --                --       Lantern (Zinc
Common Name:      - Rechargeable      (Zinc Chloride)                                                           Chloride and Zinc
                                      - General                                                                 Carbon)
                                      Purpose (Zinc
                                      Carbon)
Sizes:               D, C, AA, AAA, 9-volt(1) for         5 primary sizes     10 primary sizes      5 sizes     Standard lantern
                        both Alkaline and Zinc
Typical Uses:     All standard household applications     Personal computer   Watches               Hearing     Beam lanterns
                  including pagers, personal radios and   clocks and memory                         aids        Camping lanterns
                  cassette players, remote controls and   back-up
                  a wide variety of industrial
                  applications

(1) The Company does not produce 9-volt rechargeable batteries.

   Net sales data for the Company's products for fiscal 1995, fiscal 1996 and the Transition Period are set forth below.


                                              Percentage of
                                            Company Net Sales
                                            Fiscal Year Ended     Transition
                                                 June 30,        Period Ended
                                            ------------------   September 30,
Product Type                                  1995     1996          1996
                                                                ---------------
General:
Alkaline                                      42.2%     43.0%        40.6%
Heavy Duty                                    14.2      12.3         12.6
Rechargeable Batteries and Rechargers          5.5       7.0          5.1
                                              -----     -----        -----
 Total                                        61.9      62.3         58.3
Specialty Batteries:
Hearing Aid                                   12.6      14.7         14.3
Other Specialty Batteries                     16.9      13.9         16.3
                                              -----     -----        -----
 Total                                        29.5      28.6         30.6
Battery-Powered Lighting Devices/Other         8.6       9.1         11.1
                                              -----     -----        -----
 Total                                       100.0%    100.0%       100.0%
                                              =====     =====        =====



General Batteries


   Alkaline Batteries. Alkaline batteries are based on technology which first gained widespread application during the 1980s. Alkaline batteries provide greater average energy per cell and considerably longer service life than traditional zinc chloride (heavy duty) or zinc carbon (general purpose) batteries, the dominant battery types throughout the world until the 1980s. Alkaline performance superiority has resulted in alkaline batteries steadily displacing zinc chloride and zinc carbon batteries. In the domestic retail general battery market, for instance, alkaline batteries represented 86.0% and 86.3% of total battery unit sales in fiscal 1996 and in the Transition Period ended September 30, 1996, respectively, despite higher per battery prices than zinc batteries.

   Rayovac produces a full line of alkaline batteries including D, C, AA, AAA and 9-volt size batteries for both consumers and industrial customers. The Company's alkaline batteries are sold primarily under the Rayovac name, although the Company also engages in limited private label manufacture of alkaline batteries. AA and AAA size batteries are often used with smaller electronic devices such as remote controls, photography equipment, personal radios and cassette players, pagers, portable compact disc players and electronic and video games. AA and AAA size batteries were the Company's best selling alkaline batteries in fiscal 1996. C and D size batteries are generally used in devices such as flashlights, lanterns, radios, cassette players and battery-powered toys.

   The Company regularly tests the performance of its alkaline batteries against those of its competitors across a number of applications and battery sizes using American National Standards Institute ("ANSI") testing criteria, the standardized testing criteria generally used by industry participants to evaluate battery performance. Although relative performance varies based on battery size and device tests, the performance of the Company's alkaline batteries and those of its competitors are substantially equivalent on average. The Company's performance comparison results are corroborated by recently published independent test results.

   In fiscal 1996 and in the Transition Period ended September 30, 1996, the Company had 11.2% and 10.9% overall alkaline battery market shares, respectively, and, within the same period, the Company had 19.9% and 20.1% alkaline battery market shares, respectively, within the mass merchandise retail channel.

   Heavy Duty Batteries. Heavy duty batteries include zinc chloride batteries designed for low and medium- drain devices such as lanterns, flashlights, radios and remote controls. The Company produces a full line of heavy duty batteries, although AA, C and D size heavy duty batteries together accounted for 90% of the Company's heavy duty battery sales in fiscal 1996. The Company also produces zinc carbon ("general purpose") batteries which accounted for less than 1% of the Company's net sales.

   The Company had 44.5% and 44.0% market shares in the heavy duty battery market in fiscal 1996 and in the Transition Period ended September 30, 1996, respectively. Generally, the size of the heavy duty battery market has been decreasing because of increased sales of alkaline batteries for uses traditionally served by non-alkaline batteries.

   Rechargeable Batteries. There are currently two types of rechargeable household batteries available to consumers. Traditional rechargeable batteries are based on a technology employing nickel and cadmium. Some states now impose costly and burdensome collection requirements on retailers of nickel-cadmium rechargeable batteries due to their cadmium content, and a nationwide voluntary collection program is now being introduced for these batteries. Alkaline rechargeable batteries are based on more advanced alkaline technology. Rayovac is currently the only domestic manufacturer of alkaline rechargeable batteries.


   In 1993, the Company introduced its rechargeable alkaline battery under the name Renewal. Renewal rechargeable batteries can be reused at least 25 times when recharged in a Power Station, the proprietary recharging unit designed specifically for Renewal batteries. A Renewal rechargeable battery can thus provide the aggregate charge of approximately 10 regular alkaline batteries. The actual and potential benefits of Renewal rechargeable batteries are significant. Although twice the price of a regular alkaline battery, a Renewal battery is approximately half the price of a nickel-cadmium rechargeable battery, and its rechargeable feature gives it significant economic benefits over regular alkaline batteries with similar performance features. Moreover, unlike nickel-cadmium rechargeable batteries, which must be charged before initial use and lose charge at a rate of approximately 1% per day, a Renewal rechargeable battery comes fully charged before its first use and can retain 85% of its initial charge for up to five years. Renewal batteries have no cadmium or mercury added and are, therefore, exempt from legislation relating to the collection and disposal of such substances. The Company believes that its Renewal rechargeable battery is the best performing, most environmentally responsible rechargeable battery for general household use on the market today.


   The Company is the market leader in the household rechargeable battery market segment with market shares of 64.2% and 63.1% in fiscal 1996 and in the Transition Period ended September 30, 1996, respectively. The Company believes there is significant opportunity to further expand this market segment and that the key to the long-term success of the Renewal product line is to raise awareness and understanding of its benefits over nickel- cadmium rechargeables and alkaline disposables and to persuade more consumers to use rechargeable batteries.

Specialty Batteries

   Hearing Aid Batteries. The U.S. hearing aid battery industry had aggregate sales in 1995 of approximately $213 million. The Company estimates that there are currently 26 million hearing-impaired individuals in the United States and only 5.5 million hearing aid users. There are several sizes of hearing aid batteries which are designed for use with various types and sizes of hearing aids. The trend in the hearing aid industry is toward miniaturization. As hearing aids have become smaller, hearing aid use has increased and hearing aid battery consumption has increased significantly, as smaller batteries generally must be replaced more often than larger batteries. Consistent with this trend, the Company's hearing aid battery unit sales have increased from 134.5 million units in fiscal 1992 to 193.4 million units in fiscal 1996, an average annual increase of 9.5%. As the appeal of hearing aids to potential users broadens with the decreasing size of hearing aids, and as the age of the U.S. and western European populations increases, the Company expects the hearing aid battery market to continue to grow.

   The Company produces five sizes and two types of zinc air button cells for use in hearing aids, which are sold under the Loud'n Clear and ProLine brand names and under several private labels, including Beltone, Miracle Ear and Siemens. Zinc air is a highly reliable, high energy density, lightweight battery system with performance superior to that of traditional hearing aid batteries. The Company had the number one market position in the U.S. hearing aid battery market in fiscal 1996, with a market share of 50%. This strong market position is the result of hearing aid battery products with superior technological capabilities, consistent product performance, a strong distribution system and an extensive marketing program. The Company is currently the only manufacturer of the smallest (5A size) hearing aid battery and is one of only two manufacturers of the next smallest (10A size) hearing aid battery. The Company's zinc air button cells offer consistently superior performance, capacity and reliability based on ANSI testing criteria as applied by the Company.

   Other Specialty Batteries. The Company's other specialty battery products include non-hearing aid button cells, lithium coin cells and lantern batteries.

   The Company produces button and coin cells for watches, cameras, calculators, communications equipment and medical instrumentation. The Company's market shares within each of these categories vary.

   The Company's Lifex lithium coin cells are high-quality lithium batteries with certain performance advantages over other lithium battery systems. These products are used in calculators and personal computer clocks and memory back-up systems. Lifex lithium coin cells have outstanding shelf life and excellent performance. The Company believes that the market for lithium personal computer memory back-up batteries has significant potential to grow as the personal computer market grows.

   The Company also produces a wide range of consumer and industrial lantern batteries. In fiscal 1996 and in the Transition Period ended September 30, 1996, the Company held 47.2% and 44.9% market shares, respectively, in the retail lantern battery market, which has experienced declines in recent years with the increased popularity of alternate technologies to lanterns.

Battery-Powered Lighting Devices/Other

   The Company is a leading marketer of battery-powered lighting devices, including flashlights, lanterns and similar portable products and related bulbs for the retail and industrial markets. In fiscal 1996 and in the Transition Period ended September 30, 1996, the Company's products accounted for 9.9% and 14.2% of aggregate lighting product retail dollar sales in the mass merchandise retail market segment, respectively. Rayovac has established its position in this market based on consistent quality products and on innovative product packaging. The battery- powered lighting device industry is highly competitive and includes a greater number of competitors than the U.S. battery industry.

Marketing and Distribution

   General
The Company promotes its batteries and lighting devices through a variety of means, including in-store displays, promotional programs and television advertising. The Company also sponsors various trade and consumer promotions intended to foster brand awareness and to maintain multiple, favorable display positions in retail stores. Generally, the Company tailors its marketing and distribution strategy to fit its respective products and the growth and competitive profiles of their respective markets. Rayovac maintains its own U.S. sales force and utilizes a network of independent brokers to service participants in selected distribution channels.

   General Batteries
Alkaline and Heavy Duty. The Company has positioned its alkaline general batteries as a value brand, offering batteries of substantially equivalent quality and performance at a discount to those offered by its principal competitors. Value pricing is also important to the Company because it spends significantly less in advertising than its competitors to market its products. Rather, in addition to pricing, the Company has relied on product quality, innovative in-store merchandising programs and attractive margins for retailers to build market share. Rayovac's introduction of Smart Pack multiple battery packages with user-friendly features such as cardboard zipper tops and display concepts such as promotional pallet programs and Smart Strip vending devices have enabled the Company to incrementally merchandise its products and take full advantage of the impulse nature of many battery purchases. The Company also works with individual retail channel participants to develop unique promotions and attempts to provide retailers with attractive profit margins to encourage retailer brand support.

   Rechargeable Batteries. The Company's marketing strategy for its rechargeable battery product line focuses on generating consumer interest in Renewal rechargeable batteries. Under this strategy, the Company has made substantial advertising and marketing investments to establish the Renewal brand as the industry standard. From fiscal 1994 through fiscal 1996, the Company spent an aggregate of $62.0 million to promote Renewal battery products.

   As part of its marketing strategy, the Company actively pursues OEM arrangements and other alliances with major electronic device manufacturers. To date, the Company has entered into agreements with thirteen such manufacturers including Phillips Consumer Electronics' Magnavox Division, Texas Instruments, Case Logic and Gerber Products. In each case, the particular consumer product is shipped with Renewal batteries and/or a rebate offer for a Power Station recharging unit. The Company expects to continue to enter into similar arrangements with other manufacturers of consumer products.

   Specialty Batteries
Hearing Aid Batteries. To market and distribute its hearing aid battery products, the Company has developed a highly successful national advertising campaign for its products, which features Arnold Palmer. A binaural wearer and user of Rayovac hearing aid batteries, Mr. Palmer has been extremely effective in promoting the use of hearing aids, expanding the market and communicating the specific product benefits of Rayovac hearing aid batteries. Additionally, the Company believes that it has developed strong relationships with hearing aid manufacturers and audiologists, the primary purveyors of hearing aids. The Company has also established relationships with major Pacific Rim hearing aid battery distributors to take full advantage of anticipated global market growth.

   Other Specialty Batteries. The Company plans to continue to develop relationships with manufacturers of communications equipment and other products in an effort to expand its share of the non-hearing aid button cell market.

   With regard to lithium coin cells, the Company plans to continue to penetrate further the OEM portable personal computer market, as well as to broaden its customer base by focusing additional marketing and distribution efforts on telecommunication and medical equipment manufacturers.

   The Company's lantern battery strategy is to focus on profit maximization and to maintain sales volume.

   Lighting Devices/Other
The Company plans to further expand its lighting devices market share by focusing on non-mass merchandise retail channels such as hardware and home centers and warehouse clubs, and by using the strategies that have brought success to the Company in the mass merchandise retail channel.

Manufacturing and Raw Materials

   The Company has modernized many of its manufacturing lines and its manufacturing processes are highly automated and efficient.

   During the past five years, Rayovac has spent significant resources on capital improvements, which have enabled Rayovac to increase the quality and service life of its alkaline batteries and to increase its manufacturing capacity. Management believes that Rayovac's manufacturing capacity is sufficient to meet its anticipated production requirements.

   The most significant raw materials used by Rayovac in its manufacture of batteries are graphite, steel, zinc powder and electrolytic manganese dioxide powder. There are a number of worldwide sources for all necessary raw materials, and management believes that Rayovac will continue to have access to adequate quantities of such materials at competitive prices. The Company regularly engages in forward purchases and hedging transactions to effectively manage raw material costs and inventory relative to anticipated production requirements.

   Rayovac manufactures batteries in the United States and the United
Kingdom.

Research and Development

   The Company's research and development group includes approximately 110 employees. The Company's research and development efforts focus primarily on performance and cost improvements of existing products and technologies and in recent years have led to advances in alkaline, heavy duty and lithium chemistries, as well as zinc air hearing aid batteries and enhancements of licensed rechargeable alkaline technology. The success of these efforts is most apparent with hearing aid battery products where the Company is the only manufacturer of the smallest (5A size) hearing aid battery and is one of only two manufacturers of the next smallest (10A size) hearing aid battery.

   The Company continues to engage in research and development efforts in an attempt to assure that the Company's products remain technologically competitive in the future.

Patents, Trademarks and Licenses

   The Company's success and ability to compete is dependent in part upon its technology. The Company relies upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants, to establish and protect its technology and other intellectual property rights.

   Rayovac owns or licenses from third parties a considerable number of patents and patent applications throughout the world, primarily for battery product improvements, additional features and manufacturing equipment. The Company also uses a number of trademarks in its business, including Rayovac(R), Renewal(R), Loud' n Clear(R), ProLine(R), Lifex(tm), Smart Pack(R), Smart Strip(tm), Workhorse(R) and Roughneck(R). The Company relies on both registered and common law trademarks in the United States to protect its trademark rights. The Rayovac(R) mark is also registered in countries outside the United States, including in Europe and the Far East. The Company does not have any right to the trademark "Rayovac" in Brazil, where the mark is owned by an independent third-party battery manufacturer.

   The Company has obtained a non-exclusive license to use certain technology underlying its Renewal rechargeable battery line to manufacture such batteries in the United States, Puerto Rico and Mexico and to sell and distribute batteries based on the licensed technology worldwide. This license terminates with the expiration of the last-expiring patent covering the licensed technology and, although non-exclusive, the license provides that the source technology will not be licensed (i) to any new licensee for manufacturing rights within the United States, Puerto Rico or Mexico or (ii) to Duracell or Energizer anywhere in the world, pursuant to which the new licensee may commence manufacture of products employing such licensed technology before a period of 12 months has expired from the giving of written notice to the Company of the commencement of a manufacturing right under such a license. No such notice has been served. In addition, in the conduct of its business, the Company relies upon other licensed technology in the manufacture of its products.

   Rayovac has granted exclusive, perpetual, royalty-free licenses for the use of certain of the Company's technology, patents and trademarks (including the "Rayovac" mark) in connection with zinc carbon and alkaline batteries and certain lighting devices in many countries outside the United States, including Latin America.

Competition

   The Company believes that the markets for its products are highly competitive. Duracell and Energizer are the Company's primary battery industry competitors. Although other competitors often seek to enter this market, the Company believes that the new market entrants will need significant financial and other resources to service the U.S. marketplace. Substantial capital expenditures would be required to establish battery manufacturing operations. Rayovac and its primary competitors enjoy significant advantages in having established brand recognition and distribution channels, which have historically been and will likely continue to be difficult for new market entrants to overcome.

   Competition in the battery industry is based upon price, quality, performance, brand name recognition, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies.

   In comparison to the U.S. battery market, the international battery market generally has more competitors, is as highly competitive and has similar methods of competition.

Employees

   As of November 15, 1996, the Company had approximately 2,295 employees. The Company believes its relationship with its employees is good and there have been no work stoppages involving Company employees since 1981. A significant number of the Company's factory employees are represented by one of four labor unions. The Company has recently entered into a collective bargaining agreement with its Madison, Wisconsin employees which expires in 2000. The Company's other collective bargaining agreements are scheduled to expire in 1997 and 1998.

Properties and Equipment

   The following table sets forth information regarding the Company's eight manufacturing sites in the United States and the United Kingdom:

       Location                      Product                Owned/Leased    Square Feet
Fennimore, WI          Alkaline batteries and Renewal           Owned         176,000
                       rechargeable batteries
Kinston, NC            Battery-powered flashlights and          Owned         164,800
                       lanterns
Madison, WI            Heavy duty/general purpose batteries     Owned         158,000
Portage, WI            Zinc air and silver button cells         Owned          62,000
Appleton, WI           Lithium coin cells and alkaline          Owned          60,600
                       computer batteries
Wonewoc, WI            Battery-powered lanterns and lantern     Leased         60,000
                       batteries
Newton Aycliffe, UK    Alkaline and zinc carbon batteries       Leased         95,000
Washington, UK         Mercuric oxide and zinc air button cells Leased         63,000

   Over the last four years the Company has invested in all of its major battery facilities. During this period, the Company invested $35.0 million in connection with the Fennimore Expansion. Additional investments in zinc air battery production have helped to increase output and precision of assembly as well as to increase the capacity of critical component manufacturing. Investments in lithium coin cell production have been used to build capacity for newly developed sizes of lithium coin cells as well as to increase capacity of the largest volume sizes of such cells.

   The Company believes that its facilities, in general, are adequate for its present and currently foreseeable needs.

Environmental Matters

   The Company's facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment, including those governing discharges to the air and water, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. The Company has a proactive environmental management program, which program includes the use of periodic comprehensive environmental audits to detect and correct practices that are in violation of environmental laws or inconsistent with best management practices. Based on information currently available to Company management, the Company believes that it is substantially in compliance with applicable environmental regulations at its facilities, although no assurance can be provided with respect to such compliance in the future. There are no pending proceedings against the Company alleging that the Company is or has been in violation of environmental laws.

   The Company has from time to time been required to address the impact of historic activities on the environmental condition of its properties, including without limitation the impact of releases from underground storage tanks. Several Company facilities have been in operation for many years and are constructed on fill that includes, among other materials, used batteries containing various heavy metals. The Company has accepted deed restrictions on certain of these properties as a means of providing notice to others of conditions on these properties. Although the Company is currently engaged in remedial projects at a few of its facilities, the Company does not expect that such projects will cause it to incur material expenditures. Nonetheless, the Company has not conducted invasive testing to identify all potential risks and, given the age of the Company's facilities and the nature of the

Company's operations, there can be no assurance that the Company will not incur material liabilities in the future with respect to its current or former facilities.


   The Company has recently been notified that its former manganese processing facility in Covington, Tennessee is being evaluated by TDEC for a determination as to whether the facility should be added to the National Priorities List as a Superfund site pursuant to CERCLA. Groundwater monitoring at the site conducted pursuant to the post-closure maintenance of solid waste lagoons on site, and recent groundwater testing beneath former process areas on site, indicate that there are elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the site. The Company has completed closure of the aforementioned lagoons and has completed the remediation of a stream that borders the site. The Company cannot predict the outcome of TDEC's investigation of the site.



   The Company has been and is subject to several proceedings related to its disposal of industrial and hazardous waste at off-site disposal locations, under CERCLA or analogous state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for the costs incurred in responding to the release or threatened release of hazardous substances from such sites. Current and former owners and operators of such sites, and transporters of waste who participated in the selection of such sites, are also strictly liable for such costs. Liability under CERCLA is generally "joint and several," so that a responsible party under CERCLA may be held liable for all of the costs incurred at a particular site. However, as a practical matter, liability at such sites generally is allocated among all of the viable responsible parties. Some of the most significant factors for allocating liabilities to persons that disposed of wastes at Superfund sites are the relative volume of waste such persons sent to the site and the toxicity of their waste streams. Except for the matters specifically described below, the Company does not believe that any of its pending CERCLA matters, either individually or in the aggregate, will have a material impact on the Company's operations, financial condition, or liquidity.



   The Company has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al, v. A.E. Staley Manufacturing Company, et al., and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District Court for the District of New Jersey, filed July 29, 1996. The Company is one of almost one hundred defendants named in the above-styled cases. Both cases involve contamination at a former mercury processing plant. One case was brought by the current owner and the other case by a former owner. The complaints in the two cases are identical, with four counts alleging claims for contribution under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the New Jersey Spill Compensation and Control Act ("Spill Act"), the Federal Declaratory Judgment Act, and the common law. The plaintiffs allege that the Company arranged for the treatment or disposal of hazardous substances at the site. Consequently, the plaintiffs allege, the Company is liable to them for contribution towards the costs of investigating and remediating the site.



   No ad damnum is specified in either complaint. Indeed, the Remedial Investigation and Feasibility Study ("RI/FS") of the site has just begun. Plaintiff's counsel estimates the cost of the RI/FS to be $4 million. There is no estimate at this juncture as to the actual cost of remediation. The Company is one of approximately 75 defendants who allegedly arranged for treatment or disposal at the site. The remaining defendants are former owners or operators of the site and adjacent industrial facilities which allegedly contributed to the contamination. The plaintiff prepared and distributed to the defendants a "Nexus" memorandum, which described the operation of the facility and the alleged connection of these defendants to it. According to that document, the Company was a significant customer of the facility. However, the Company was not described, as were others, as "one of the largest" or a "major" customer. The cost to remediate the Bergen County Site has not been determined and the Company cannot predict the outcome of these proceedings.



   There can be no assurances that additional proceedings relating to off-site disposal locations will not arise in the future or that such proceedings will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk
Factors--Environmental Matters." As of September 30, 1996, the Company has reserved $2.1 million for known on-site and off-site environmental liabilities. The Company believes these reserves are adequate, although there can be no assurance that this amount will be adequate to cover such matters.

Legal Proceedings

   In the ordinary course of business, various suits and claims are filed against the Company. The Company is not party to any legal proceedings which, in the opinion of management of the Company, will have a material adverse effect on the Company's business or financial condition. The Company has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al. v. A.E. Staley Manufacturing Company, et al. and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District Court for the District of New Jersey, filed July 29, 1996). The cost to remediate the site that is the subject of these lawsuits, and the Company's ultimate share (if any) of the remedial costs for this site, have not been determined and the Company cannot predict the outcome of these proceedings. See "Risk Factors--Environmental Matters;" "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources;" and "Business-- Environmental Matters."

                                  MANAGEMENT

Directors and Executive Officers

   Set forth below is certain information regarding each director and executive officer of the Company:

         Name           Age               Position and Offices
David A. Jones           47  Chairman of the Board, Chief Executive Officer
                             and President
Kent J. Hussey           50  Executive Vice President of Finance and
                             Administration and Chief Financial Officer
Roger F. Warren          55  President/International and Contract Micropower
                             and Director
Trygve Lonnebotn         59  Executive Vice President of Operations and Director
Merrell M. Tomlin        44  Senior Vice President Sales
James A. Broderick       53  Vice President and General Counsel
Kenneth V. Biller        48  Vice President and General Manager of Lighting
                             Products & Industrial
Scott A. Schoen          38  Director
Thomas R. Shepherd       66  Director
Warren C. Smith, Jr.     40  Director

   Mr. Jones is the Chairman of the Board, Chief Executive Officer and President of the Company. Between February 1995 and March 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company, a manufacturer of vacuum cleaners and other floor care equipment. Mr. Jones has over 25 years of experience working in the consumer durables industry, most recently in management of operations, manufacturing and marketing.

   Mr. Hussey is a director of the Company and has served as Executive Vice President of Finance and Administration and Chief Financial Officer since October 1, 1996. Prior to that time and since 1994, Mr. Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals, and from 1991 to 1994 he served as Vice President and Chief Financial Officer of The Regina Company.

   Mr. Warren is a director of the Company and has served as President/International and Contract Micropower of the Company since 1995. Since joining the Company in 1985, Mr. Warren has held several positions including Executive Vice President and General Manager and Senior Vice President and General Manager/International.

   Mr. Lonnebotn is a director of the Company and, since 1985, has served as Executive Vice President of Operations. He joined Rayovac in 1965.

   Mr. Tomlin is the Senior Vice President Sales of the Company. From March 1996 to September 30, 1996, Mr. Tomlin served as Vice President Sales of Braun of North America/Thermoscan and from August 1995 to March 1996, he served as Vice President Sales of Thermoscan, Inc. Prior to that time, Mr. Tomlin was Vice President Sales of various divisions of Casio Electronics.

   Mr. Broderick is Vice President and General Counsel for Rayovac and has held these positions since 1985.

   Mr. Biller has been Vice President and General Manager of Lighting Products & Industrial since 1995. Mr. Biller joined the Company in 1972 and has held several positions, including Director of Technology/Battery Products, Madison Plant Manager and Vice President of Manufacturing.

   Mr. Schoen is a Managing Director of THL Co., which he joined in 1986. In addition, Mr. Schoen is a Vice President of Thomas H. Lee Advisors I and Thomas H. Lee Advisors II. He is also a director of First Alert, Inc., Health
o meter Products, Inc., LaSalle Re Holdings and various private corporations.

   Mr. Shepherd is a Managing Director of THL Co. and has been engaged as a consultant to THL Co. since 1986. In addition, Mr. Shepherd is Executive Vice President of Thomas H. Lee Advisors I and an officer of various other THL Co. affiliates. He is also a director of General Nutrition Companies, Inc. and various private corporations.

   Mr. Smith is a Managing Director of THL Co. and has been employed by THL Co. since 1990. In addition, Mr. Smith is Vice President of Thomas H. Lee Advisors II. He is also a director of Finlay Enterprises, Inc., Finlay Fine Jewelry Corporation and various private corporations.

Board Committees

   The Board has established an Audit Committee and a Compensation Committee. The members of the Audit Committee and the Compensation Committee are Messrs. Schoen, Shepherd and Smith.

Executive Compensation

   The following table sets forth compensation paid to the former Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company during fiscal 1996 and during the Transition Period ended September 30, 1996 (the "Named Executive Officers") for services rendered in all capacities to the Company.

                                                                                Other
                                                                               Annual       All Other
                                                                               Compen-    Compensation
   Name and Principal Position           Year         Salary ($)  Bonus ($)  sation ($)        ($)
 --------------------------------  ----------------------------- ----------- ----------- ---------------
Thomas F. Pyle, Jr., Former
  Chairman, President and Chief          1996          $640,500                $25,300
  Executive Officer               Transition Period     138,800                 26,900
David A. Jones, Chairman,
  President and Chief Executive
  Officer                         Transition Period      19,700   $179,500
Judith D. Pyle, Former Vice
  Chairman and Senior Vice               1996           248,100                  6,500
  President of Marketing          Transition Period      53,800                  8,200
Marvin G. Siegert, Former
  Executive Vice President of
  Finance and Administration and         1996          231,000                 11,600
  Chief Financial Officer         Transition Period      60,100                 10,800
Roger F. Warren, Executive
  Vice President and                     1996          248,100                 11,000
  General Manager                 Transition Period      64,500                             $486,600 (1)
Trygve Lonnebotn,
  Executive Vice President               1996          231,000                  9,300
  of Operations                   Transition Period      60,100                              377,800 (1)

-------------
(1) Represents amounts paid by the Company in connection with the Recapitalization.

Option Grants and Exercises

   In connection with the Recapitalization, the Board adopted the Rayovac Corporation 1996 Stock Option Plan (the "Plan"). Pursuant to the Plan, the aggregate number of shares of Common Stock as to which options may be granted equals 3,000,000. The Board has granted an aggregate of 1,464,339 options, 911,577 of which have been granted to David A. Jones in accordance with the terms of his employment agreement. See "--Employment Agreement."

   The following table discloses the grants of stock options during fiscal 1996 to the Named Executive Officers. Other than Mr. Siegert, the Named Executive Officers did not receive any grant of stock options in fiscal 1996 or in the Transition Period ended September 30, 1996.

                    Option/SAR Grants in Fiscal Year 1996

                                                                                    Potential realizable
                                                                                      value at assumed
                                                                                    annual rates of stock
                                                                                   price appreciation for
                                          Individual Grants                              option term
                     ----------------------------------------------------------- --------------------------
                       Number of    Percent of Total
                       Securities     Options/SARs    Exercise
                       Underlying      Granted to      or Base
                      Options/SARs    Employees in      Price
Name                  Granted (#)      Fiscal Year     ($/Sh)   Expiration Date      5% ($)       10% ($)
Marvin G. Siegert       350,000            100%         $1.15       1/4/2006       $2,097,756   $3,579,569

   Mr. Siegert's options were exercised and the shares of Common Stock received upon such exercise were sold in connection with the Recapitalization.

Compensation Committee Interlocks and Insider Participation

   During fiscal 1996, the Compensation Committee of the Board was comprised of Benjamin Garmer, Judith D. Pyle and Marvin G. Siegert. During their fiscal 1996 service on the Compensation Committee, Ms. Pyle was the Vice Chairman and Senior Vice President of Marketing of the Company and Mr. Seigert was the Executive Vice President of Finance and Administration and Chief Financial Officer and Ms. Pyle and Mr. Siegert participated in all compensation decisions including those relating to their own compensation. Ms. Pyle is the wife of Thomas F. Pyle, Jr., former Chairman, President and Chief Executive Officer of the Company and currently a consultant to the Company. See "Certain Relationships and Related Transactions."

Employment Agreement

   Under the employment agreement between David A. Jones and the Company (the "Jones Employment Agreement"), Mr. Jones is entitled to a salary of $400,000 per annum (which may be increased from time to time at the discretion of the Board) and an annual bonus based upon the Company achieving certain annual performance goals established by the Board. The Company has also granted Mr. Jones options to purchase 911,577 shares of Common Stock at $4.39 per share, half of which become exercisable at a rate of 20% per year over a five-year period and the other half of which become exercisable at the end of ten years with accelerated vesting over each of the next five fiscal years if the Company achieves certain performance goals. In connection with the Recapitalization, Mr. Jones individually also purchased 227,895 shares of Common Stock at approximately $4.39 per share. One-half of the purchase price was paid in cash and one-half with a promissory note. The Jones Employment Agreement (other than certain restrictive covenants of Mr. Jones and certain severance obligations of the Company) may be cancelled by either party by giving a sixty-day notice or may be cancelled immediately by the Company for Cause (as defined in the Jones Employment Agreement). The Jones Employment Agreement took effect September 12, 1996 and expires on September 30, 1999.

Severance Agreements

   Each of Kent J. Hussey, Chief Financial Officer of the Company, Roger F. Warren, Executive Vice President and General Manager of the Company, and Trygve Lonnebotn, Executive Vice President of Operations of the Company, has entered into a severance agreement (each, a "Severance Agreement") with the Company pursuant to which, in the event that his employment is terminated during the term of the Severance Agreement (a) by the Company without Cause (as defined in the Severance Agreement) or (b) by reason of death or Disability (as defined in the Severance Agreement), the Company shall pay him an amount in cash equal to the sum of (i) his base salary as in effect for the fiscal year ending immediately prior to the fiscal year in which such termination occurs and (ii) the annual bonus (if any) earned by him pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which such termination occurs, such amount to be paid ratably monthly in arrears over the remaining term of the Severance Agreement. In the event of such termination, the Company shall also maintain for the twelve month period following such termination insurance benefits for such individual and his dependents similar to those provided immediately prior to such termination. Under the Severance Agreements, each of Messrs. Hussey, Warren and Lonnebotn has agreed that for one year following the later of the end of the term of the Severance Agreement or the date of termination, that he will not engage or have a financial interest in any business which is involved in the industries in which the Company is engaged. The initial term of each Severance Agreement is one year with automatic one-year renewals thereafter, subject to thirty days notice of non-renewal prior to the end of the then current term.

Director Compensation


   Directors who are employees of the Company receive no compensation for serving on the Board. Non- employee directors of the Company are reimbursed for their out-of-pocket expenses in attending meetings of the Board. Messrs. Schoen, Shepherd and Smith receive no fees in their capacities as directors. See "Certain Relationships and Related Transactions" for a description of certain other arrangements pursuant to which THL Co., of which they are managing directors, receives compensation from the Company.


                          OWNERSHIP OF CAPITAL STOCK

   The following table sets forth share ownership information about persons known to the Company to own beneficially more than 5% of the outstanding Common Stock, each director of the Company, each Named Executive Officer and all directors and executive officers of the Company as a group, in each case as of October 15, 1996.

                                                 Shares Beneficially
                                                      Owned (2)
                                               ------------------------
   Name and Address (1) of Beneficial Owner       Number      Percent
Thomas H. Lee Equity Fund III, L.P. (3)         13,864,135       67.6%
 75 State Street, Ste. 2600
 Boston, MA 02109
Thomas H. Lee Foreign Fund III, L.P. (3)           858,950        4.2
 75 State Street, Ste. 2600
 Boston, MA 02109
THL-CCI Limited Partnership (4)                  1,457,405        7.1
 75 State Street, Ste. 2600
 Boston, MA 02109
Thomas F. Pyle, Jr.                              2,022,785        9.9
 415 Farwell Drive
 Madison, WI 53704
David A. Jones (5)                                 232,025        1.1
Judith D. Pyle                                           0        0.0
Marvin G. Siegert                                  205,105        1.0
Kent J. Hussey                                           0        0.0
Roger F. Warren                                    569,735        2.8
Trygve Lonnebotn                                   410,210        2.0
Scott A. Schoen (3) (6)                             69,955       *
Thomas R. Shepherd (6)                              36,435       *
Warren C. Smith, Jr. (3) (6)                        58,305       *
All directors and executive officers of the
   Company as a group (10 persons) (3) (6)       1,672,930        8.2%

-------------
*Less than 1%.

(1) Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

(2) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power, except to the extent authority is shared by spouses under applicable law. Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number and percent of shares of Common Stock owned by such person or group, except that 40,000 immediately exercisable options to purchase Common Stock of an employee of the Company who is not an executive officer of the Company are included for all purposes.

(3) THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas H. Lee, Scott A. Schoen, Warren C. Smith, Jr. and other managing directors of THL Co., as Trustees of Equity Trust, and Thomas H. Lee as sole shareholder of Equity Trust, may be deemed to be beneficial owners of the shares of Common Stock held by such Funds. Each of such persons maintains a principal business address at Suite 2600, 75 State Street, Boston, MA 02109. Each of such persons disclaims beneficial ownership of all shares.

(4) THL Investment Management Corp., the general partner of THL-CCI Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., may also be deemed to be beneficial owners of the shares of Common Stock held by THL-CCI Limited Partnership. Each of such persons maintains a principal business address at Suite 2600, 75 State Street, Boston, MA 02109.

(5) Includes 4,130 shares representing Mr. Jones' proportional interest in Thomas H. Lee Equity Fund III, L.P.

(6) Includes 69,955 shares, 36,435 shares and 58,305 shares, representing the proportional interests of Messrs. Schoen, Shepherd and Smith, respectively, in THL-CCI Limited Partnership; and 13,680 shares which Mr. Smith may be deemed to beneficially own as a result of Mr. Smith's children's proportional beneficial interest in THL- CCI Limited Partnership.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   The Company and THL Co. which, together with its affiliates own 80.2% of the outstanding Common Stock, are parties to a Management Agreement pursuant to which the Company has engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 12, 2001. Under the Management Agreement and in connection with the closing of the Recapitalization, the Company paid THL Co. and an affiliate an aggregate fee of $3.25 million (the "THL Transaction Fee"). In consideration of the consulting and management advisory services, the Company pays THL Co. and its affiliate an aggregate annual fee of $360,000 plus expenses (the "Management Fee"). The Company believes that this Management Agreement is on terms no less favorable to the Company than could have been obtained from an independent third party.



   The Company and Thomas F. Pyle, Jr., the former President and Chief
Executive Officer of the Company and the owner of 9.9% of the outstanding Common Stock, are parties to a Consulting Agreement (the "Consulting Agreement") and a Confidentiality, Non-Competition, No-Solicitation and No-Hire Agreement (the "Non-Competition Agreement"). Under the Consulting Agreement, the Company has engaged Mr. Pyle to provide consulting services for an annual fee of $200,000 plus expenses (the "Consulting Fee") for such period as Mr. Pyle is entitled to the Consulting Fee. Mr. Pyle is not entitled to the Consulting Fee in the event that (a) THL Co. or an affiliate of THL Co. no longer receives the Management Fee or (b) Mr. Pyle (i) is no longer subject to the provisions of the Non-Competition Agreement or (ii) ceases to retain at least 5% of the outstanding capital stock of the Company (on a fully diluted basis). In the event that the Management Fee is reduced or increased, the Consulting Fee shall also be reduced or increased on a pro rata basis. Under the Non-Competition Agreement, Mr. Pyle has agreed, among other things, to hold in strict confidence and to not disclose to any person or use any confidential information or materials received by Mr. Pyle from the Company. Additionally, Mr. Pyle has agreed not to engage or have a financial interest in any business which is involved in industries in which the Company is engaged, for a period of five years.


   The Company leases its corporate headquarters facilities and other properties from partnerships in which Thomas F. Pyle, Jr. is a partner. The Company has annual minimum rental commitments on its corporate headquarters facilities of approximately $3.0 million, subject to adjustment based upon changes in the consumer price index.


   The Company and David A. Jones are parties to the Jones Employment Agreement pursuant to which Mr. Jones agreed to be the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Jones also purchased from the Company 227,895 shares of Common Stock with cash and a $500,000 promissory note held by the Company with interest payable at a rate of 7% per annum and principal payable on the earliest of the following to occur: (a) the fifth anniversary of the note; (b) the date on which (i) Mr. Jones terminates his employment for any reason other than a Constructive Termination (as defined in the Jones Employment Agreement) and (ii) he is no longer a director of the Company; or (c) the date the Company terminates Mr. Jones' employment for Cause (as defined in the Jones Employment Agreement). Proceeds from any sale of Mr. Jones' shares must be used to immediately prepay, in whole or in part, the principal amount of the promissory note outstanding and any accrued and unpaid interest on the portion prepaid or the holder of the promissory note may declare the entire principal amount of such note to be forthwith due and payable. See "Management--Employment Agreement."

                     DESCRIPTION OF THE CREDIT AGREEMENT

   Pursuant to the Credit Agreement, BA Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and certain of its affiliates (collectively, the "Arrangers"), as Arrangers for a group of financial institutions and other accredited investors, have agreed to provide senior bank facilities in an aggregate amount of $170.0 million. The following summary describes certain provisions of the Credit Agreement.


   The Credit Agreement provides for a six-year Tranche A term loan of up to $55.0 million, a seven-year Tranche B term loan of up to $25.0 million and an eight-year Tranche C term loan of up to $25.0 million (collectively the "Term Loan Facility"), and a six-year Revolving Credit Facility of up to $65.0 million under which working capital loans may be made and with a $10.0 million sublimit for letters of credit (the Revolving Credit Facility, and, together with the Term Loan Facility, referred to collectively as the "Bank Facilities"). On September 13, 1996 (the "Closing Date"), the Company borrowed an aggregate amount of $131.0 million comprised of $26.0 million of Revolving Loans, $55.0 million of Term A Loans, $25.0 million of Term B Loans and $25.0 million of Term C Loans.


   As shown in the table below, quarterly amortization of the Tranche A loans is in aggregate amounts ranging from $1.0 million to $3.75 million beginning December 31, 1996. Amortization of the Tranche B loans is in aggregate quarterly amounts of $0.0625 million during each of the first six years and $5.875 million during the seventh year beginning December 31, 1996. Amortization of the Tranche C loans will be in aggregate quarterly amounts of $0.0625 million during each of the first seven years and $5.8125 million during the eighth year beginning December 31, 1996. The Revolving Credit Facility must be reduced for 30 consecutive days each year to no more than $10.0 million for the fiscal year ending September 30, 1997, $5.0 million for fiscal year ending September 30, 1998 and is not required to be reduced for any fiscal year thereafter.

                       Term Loan Quarterly Amortization
                            (Dollars in millions)

 Year    Tranche A    Tranche B    Tranche C
 1         $ 1.0       $  .0625     $ .0625
 2           1.5          .0625       .0625
 3           2.0          .0625       .0625
 4           2.5          .0625       .0625
 5           3.0          .0625       .0625
 6           3.75         .0625       .0625
 7          --           5.875        .0625
 8          --          --           5.8125

   Borrowings under the Credit Agreement bear interest, in each case at the Company's option, as follows: (i) with respect to the Tranche A loans and the Revolving Credit Facility, at Bank of America National Trust and Savings Association's base rate plus 1.50% per annum, or at LIBOR plus 2.50% per annum; (ii) with respect to the Tranche B loans, at Bank of America National Trust and Savings Association's base rate plus 2.00% per annum, or at LIBOR plus 3.00% per annum; and (iii) with respect to the Tranche C loans, at Bank of America National Trust and Savings Association's base rate plus 2.25% per annum, or at LIBOR plus 3.25% per annum. Performance- based reductions of the Tranche A and Revolving Credit Facility interest rates are available. The Company also incurs standard letter of credit fees to issuing institutions and other standard commitment fees. The Company obtained interest rate protection in the form of an interest rate swap for $62.5 million of the Term Loan Facility on October 7, 1996 .

   The indebtedness outstanding under the Credit Agreement has been guaranteed by ROV Holding and will be secured by all existing and after-acquired personal property of the Company and its domestic subsidiaries, including the stock of all domestic subsidiaries of the Company and any intercompany debt obligations and 65% of the stock of all foreign subsidiaries (other than dormant subsidiaries) held directly by the Company or its domestic subsidiaries, and, subject to certain exceptions, all existing and after-acquired real and intangible property.

   The Credit Agreement contains financial and other restrictive covenants customary and usual for credit facilities of this type, including those involving maintenance of minimum coverage for fixed charges, a required minimum level of earnings before income taxes, depreciation and amortization, a required minimum net worth and a required maximum leverage. Credit Agreement covenants also restrict the ability of the Company to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, merge or acquire or sell assets, make capital expenditures and restrict certain other activities.


   "Events of Default" under the Credit Agreement include, among other things, failure to make payments when due, defaults under certain other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, certain bankruptcy or insolvency events, judgments in excess of specified amounts, pension plan defaults, impairment of security interests in collateral, invalidity of guarantees and certain "changes of control" (as defined in the Credit Agreement).


                           DESCRIPTION OF THE NOTES

General

   As used below in this "Description of the Notes" section, references to the "Notes" refer to the Old Notes and the New Notes, unless the context otherwise requires.

   The Old Notes were issued and the New Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following discussion is a summary of the material terms and provisions of the Indenture and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and the Registration Rights Agreement are available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

   The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt, and ranking senior in right of payment to all future subordinated Indebtedness of the Company. The Company's payment obligations under the Notes are guaranteed on a senior subordinated basis by the Guarantors. The Guarantees are subordinated to the guarantees by the Guarantors of Senior Debt. See "-- Subordination"; "--Subsidiary Guarantees."

   The operations of the Company are conducted in part through its Subsidiaries and, therefore, the Company is dependent in part upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries that are not Guarantors. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) are effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

Principal, Maturity and Interest

   The Notes are limited in aggregate principal amount to $100.0 million and will mature on November 1, 2006. Interest on the Notes will accrue at the rate of 10-1/4% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 1997, to Holders of record on the immediately preceding April 15 and October 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Subsidiary Guarantees

   The Company's payment obligations under the Notes will be jointly and severally guaranteed by the Guarantors. The Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which on a pro forma basis would have had no Senior Debt outstanding at June 30, 1996 (except the Guarantee of obligations under the Credit Agreement), and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt (including obligations under the Credit Agreement). The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

Subordination

   The payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash, of all Obligations with respect to Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

   Upon any payment or distribution to creditors of the Company or any Guarantor in a liquidation or dissolution of the Company or any Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Guarantor or its property, an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company or any Guarantor, the holders of Senior Debt of the Company or such Guarantor, as applicable, will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment or distribution with respect to the Notes or the Guarantees, as applicable, and until all Obligations with respect to the Senior Debt are paid in full in cash, any payment or distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive securities under a plan of reorganization that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

   Neither the Company nor any Guarantor may make any payment or distribution upon or in respect of the Notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the Notes, for cash, property or securities (except in such subordinated securities in such plan of reorganization) if (i) a default in the payment of any Obligation of the Company or such Guarantor, as applicable, with respect to (a) any Designated Senior Debt or (b) any Senior Debt permitted by clause (xiv) of the second paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and any other Senior Debt issued in a single transaction or a series of related transactions having an aggregate principal amount outstanding of $5.0 million or more ("Significant Senior Debt"), occurs and is continuing or (ii) any other default (or any event that, after notice or passage of time would become an event of default) occurs and is continuing with respect to any Designated Senior Debt and, in the case of clause (ii), the Trustee receives notice of such default (a "Payment Blockage Notice") from the holders (or the agent or representative of such holders) of any Designated Senior Debt. Payment on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived and (ii) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any such Designated Senior Debt or Significant Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

   The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of June 30, 1996, on a pro forma basis giving effect to the Recapitalization, including borrowings under the Credit Agreement, and the sale of the Notes, the Company and its subsidiaries would have had $131.0 million of Senior Debt and $5.2 million of indebtedness and capitalized lease obligations of foreign subsidiaries which would rank senior or effectively rank senior, as the case may be, in right of payment to the Notes. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption

   The Notes are not redeemable at the Company's option prior to November 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

 Year                    Percentage
2001                      105.125%
2002                      103.417
2003                      101.708
2004 and thereafter       100.000%

   Notwithstanding the foregoing, at any time during the first 36 months after the date of the Indenture, the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of one or more public offerings of equity securities of the Company, at a redemption price equal to 109.250% of the principal amount of such Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that such redemption occurs within 60 days following the closing of each such public offering.

Mandatory Redemption

   Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 calendar days following any Change of Control, the Company will mail a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder's election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the Notes or portions thereof required to be purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 calendar days following a Change of Control, the Company shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


   The Change of Control provisions described above would be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other similar "event risk" protections for Holders of the Notes. There can be no assurances that sufficient funds will be available at the time of any Change of Control to
make any required repurchases. As of          , 1997, the Company had
$     million in aggregate indebtedness under the Credit Agreement, the Old
Notes and all Senior Indebtedness.


   Although the Change of Control provision may not be waived by the Company, and may be waived by the Trustee only in accordance with the provisions of the Indenture unless the Notes are defeased, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.


   The Credit Agreement currently prohibits the Company from prepaying or redeeming any Notes prior to maturity (except that the Company may redeem up to $35.0 million principal amount of the Notes with the net cash proceeds of an initial public offering), and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. Similarly, the Company's failure to make any required repurchases of Notes in the event of a Change of Control would constitute an Event of Default under the Indenture. See "--Events of Defaults and Remedies."

   "Change of Control" means the occurrence of any of the following: (i) (a) any transaction or series of otherwise unrelated transactions (including a merger or consolidation) the result of which is that any "person" or "group" (each within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Principals, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all Capital Stock of the Company or a successor entity normally entitled to vote in the election of directors, managers or trustees, as applicable, calculated on a fully diluted basis, and (b) as a result of the consummation of such transaction, any "person" or "group" (each as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the voting stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals, or (ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors, or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such percentage of such voting stock as corresponds to the percentage of the equity of such entity that has been so transferred.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Principals" means Thomas H. Lee Equity Fund III, L.P. and its co-investors, Thomas H. Lee Foreign Fund III, L.P. and Thomas H. Lee Company, and any Affiliates of Thomas H. Lee Company.

   "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

 Asset Sales

   The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, (i) sell, lease, convey or otherwise dispose of any assets (including by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company is governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Certain Covenants-- Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant), or (ii) issue or sell Equity Interests of any of its Restricted Subsidiaries, in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $1.0 million, or (b) for net proceeds in excess of $1.0 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee, and for Asset Sales having a fair market value or net proceeds in excess of $5.0 million, evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in this clause (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests (other than Disqualified Stock) by a Wholly Owned Restricted Subsidiary to the Company or another Wholly Owned Restricted Subsidiary, (iii) issuances of Equity Interests by the Company pursuant to warrants outstanding on the date of the Indenture, (iv) a Restricted Payment that is permitted by the covenant described under the caption "--Certain Covenants--Restricted Payments," (v) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind (other than assignment of such rights or claims for value outside the ordinary course of business) or (vi) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registration therefor and other similar intellectual property, is not deemed to be an Asset Sale. In addition, notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may create or assume Liens (or permit any foreclosure thereon) securing Indebtedness to the extent that such Lien does not violate the covenant described under the caption "--Certain Covenants-- Liens".

   Within 270 days after the receipt of any Net Proceeds from any Asset Sale, the Company may apply such Net Proceeds from such Asset Sale to permanently reduce Senior Debt in accordance with the terms of the Credit Agreement, if applicable, or to the extent not required to be applied thereunder, may, at its option, apply such Net Proceeds to repayment of Indebtedness of a Restricted Subsidiary (in the case of Net Proceeds from an Asset Sale effected by a Restricted Subsidiary) or to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same or a similar line of business as the Company or any of its Restricted Subsidiaries were engaged in on the date of the Indenture or in businesses reasonably related thereto. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

   If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

   Restricted Payments
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Guarantor); (iii) purchase, redeem, defease or otherwise acquire or retire for value prior to a scheduled mandatory sinking fund payment date or final maturity date any Indebtedness that is pari passu with or subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by the next succeeding paragraph), is less than (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (x) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (y) $2.0 million, plus
   (z) to the extent that any Unrestricted Subsidiary is designated to be a Restricted Subsidiary, the fair market value (as determined in good faith by the Board of Directors) of the Company's Equity Interests in such Subsidiary at the time of such designation.

   The foregoing provisions do not prohibit: (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(x) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness with the net proceeds from an incurrence of Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(x) of the preceding paragraph; (iv) the purchase, redemption or other acquisition prior to the stated maturity thereof of Indebtedness that is subordinated to the Notes in exchange for or out of the net cash proceeds of a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of new Indebtedness; provided that (x) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so refinanced (plus the amount of such reasonable expenses incurred in connection therewith), (y) such new Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (z) the new Indebtedness shall be subordinate in right of payment to the Notes; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or in connection with the termination of employment of any employees or management of the Company or its Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in the aggregate plus the aggregate cash proceeds received by the Company after the date of the Indenture from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; (vi) Investments received by the Company and its Restricted Subsidiaries as non-cash consideration from Asset Sales to the extent permitted by the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;" and (vii) the repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer; and no Default or Event of Default shall have occurred and be continuing immediately after any such transaction.

   The Board of Directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash or Government Securities) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash or Government Securities) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

   Incurrence of Indebtedness and Issuance of Preferred Stock
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The foregoing limitations do not apply to: (i) the incurrence by the Company of Senior Bank Debt; (ii) Guarantees of the Senior Bank Debt permitted under or required by the Credit Agreement and Guarantees permitted under or required by the Indenture; (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness; (iv) the incurrence by the Company of Indebtedness represented by the Notes and the Indenture, and the incurrence by Restricted Subsidiaries of Guarantees required or permitted to be incurred under the Indenture; (v) the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations in an aggregate principal amount not to exceed $5.0 million at any time outstanding; (vi) the incurrence by the Company of additional Indebtedness for any corporate purposes in an outstanding principal amount (or accreted value, as applicable) at no time exceeding $25.0 million (which may, but need not be, borrowed under the Credit Agreement); (vii) the incurrence by any Foreign Subsidiary of Indebtedness, which when aggregated with the principal amount of Indebtedness of all Foreign Subsidiaries then outstanding and incurred pursuant to this clause (vii) does not exceed $5.0 million (or the equivalent thereof in any other currency) at any one time outstanding; (viii) the incurrence by any Restricted Subsidiary of the Company of Acquired Debt in an aggregate principal amount not to exceed $20.0 million for all Restricted Subsidiaries (reduced by the amount of Acquired Debt repaid with the Net Proceeds of Asset Sales of any Restricted Subsidiary subject to such Acquired Debt) that (a) has not been incurred in connection with, or in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary, or a merger of a Person subject to such Acquired Debt with or into such Restricted Subsidiary, and (b) is without recourse to the Company or any of its Restricted Subsidiaries or any of their respective assets (other than the Restricted Subsidiary subject to such Acquired Debt and its assets), and is not guaranteed by any such Person; provided that (A) after giving pro forma effect to the incurrence thereof as if incurred by the Company, the Company could incur at least $1.00 of Indebtedness under the first paragraph of this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, (B) any Refinancing Indebtedness with respect thereto may not be incurred by any Person other than the Restricted Subsidiary that is the obligor on such Acquired Indebtedness, and (C) such Restricted Subsidiary becomes an Additional Guarantor upon incurrence of such Acquired Debt in accordance with the Indenture; (ix) the incurrence by the Company of Indebtedness in connection with the issuance of notes in payment of the repurchase, redemption, acquisition or retirement of Equity Interests of the Company or any Restricted Subsidiary of the Company to the extent permitted by the covenant described under the caption "--Restricted Payments;" (x) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Credit Agreement or the Indenture to be outstanding; (xi) Indebtedness arising out of letters of credit, performance bonds, surety bonds, guarantees resulting from endorsements of negotiable instruments and bankers' acceptances, incurred in the ordinary course of business; (xii) all Obligations with respect to the foregoing; (xiii) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund Indebtedness referred to in clauses (ii) through (xii) above, and this clause
(xiii) (the "Refinancing Indebtedness"); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith); (b) in the case of Refinancing Indebtedness for Indebtedness permitted under clause (iii) or
(viii) of this paragraph, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded or shall mature after the scheduled maturity date of the Notes;
(c) to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded; and
(d) with respect to Refinancing Indebtedness incurred by a Guarantor, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Guarantee of such Guarantor as the Indebtedness being extended, refinanced, renewed, replaced or refunded; (xiv) Indebtedness of the Company (A) not to exceed an aggregate principal amount of $8.0 million outstanding at any time arising as a result of the issuance of tax-exempt industrial development bonds or similar tax-exempt public financing, and (B) additional Indebtedness arising out of the issuance of additional tax-exempt public financing obligations, but only to the extent that Indebtedness owing under the Credit Agreement is prepaid, concurrently with the receipt of the net proceeds of such issuance, in an amount at least equal to the amount of such net proceeds, and term indebtedness or the availability of revolving credit borrowings under the Credit Agreement is permanently reduced by the amount of such net proceeds; and (xv) the incurrence of Indebtedness between (a) the Company and its Restricted Subsidiaries and (b) the Restricted Subsidiaries; provided that (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.

   Liens
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their property, assets or revenue now owned or hereafter acquired by them, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company may create any Lien upon any of its properties or assets if the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien.

   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries
(x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement and all related Senior Bank Debt documents as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture, the Guarantee and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired,
(h) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of such agreements or any rights thereunder or (j) restrictions with respect to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

   Merger, Consolidation, or Sale of Assets
The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless: (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that this provision shall not prohibit any merger or consolidation among the Company and one or more of its Wholly Owned Restricted Subsidiaries that is a Guarantor. The term "all or substantially all" is not defined in the Indenture. Accordingly, the term would likely be interpreted by reference to applicable state law at the time, and the interpretation will be dependent on the facts and circumstances existing at the time. As a result, under certain circumstances there could be uncertainty as to whether a particular transaction is prohibited by the Indenture.

   Transactions with Affiliates
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to or enter into any other transaction with, or for the benefit of, an Affiliate of the Company (an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (v) the Employment Agreement and any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice (other than past practice with respect to Thomas F. Pyle) of the Company or such Restricted Subsidiary, (w) transactions between or among the Company and/or its Restricted Subsidiaries,
(x)
investment banking and management fees in an aggregate amount no greater than $360,000 per annum plus reimbursement of expenses to be paid by the Company to Thomas H. Lee Company, (y) payments to Thomas F. Pyle pursuant to the Consulting Agreements (whether or not Thomas F. Pyle would be considered an Affiliate) and (z) transactions permitted by the covenant described under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions; further provided, however, that (A) the provisions of clause
(ii) shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business and (B) the provisions of clause (ii)(b) shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

   No Senior Subordinated Debt
The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes and (ii) the Company will not permit any Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Guarantee.

   Limitations on Guarantees of Company Indebtedness by Restricted
   Subsidiaries
The Indenture provides that in the event that any Restricted Subsidiary, directly or indirectly, guarantees any Indebtedness of the Company other than the Notes (the "Other Indebtedness"), the Company shall cause such Restricted Subsidiary to deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall concurrently guarantee the Company's Obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Company's Obligations under the Other Indebtedness (including waiver of subrogation, if any), provided that if such Other Indebtedness is Senior Debt, the Additional Guarantee shall be subordinated in right of payment to the guarantee of such Other Indebtedness, as provided by the provisions of the Indenture described under the caption "--Subordination," and such Additional Guarantee shall be on the same terms and subject to the same conditions as the initial Guarantee given by ROV Holding under the Indenture. Each Additional Guarantee shall by its terms provide that the Additional Guarantor making such Additional Guarantee will be automatically and unconditionally released and discharged from its obligations under such Additional Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Additional Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Additional Guarantor.

   Additional Guarantees
The Indenture provides that (i) if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is not a Guarantor, (ii) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, or (iii) if any Restricted Subsidiary shall incur Acquired Debt, then the Company shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Guarantor) to execute a Guarantee of the Obligations of the Company hereunder in the form set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, "Restricted Payments."

   The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company) whether or not affiliated with such


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Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under its Guarantee, the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, (a) would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (b) would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

   The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders --Asset Sales." In the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, such Guarantor will be released and relieved of any obligation under its Guarantee, provided that such designation is conducted in accordance with the applicable provisions of the Indenture including, but not limited to, the covenant described under the caption "--Restricted Payments."

Reports

   The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company and, if the Company is required to file separate financial statements for any Guarantor, such Guarantor will furnish to the Trustee and to all Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company and/or any Guarantor were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's and/or the Guarantor's certified independent accountants and (ii) all financial information that would be required to be filed with the Commission on Form 8-K if the Company and/or any Guarantor were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and promptly make such information available to all securities analysts and prospective investors upon written request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company to comply with the provisions described under the caption "--Repurchase at the Option of Holders--Change of Control;" (iv) failure by the Company or any Guarantor for 60 days after notice to comply with any of its other agreements in the Indenture, the Notes or the Guarantees; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if (a) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (b) the principal amount of any such Indebtedness that has been accelerated or not paid


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

at maturity, when added to the aggregate principal amount of all other Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; and (viii) except as permitted by the Indenture, any Guarantee issued by a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Guarantee.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that if any Obligation with respect to Designated Senior Debt is outstanding upon a declaration of acceleration of the Notes, the principal, premium, if any, interest and Liquidated Damages, if any, on the Notes will not be payable until the earlier of (i) the day which is five business days after written notice of acceleration is received by the Bank Agent or any other agent acting in a similar capacity with regard to any Designated Senior Debt, or (ii) the date of acceleration of any Designated Senior Debt. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium, if any, and any accrued and unpaid interest and Liquidated Damages, if any, on all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium and Liquidated Damages, if any, or interest on the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and the related Guarantees waives and releases all such liability. The waiver and release


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

are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


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

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver


  Except as provided in the next two succeeding paragraphs, the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).


   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder) (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes in a manner adverse to the Holders of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under the caption "--Repurchase at the Option of Holders"), (viii) except pursuant to the Indenture, release any Guarantor from its obligations under its Guarantee, or change any Guarantee in any manner that would adversely affect the Holders, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders.

   Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of


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

its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Rayovac Corporation, 601 Rayovac Drive, Madison, Wisconsin 53711- 2497, Attention:
Secretary.

Book-Entry, Delivery and Form

   Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"), or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between the Depositary and the Trustee.

   In the case of Old Notes that were (i) originally issued to or transferred to "institutional accredited investors" who are not "qualified institutional buyers" (as such terms are defined under "Notice to Investors" elsewhere herein) (the "Non-Global Purchasers") or (ii) issued as described below under "Certificated Securities," New Notes will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

   The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

   So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

   Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Certificated Securities

   Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Old Notes will continue to be subject to the legend requirements described thereon. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

   Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same-Day Settlement and Payment

   The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

   Holders of New Notes are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, holders of Old Notes were entitled to certain registration rights. Under the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes


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of the foregoing, "Transfer Restricted Securities" means each Old Note until
(i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or
(iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

   The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to December 21, 1996, (ii) the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to March 7, 1997, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to April 16, 1997. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

   Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness encumbering any asset acquired by such specified Person.


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   "Additional Guarantee" means any guarantee of the Company's obligations under the Indenture and the Notes issued after the Issue Date as described in "--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries" and "--Certain Covenants--Additional Guarantees."

   "Additional Guarantor" means any Subsidiary of the Company that guarantees the Company's obligations under the Indenture and the Notes issued after the Issue Date as described in "--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries" and "--Certain
Covenants--Additional Guarantees."

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

   "Bank Agent" means Bank of America National Trust and Savings Association, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors thereto in such capacity.

   "Business Day" means any day other than a Legal Holiday.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (including, without limitation, membership interests in a limited liability company).

   "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or guaranteed by a government that is a member of the Organization for Economic Cooperation and Development ("OECD Country") or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or such OECD Country, as applicable, is pledged in support thereof) having maturities of not more than three years from the date of acquisition of such security, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc. ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition of such security, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (a) any domestic commercial bank of recognized standing having capital and surplus in excess of $250 million or (b) any bank whose short- term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition of such security, (iv) commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition of such security and (v) repurchase agreements with any lender under the Credit Agreement or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy--Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.


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

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and other charges incurred in respect of letters of credit or bankers' acceptance financings and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and deferred finance charges) and other non- cash charges of such Person and its Restricted Subsidiaries for such period (excluding non-cash charges to the extent that such non-cash charges represent an accrual of or reserve for cash charges to be incurred in any future period), to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, including without limitation non-cash charges recorded in the period ended September 30, 1996 for the write-offs or write-downs of assets related to (A) the rationalization of manufacturing operations located in the United Kingdom, and (B) adjustments of Renewal Power Station inventory valuation, and (v) the following non-recurring expenses related to the recapitalization of the Company consummated on September 13, 1996 (the "Recapitalization"): (A) up to $2.3 milion of debt prepayment penalties incurred in connection with the prepayment of the Company's Indebtedness outstanding prior to the Recapitalization; (B) up to $2.2 million of advisory fees paid to the financial advisor to the Company's shareholders who sold shares in the Recapitalization; (C) legal and consulting fees incurred in connection with the Recapitalization of up to $4.2 million; and (D) up to $7.1 million of compensation expense paid to present and former officers of the Company with respect to obligations to such present and former officers arising as a result of the Recapitalization, in each case to the extent that such expenses were paid in cash during the period ended September 30, 1996 (or, in the case of up to $2.0 million of expenses incurred pursuant to clause (D) above, during the period ended September 30, 1998), and deducted in computing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

   "Consolidated Net Income" means, with respect to any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Restricted Subsidiary that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or any of its Wholly Owned Restricted Subsidiaries, (ii) the Net Income of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall only be included to the extent of the amount of dividends or distribution paid to the Company or any of its Wholly Owned Restricted Subsidiaries, provided, however, that notwithstanding the foregoing, if at least 80% of the Equity Interests having ordinary voting power (without regard to the occurrence of any contingency) for the election of directors or other governing body of a Restricted Subsidiary is owned by the Company directly or indirectly through one or more of its Wholly Owned Restricted Subsidiaries, all of the Net Income of such Restricted Subsidiary shall be included, (iii) the Net Income of any Restricted Subsidiary acquired directly or indirectly by the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental


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regulation applicable to that Subsidiary or its stockholders and (vi) the Net
Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, and (b) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Consulting Agreements" means (i) the Consulting Agreement dated September 12, 1996 between the Company and Thomas H. Pyle and (ii) the Confidentiality, Non-Competition, No Solicitation and No Hire Agreement between the Company and Thomas H. Pyle, each as in effect on the date of the Indenture and as amended from time to time in a manner no less favorable, taken as a whole, to the Company.

   "Credit Agreement" means that certain Credit Agreement, dated as of September 12, 1996, by and among the Company, the lenders party thereto, DLJ Capital Funding, Inc., as documentation and joint syndication agent, and the Bank Agent, as amended, supplemented or otherwise modified from time to time. References to the Credit Agreement shall also include any credit agreement or agreements entered into by the Company to replace, extend, renew, increase, refund or refinance all or a portion of the Indebtedness under the Credit Agreement; provided that the aggregate principal amount of Indebtedness outstanding or available thereunder will not be increased except to the extent permitted by the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Default" means any event or condition that is or with the passage of time or the giving of notice or both would, unless cured or waived, be an Event of Default.

   "Designated Senior Debt" means (i) so long as Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and which has been designated by the Company as "Designated Senior Debt."

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, mandatorily or at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes are scheduled to mature.

   "Employment Agreement" means the Employment Agreement dated September 12, 1996 between the Company and David A. Jones, as in effect on the date of the Indenture and as amended from time to time in a manner no less favorable, taken as a whole, to the Company.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "Existing Indebtedness" means (i) Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid, and (ii) Indebtedness incurred after the date of the Indenture pursuant to the following agreements in aggregate principal amount outstanding not to exceed $7.0 million (or the equivalent thereof in any foreign currency), as each such agreement is in effect as of the date of the Indenture and as the same may be amended on terms, taken as a whole, that are no less favorable to the Company: (a) the Credit Agreement between Rayovac Europe B.V. and ABN Amro Bank


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

N.V.; (b) the Credit Agreement between Rayovac (UK), Ltd. and NatWest Bank plc (England); and (c) the Credit Agreement between Rayovac (UK), Ltd. and NationsBank, N.A.

   "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

   "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing fees) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and
(iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee is called upon or Lien is enforced) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause
(iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

   "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States, any state or territory thereof, or the District of Columbia.

   "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

   "Guarantee" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit or letter of guarantee.

   "Guarantor" means, collectively, ROV Holding, Inc., a Delaware corporation, and each Subsidiary of the Company that has executed a Guarantee in accordance with the covenants described under the captions "--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries" and "--Certain Covenants--Additional Guarantees," and their successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any Person, without duplication: (i) all indebtedness of such Person for borrowed money; (ii) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into and accrued expenses arising in the ordinary course of business on ordinary terms); (iii) all non-contingent reimbursement or payment obligations with respect to surety instruments; (iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capital Lease Obligations of such Person; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (viii) all Hedging Obligations of such Person; and (ix) all Guarantees of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances and loans and other arrangements, in each case made to officers and employees in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

   "Joint Venture" means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of the Company or any of its Restricted Subsidiaries and which is now or hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

   "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banks in the City of New York, Chicago or San Francisco or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

   "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing (other than any option, call or similar right relating to treasury shares of the Company to the extent that such option, call or similar right is granted (i) under any employee stock option plan, employee stock ownership


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plan or similar plan or arrangement of the Company or its Subsidiaries or
(ii) in connection with the issuance of Indebtedness permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock").

   "Liquidated Damages" means the additional amounts (if any) payable by the Company in the event of a Registration Default under, and as defined in, the Registration Rights Agreement.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of (i) the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition over (ii) the sum of (a) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (b) the reasonable out- of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company, plus (c) provisions for taxes, including income taxes, reasonably estimated to be attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof, plus (d) if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

   "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

   "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, or the principal accounting officer of the Company, that meets the requirements of the Indenture.

   "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to the Company (or any Guarantor, if applicable), any Subsidiary of the Company or the Trustee.

   "Permitted Investments" means: (i) any Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company which, with respect to any such Wholly Owned Restricted Subsidiary, has a fair market value which does not exceed $1.0 million in the aggregate, or any Investments in a Wholly Owned Restricted Subsidiary that (A) is a Guarantor, or (B) is not a Guarantor, but is a Foreign Subsidiary and the aggregate fair market value of all Investments made after the date of the Indenture in Foreign Subsidiaries does not exceed $3.0 million (or the equivalent thereof in one or more foreign currencies);
(ii) any Investments in Cash Equivalents; (iii) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) notes from employees, officers, directors, and their transferees and Affiliates issued to the Company representing payment of the exercise price of options to purchase common stock of the Company; (vi) other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;" (vii) Investments by the Company and its Subsidiaries in Joint Ventures in the form of contributions of capital, loans, advances or Guarantees; provided that, immediately before and after giving effect to such Investment, (a) no Event of Default shall have occurred and be continuing, and (b) the aggregate fair market value of all Investments pursuant to this clause (vii) shall not exceed $2.0 million in the aggregate; (viii) Hedging Obligations permitted by the terms of the Credit Agreement and the Indenture to be outstanding; and
(ix) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed $5.0 million at any time outstanding. For purposes of this definition, the aggregate fair market value of any Investment shall be measured on the date such Investment is made without giving effect to subsequent changes in value and shall be valued at the cash amount thereof, if in cash, the fair market value thereof as determined by the Board of Directors, if in property, and at the maximum amount thereof, if in Guarantees.

   "Permitted Liens" means

     (i) any Lien existing on property of the Company or any Subsidiary on the date of the Indenture securing Indebtedness outstanding on such date;

     (ii) any Lien securing obligations under the Senior Bank Debt and any Guarantee thereof, which obligations or Guarantee are permitted by the terms hereof to be incurred and outstanding;

     (iii) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

     (iv) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

     (v) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

     (vi) Liens on property of the Company or any Subsidiary securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (b) surety bonds (excluding appeal bonds and bonds posted in connection with court proceedings or judgments) and (c) other non-delinquent obligations of a like nature, including pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, in each case, incurred in the ordinary course of business;

     (vii) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments; provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $3.0 million;

     (viii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries taken as a whole;

     (ix) purchase money security interests on any property acquired by the Company or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (a) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (b) such Lien attaches solely to the property so acquired in such transaction, (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and (d) the principal amount of the Indebtedness secured by all such purchase money security interests shall not at any time exceed $5.0 million;

     (x) Liens securing obligations in respect of Capital Lease Obligations on assets subject to such leases, provided that such Capital Lease Obligations are otherwise permitted hereunder;

     (xi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

     (xii) Liens in favor of the Company or any Wholly Owned Restricted Subsidiary that is a Guarantor;

     (xiii) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

     (xiv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

     (xv) extensions, renewals and replacements of Liens referred to in clauses (i) through (xiv) above; provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal or replacement;

     (xvi) Liens securing Indebtedness permitted by clause (xiv) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (xvii) Liens securing other Indebtedness of the Company and its Subsidiaries not expressly permitted by clauses (i) through (xvi) above; provided that the aggregate amount of the Indebtedness secured by Liens permitted pursuant to this clause (xvii) does not exceed $3.0 million in the aggregate.

   "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

   "Restricted Investment" means any Investment other than a Permitted
Investment.

   "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Bank Debt" means all Obligations outstanding under or in connection with the Credit Agreement as such agreement may be restated, further amended, supplemented or otherwise modified or replaced from time to time hereafter, together with any refunding or replacement of such Indebtedness, up to an aggregate maximum principal amount outstanding or available at any time of $170 million plus the aggregate principal amount of Indebtedness issued under the Credit Agreement pursuant to clause (vi) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," less all outstanding Obligations with respect to Existing Indebtedness, less the aggregate principal amount of Indebtedness issued pursuant to clause (xiv)
(B) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," less, without duplication, the aggregate amount of all mandatory repayments of principal (which may not be reborrowed) of and/or mandatory permanent reductions of availability of Indebtedness under such Senior Bank Debt and any optional prepayments on any term loans under the Credit Agreement that have been made since the date of the Indenture (including, without limitation, the aggregate amount of all such mandatory payments and reductions made pursuant to the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales").

   "Senior Debt" means (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by the Company or any Guarantor, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; provided that the amount of any Guarantee of Senior Bank Debt that constitutes Senior Debt with respect to any Guarantor shall be determined without regard to any reduction in the amount of any Guarantee of such Senior Bank Debt necessary to cause such Guarantee not to be a fraudulent conveyance. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (a) any liability for federal, state, local or other taxes owed or owing by the Company, (b) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

   "Subsidiary Guarantee" means, individually and collectively, the guarantees given by ROV Holding, Inc. and any Additional Guarantor pursuant to the terms of the Indenture.

   "Unrestricted Subsidiary" means (i) Minera Vidaluz, S.A. de C.V., (ii) Zoe Phos International, N.V., (iii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary of the Company than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interest or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and
(ii) no Default or Event of Default would be in existence following such designation.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of certain U.S. federal income tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (e.g., financial institutions, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the U.S.). In addition, the discussion does not address any aspect of state, local or foreign taxation.

   The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes do not differ materially in either kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there generally will be no federal income tax consequences to holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer. In addition, any "market discount" on the Old Notes should carry over to the New Notes. Holders should consult their tax advisors regarding the application of the market discount rules to the New Notes received in exchange for the Old Notes pursuant to the Exchange Offer.

   Interest accruing throughout the term of the New Notes at a rate of 10-1/4% per annum will be includable in gross income in accordance with a holder's regular method of accounting. If Liquidated Damages are paid (in addition to the accrual of interest at a rate of 10-1/4% per annum) on the Old Notes as described above under "Description of the Notes--Registration Rights; Liquidated Damages," such Liquidated Damages payments generally should be includable in a holder's gross income as ordinary income when such payment is made.

   EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE OLD NOTES AND THE NEW NOTES.

                             PLAN OF DISTRIBUTION

   Each broker-dealer who holds Old Notes for its own account as a result of market-making activities or other trading activities, and who receives New Notes in exchange for such Old Notes pursuant to the Exchange Offer, may be a statutory underwriter and must deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until [      ], 1997 (180 days after the date of
this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

   The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that is an "underwriter" within the meaning the Securities Act.

   For a period of 180 days after the date of this Prospectus, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

                                LEGAL MATTERS


   The validity of the issuance of the New Notes will be passed upon for the Company by Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin.



                                   EXPERTS

   The financial statements and schedules of the Company and Subsidiaries as of June 30, 1995 and 1996 and as of September 30, 1996 and for each of the years in the three-year period ended June 30, 1996, and the Transition Period ended September 30, 1996 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                 Page
                                                                                                            ---------------
 Report of Independent Public Accountants                                                                        F-2
 Combined Consolidated Balance Sheets as of June 30, 1995 and 1996 and September 30, 1996                        F-3
 Combined Consolidated Statements of Operations for the Years Ended June
 30, 1994, 1995 and 1996 and the Transition Period Ended September 30, 1996                                      F-4
 Combined Consolidated Statements of Cash Flows for the Years Ended June
 30, 1994, 1995 and 1996 and the Transition Period Ended September 30, 1996                                      F-5
 Combined Consolidated Statements of Shareholders' Equity (Deficit) for the
 Years Ended June 30, 1994, 1995 and 1996 and the Transition Period Ended September 30, 1996                     F-6
 Notes to Combined Consolidated Financial Statements                                                             F-7
 Unaudited Condensed Combined Consolidated Balance Sheet as of September 30, 1995                                F-31
 Unaudited Condensed Combined Consolidated Statement of Operations for
 the period July 1, 1995 through September 30, 1995                                                              F-32
 Unaudited Condensed Combined Consolidated Statement of Cash Flows for
 the period July 1, 1995 through September 30, 1995                                                              F-33
 Notes to Unaudited Condensed Combined Consolidated Financial Statements                                         F-34


   ROV Holding, the only Company subsidiary currently guaranteeing the Company's obligations under the Notes is a wholly owned subsidiary of the Company. ROV Holding's guarantee of the New Notes is full and unconditional. Separate financial statements of ROV Holding are not set forth in this Prospectus as the Company has determined that they would not be material to investors.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Rayovac Corporation

   We have audited the accompanying combined consolidated balance sheets of Rayovac Corporation and Subsidiaries as of June 30, 1995 and 1996 and September 30, 1996, and the related combined consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended June 30, 1996 and the period July 1, 1996 to September 30, 1996 These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rayovac Corporation and Subsidiaries as of June 30, 1995 and 1996 and September 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 and the period July 1, 1996 to September 30, 1996 in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
November 22, 1996

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                     COMBINED CONSOLIDATED BALANCE SHEETS
                   (in thousands, except per share amounts)

                                                                 June 30,     June 30,    September 30,
                                                                   1995         1996          1996
                                                               ------------ ------------ ---------------
                             Assets
Current assets:
  Cash and cash equivalents                                      $  2,645     $  2,190      $   4,255
  Receivables:
   Trade accounts receivable, net of allowances for
    doubtful accounts of $702, $786, and $722,
    respectively                                                   50,887       55,830         62,320
   Other                                                            1,811        2,322          4,156
  Inventories                                                      65,540       66,941         70,121
  Deferred income taxes                                             5,668        5,861          9,958
  Prepaid expenses and other                                        5,651        4,975          4,864
                                                               ----------    ---------      ---------
    Total current assets                                          132,202      138,119        155,674
Property, plant and equipment, net                                 77,963       73,938         69,397
Deferred charges and other                                         10,270        9,655          7,413
Debt issuance costs                                                   155          173         12,764
                                                               ----------    ---------      ---------
    Total assets                                                $ 220,590    $ 221,885      $ 245,248
                                                               ==========    =========     ==========
              Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
  Current maturities of long-term debt                           $ 11,916     $ 11,631      $   8,818
  Accounts payable                                                 39,171       38,695         46,921
  Accrued liabilities:
   Wages and benefits                                               9,372        6,126          5,894
   Other                                                           15,861       19,204         15,904
   Recapitalization and other special charges                          --           --         14,942
                                                               ----------    ---------      ---------
    Total current liabilities                                      76,320       75,656         92,479
Long-term debt, net of current maturities                          76,377       69,718        224,845
Employee benefit obligations, net of current portion               10,954       12,141         12,138
Deferred income taxes                                               2,394        2,584            942
Other                                                                 958          162            564
Shareholders' equity (deficit):
  Common stock, $ 01 par value, authorized 90,000
   shares; issued 50,000 shares; outstanding 50,000,
   49,500 and 20,470 shares, respectively                             500          500            500
  Rayovac International Corporation common stock,
   $ 50 par value, authorized 18 shares; issued and
   outstanding 10, 10 and 0 shares, respectively                        5            5             --
  Additional paid-in capital                                       12,000       12,000         15,970
  Foreign currency translation adjustment                           1,979        1,650          1,689
  Note receivable officer/shareholder                                  --           --           (500)
  Retained earnings                                                39,103       48,002         25,143
                                                               ----------    ---------      ---------
                                                                   53,587       62,157         42,802
  Less treasury stock, at cost, 500 and 29,530 shares,
   respectively                                                        --         (533)      (128,522)
                                                               ----------    ---------      ---------
    Total shareholders' equity (deficit)                           53,587       61,624        (85,720)
                                                               ----------    ---------      ---------
    Total liabilities and shareholders' equity (deficit)        $ 220,590    $ 221,885     $  245,248
                                                               ==========    =========     ==========

         The accompanying notes are an integral part of these combined consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)




                                                             Years Ended               Transition
                                                               June 30,               Period Ended
                                               -------------------------------------- September 30,
                                                   1994         1995         1996         1996
                                               ------------ ------------ ------------ ------------
Net sales                                      $ 386,176    $ 390,988    $ 399,384     $94,981
Cost of goods sold                               234,870      237,126      239,343      59,242
                                               ---------    ---------    ---------    --------
    Gross profit                                 151,306      153,862      160,041      35,739
                                               ---------    ---------    ---------    --------
Operating expenses:
  Selling                                        103,846       84,467       92,555      20,897
  General and administrative                      29,356       32,861       31,767       8,628
  Research and development                         5,684        5,005        5,442       1,495
  Recapitalization charges                            --           --           --      12,326
  Other special charges                            1,522           --           --      16,065
                                               ---------    ---------    ---------    --------
                                                 140,408      122,333      129,764      59,411
                                               ---------    ---------    ---------    --------
    Income (loss) from operations                 10,898       31,529       30,277    (23,672)
Interest expense                                   7,725        8,644        8,435       4,430
Other (income) expense, net                        (601)          230          552          76
                                               ---------    ---------    ---------    --------
Income (loss) before income taxes and
 extraordinary item                                3,774       22,655       21,290    (28,178)
Income tax expense (benefit)                       (582)        6,247        7,002     (8,904)
                                               ---------    ---------    ---------    --------
Income (loss) before extraordinary item            4,356       16,408       14,288    (19,274)
Extraordinary item, loss on early
  extinguishment of debt, net of income tax
  benefit of $777                                     --           --           --     (1,647)
                                               ---------    ---------    ---------    --------
    Net income (loss)                             $4,356      $16,408      $14,288    (20,921)
                                               =========    =========    =========    ========
Net income (loss) per common share:
  Income (loss) before extraordinary item          $0.09        $0.33        $0.29     $(0.44)
  Extraordinary item                                  --           --           --      (0.04)
                                               ---------    ---------    ---------    --------
  Net income (loss)                                $0.09        $0.33        $0.29     $(0.48)
                                               =========    =========    =========    ========
Weighted average shares of common stock
  outstanding                                     50,000       50,000       49,500      43,820
                                               =========    =========    =========    ========

         The accompanying notes are an integral part of these combined consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)





                                                                Years Ended               Transition
                                                                 June 30,                Period Ended
                                                   -----------------------------------   September 30,
                                                       1994        1995        1996           1996
                                                   ----------- ----------- -----------  -----------
Cash flows from operating activities:
  Net income (loss)                                  $  4,356    $  16,408   $  14,288   $ (20,921)
  Adjustments to reconcile net income (loss) to
   net cash (used in) provided by operating
    activities:
   Recapitalization and other special charges              --           --          --      13,449
   Extraordinary item, loss on early
    extinguishment of debt                                 --           --          --       2,424
   Amortization of debt issuance costs                    101          103          53       1,609
   Depreciation                                        10,252       11,024      11,932       3,279
   Deferred income taxes                               (1,086)         346           3      (5,739)
   Loss (gain) on disposal of fixed assets                340          110        (108)      1,289
   Changes in assets and liabilities:
    Accounts receivable                                (9,211)      (2,537)     (6,166)     (8,940)
    Inventories                                       (18,545)       9,004      (1,779)     (3,078)
    Prepaid expenses and other                           (489)        (990)      1,148         741
    Accounts payable and accrued liabilities           (4,426)       2,051      (1,526)       (185)
    Accrued recapitalization and other special
     charges                                               --           --          --      14,942
                                                     --------    ---------   ---------   ---------
      Net cash (used in) provided by operating
       activities                                     (18,708)      35,519      17,845      (1,130)
                                                     --------    ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment          (12,464)     (16,938)     (6,646)     (1,248)
  Proceeds from sale of property, plant and
equipment                                                  35          139         298       1,281
  Notes receivable officer/shareholder                     --           --          --        (500)
                                                     --------    ---------   ---------   ---------
      Net cash used in investing activities           (12,429)     (16,799)     (6,348)       (467)
                                                     --------    ---------   ---------   ---------
Cash flows from financing activities:
  Reduction of debt                                   (79,844)    (106,383)   (104,526)   (107,090)
  Proceeds from debt financing                        114,350       85,698      96,252     259,489
  Cash overdraft                                         (202)       3,925       2,339      (2,493)
  Debt issuance costs                                      --           --          --     (14,373)
  Extinguishment of debt                                   --           --          --      (2,424)
  Distributions from DISC                              (3,500)      (1,500)     (5,187)     (1,943)
  Acquisition of treasury stock                            --           --        (533)   (127,425)
  Payments on capital lease obligation                     --           --        (295)        (84)
                                                     --------    ---------   ---------   ---------
      Net cash provided by (used in) financing
       activities                                      30,804      (18,260)    (11,950)      3,657
                                                     --------    ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
 equivalents                                               57         (345)         (2)          5
                                                     --------    ---------   ---------   ---------
      Net (decrease) increase in cash and cash
       equivalents                                       (276)         115        (455)      2,065
Cash and cash equivalents, beginning of period          2,806        2,530       2,645       2,190
                                                     --------    ---------   ---------   ---------
Cash and cash equivalents, end of period             $  2,530    $   2,645   $   2,190   $   4,255
                                                     ========    =========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest                             $  7,692    $   8,789   $   7,535   $   7,977
  Cash paid for income taxes                         $  4,664    $   8,821   $   5,877   $     419


         The accompanying notes are an integral part of these combined consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

      COMBINED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                                                                        Rayovac International
                                                                              Corporation
                                         Common Stock       Additional -----------------------
                                     ----------------------   Paid-in     Common Stock (DISC)
                                      Shares      Amount      Capital    Shares      Amount
                                    ----------- ---------------------- ----------- -----------
Balances July 1, 1993                  50,000      $500       $12,000       10         $ 5
Net income                                 --        --            --       --          --
Distributions from DISC                    --        --            --       --          --
Translation adjustment                     --        --            --       --          --
Adjustment of additional minimum
  pension liability                        --        --            --       --          --
                                      -------      ----       -------     ----        ----
Balances June 30, 1994                 50,000       500        12,000       10           5
Net income                                 --        --            --       --          --
Distributions from DISC                    --        --            --       --          --
Translation adjustment                     --        --            --       --          --
Adjustment of additional minimum
  pension liability                        --        --            --       --          --
                                      -------      ----       -------     ----        ----
Balances June 30, 1995                 50,000       500        12,000       10           5
Net income                                 --        --            --       --          --
Distributions from DISC                    --        --            --       --          --
Translation adjustment                     --        --            --       --          --
Adjustment of additional minimum
  pension liability                        --        --            --       --          --
Treasury stock acquired                  (500)       --            --       --          --
                                      -------      ----       -------     ----        ----
Balances June 30, 1996                 49,500       500        12,000       10           5
Net loss                                   --        --            --       --          --
Common stock acquired in
  Recapitalization                    (29,030)       --            --       --          --
Exercise of stock options                  --        --         3,970       --          --
Increase in cost of existing
  treasury stock                           --        --            --       --          --
Note receivable, officer/
  shareholder                              --        --            --       --          --
Termination of DISC                        --        --            --      (10)         (5)
Translation adjustment                     --        --            --       --          --
                                      -------      ----       -------     ----        ----
Balances September 30, 1996            20,470      $500       $15,970       --         $--
                                      =======      ====       =======     ====        ====

                                      Foreign      Notes                              Total
                                     Currency   Receivable                         Shareholders'
                                    Translation  Officer/    Retained    Treasury     Equity
                                    Adjustment  Shareholder  Earnings     Stock     (Deficit)
                                    ----------  -----------  --------     -----     ---------
Balances July 1, 1993                 $1,415       $  --     $ 23,029   $      --   $  36,949
Net income                                --          --        4,356          --       4,356
Distributions from DISC                   --          --       (3,500)         --      (3,500)
Translation adjustment                   140          --           --          --         140
Adjustment of additional minimum
  pension liability                       --          --          (23)         --         (23)
                                      ------       -----     --------   ---------   ---------
Balances June 30, 1994                 1,555          --       23,862          --      37,922
Net income                                --          --       16,408          --      16,408
Distributions from DISC                   --          --       (1,500)         --      (1,500)
Translation adjustment                   424          --           --          --         424
Adjustment of additional minimum
  pension liability                       --          --          333          --         333
                                      ------       -----     --------   ---------   ---------
Balances June 30, 1995                 1,979          --       39,103          --      53,587
Net income                                --          --       14,288          --      14,288
Distributions from DISC                   --          --       (5,187)         --      (5,187)
Translation adjustment                  (329)         --           --          --        (329)
Adjustment of additional minimum
  pension liability                       --          --         (202)         --        (202)
Treasury stock acquired                   --          --           --        (533)       (533)
                                      ------       -----     --------   ---------   ---------
Balances June 30, 1996                 1,650          --       48,002        (533)     61,624
Net loss                                  --          --      (20,921)         --     (20,921)
Common stock acquired in
  Recapitalization                        --          --           --    (127,425)   (127,425)
Exercise of stock options                 --          --           --          --       3,970
Increase in cost of existing
  treasury stock                          --          --           --        (564)       (564)
Note receivable, officer/
  shareholder                             --        (500)          --          --        (500)
Termination of DISC                       --          --       (1,938)         --      (1,943)
Translation adjustment                    39          --           --          --          39
                                      ------       -----     --------   ---------   ---------
Balances September 30, 1996           $1,689       $(500)    $ 25,143   $(128,522)  $ (85,720)
                                      ======       =====     ========   =========   =========

         The accompanying notes are an integral part of these combined consolidated financial statements.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. RECAPITALIZATION

   Rayovac Corporation and its wholly-owned subsidiaries (the "Company") manufacture and market a variety of battery types including general (alkaline, rechargeables, heavy duty, lantern and general purpose), button cell and lithium. The Company also produces a variety of lighting devices such as flashlights and lanterns. The Company's products are sold primarily to retailers in the United States, Canada, Europe, and the Far East.


   Effective as of September 12, 1996, the Company, all of the shareholders of the Company, Thomas H. Lee Equity Fund III L.P. (the "Lee Fund") and other affiliates of Thomas H. Lee Company (THL Co.) completed a recapitalization of the Company (the "Recapitalization") pursuant to which: (i) the Company obtained senior financing in an aggregate of $170.0 million, of which $131.0 million was borrowed at the closing of the Recapitalization; (ii) the Company obtained $100.0 million in financing through the issuance of senior subordinated increasing rate notes of the Company (the "Bridge Notes"); (iii) the Company redeemed a portion of the shares of common stock held by the former President and Chief Executive Officer of the Company; (iv) the Lee Fund and other affiliates of THL Co. purchased for cash shares of common stock owned by shareholders of the Company; and, (v) the Company repaid certain of its outstanding indebtedness, including prepayment fees and penalties. The prepayment fees and penalties paid have been recorded as an extraordinary item in the Combined Consolidated Statements of Operations. Other non-recurring charges of which $12.3 million related to the Recapitalization were also expensed and included $2.2 million in advisory fees paid to the financial advisor to the Company's selling shareholders; various legal and consulting fees of $2.8 million; and $7.3 million of stock option compensation, severance payments and employment contract settlements for the benefit of certain present and former officers, directors and management of the Company. Payment for these costs was or is expected to be as follows: (i) $8.4 million was paid prior to September 30. 1996; and (ii) $3.9 million is expected to be paid in fiscal year 1997.


   The Company has changed its fiscal year end from June 30 to September 30. For clarity of presentation herein, the period from July 1, 1996 to September 30, 1996 is referred to as the "Transition Period Ended September 30, 1996" or "Transition Period".

2. SIGNIFICANT ACCOUNTING POLICIES

   The following is a summary of significant accounting policies of the
Company:

   a. Principles of Combination and Consolidation: The combined consolidated financial statements include the accounts of Rayovac Corporation and its wholly-owned subsidiaries and Rayovac International Corporation, a Domestic International Sales Corporation (DISC) which is owned by the Company's shareholders. All intercompany transactions have been eliminated. See also Note 6.

   b. Revenue Recognition: The Company recognizes revenue from product sales upon shipment to the customer.

   c. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   d. Cash Equivalents: The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   e. Concentrations of Credit Risk and Major Customers: The Company's trade receivables are subject to concentrations of credit risk as three principal customers accounted for 21%, 26% and 24% of the outstanding trade receivables as of June 30, 1995 and 1996 and September 30, 1996, respectively. The Company derived 28%, 27%, 28% and 25% of its net sales during the years ending June 30, 1994, 1995 and 1996 and the Transition Period, respectively, from the same three customers.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The Company has one customer that represented over 10% of its net sales. The Company derived 17%, 16%, 19% and 18% of its net sales from this customer during the years ending June 30, 1994, 1995 and 1996 and the Transition Period, respectively.

   f. Displays and Fixtures: The costs of displays and fixtures are capitalized and recorded as a prepaid asset and charged to expense when shipped to a customer location. Such prepaid assets amount to approximately $1,300,000, $1,068,000 and $730,000 as of June 30, 1995
      and 1996 and September 30, 1996, respectively.

   g. Inventories: Inventories are stated at lower of cost (first-in, first-out (FIFO) method) or market (net realizable value).

   h. Property, Plant and Equipment: Property, plant and equipment are recorded at cost. The Company provides for depreciation over the estimated useful lives of plant and equipment on the straight-line basis. Depreciable lives by major classification are as follows:

                Building and improvements             20-30 years
                Machinery, equipment and other         5-20 years

      Maintenance and repairs are charged to operations as incurred and major renewals and betterments are capitalized. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

   i. Debt Issuance Costs: Debt issuance costs are capitalized and amortized to interest expense over the lives of the debt agreements. Amortization of debt issuance costs during the Transition Period relates principally to the Bridge Notes.

   j. Accounts Payable: Included in accounts payable at June 30, 1995 and 1996 and September 30, 1996 is approximately $5,466,000, $7,805,000 and
      $5,312,000, respectively, of book overdrafts on disbursement accounts which were replenished prior to the presentation of checks for payment.

   k. Income Taxes: Deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   l. Foreign Currency Translation: Assets and liabilities of the Company's foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are accumulated as a separate component of shareholders' equity. Exchange gains (losses) on foreign currency transactions aggregating $290,000, ($112,000), ($750,000) and ($70,000) for the years ended June 30, 1994, 1995 and 1996, and the Transition Period, respectively, are included in other expense, net, in the Combined Consolidated Statements of Operations.

   m. Advertising Costs: The Company incurred expenses for advertising of $34,139,000, $25,014,000, $23,466,000 and $5,191,000 in the years ended
      June 30, 1994, 1995 and 1996, and the Transition Period, respectively. The Company's policy with regard to advertising production costs is to expense such costs as incurred.

   n. Net Income Per Share: Net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period.


   o. Financial Instruments: From time to time, the Company enters into derivative financial transactions, specifically interest rate swaps and other contracts to reduce and manage risks associated with changes in interest rate, foreign exchange rates and commodity prices. The Company does not enter into derivative

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


2. SIGNIFICANT ACCOUNTING POLICIES (Continued)


      transactions on a speculative basis. Income and expense related to interest rate swaps is accrued as interest rates change and is recognized in income over the life of the agreement. Under commodity contracts, payments are made or received based upon the differential between a specified price and the actual price of the commodity. Gains or losses relating to the commodity contracts are recognized in cost of sales when the commodities are consumed. Gains or losses related to foreign exchange qualifying hedges are deferred and recognized in income when the hedged transaction occurs. Gains or losses related to foreign exchange contracts that do not qualify as hedges are recognized in income currently. The carrying value of other financial investments such as cash and cash equivalents, trade accounts receivable and accounts payable approximate the fair value due to the relatively short period to maturity of the instruments.



        At September 30, 1996, the Company had commodity hedge contracts outstanding with a notional value of approximately $2,850,000. The commodity contracts relate to certain metals used in the manufacturing process and are short-term in nature. There were no outstanding foreign exchange contracts or interest rate swaps at September 30, 1996.


   p. Environmental Expenditures: Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers.

   q. Stock Split: In September 1996, the Company's board of directors declared a five-for-one stock split. A total of 16,376,000 additional shares were issued in conjunction with the stock split to shareholders of record. All applicable share and per share amounts herein have been restated to reflect the stock split retroactively.

3. INVENTORIES

   Inventories consist of the following (in thousands):

                    June 30,  June 30,   September 30,
                      1995      1996          1996
                    --------- ---------  ---------------
Raw material        $19,815    $17,592      $21,325
Work-in-process      20,832     26,104       19,622
Finished goods       24,893     23,245       29,174
                    -------    -------      -------
                    $65,540    $66,941      $70,121
                    =======    =======      =======

4  PROPERTY PLANT AND EQUIPMENT

   Property, plant and equipment consists of the following (in thousands):

                                     June 30,    June 30,    September 30,
                                       1995        1996          1996
                                    ----------- ----------- ---------------
Land, building and improvements      $ 16,472   $  15,469     $  16,824
Machinery, equipment and other        114,341     119,619       120,125
Construction in process                 4,233       5,339         6,232
                                     --------   ---------     ---------
                                      135,046     140,427       143,181
Less accumulated depreciation          57,083      66,489        73,784
                                     --------   ---------     ---------
                                     $ 77,963   $  73,938     $  69,397
                                     ========   =========     =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. DEBT

   Debt consists of the following (in thousands):

                                                              June 30,    June 30,     September 30,
                                                                1995        1996           1996
                                                             ---------  -----------  ---------------
Term loan facility                                           $    --       $    --    $105,000
Bridge Notes                                                      --            --     100,000
Revolving credit facility                                         --            --      23,500
Debt paid September 1996 due to Recapitalization:
 Senior Secured Notes due 1997 through 2002                   32,429        29,572          --
 Subordinated Notes due through 2003                           8,180         7,270          --
 Revolving credit facility                                    39,500        39,250          --
Other:
 Notes payable in Pounds Sterling to a foreign bank,
   due on demand, with interest at bank's base rate
   plus 1 87% (7 87% at September 30, 1996)                    2,551         1,242         939
 Capitalized lease obligation                                     --         1,330       1,246
 Notes and obligations, with a weighted average interest
   rate of 8 0% at September 30, 1996                          5,633         2,685       2,978
                                                             -------       -------    --------
                                                              88,293        81,349     233,663
 Less current maturities                                      11,916        11,631       8,818
                                                             -------    ----------    --------
 Long-term debt                                              $76,377       $69,718    $224,845
                                                             =======    ==========    ========

   On September 12, 1996, the Company executed a new Credit Agreement (the "Agreement") arranged by BA Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and certain of its affiliates for a group of financial institutions and other accredited investors. The Agreement provides for senior bank facilities, including term and revolving credit facilities in an aggregate amount of $170.0 million, as described below. Interest on borrowings is computed, at the Company's option, based on the Bank of America National Trust and Savings Association's base rate (as defined) ("Base Rate") or the Interbank Offering Rate ("IBOR").

   The term loan facility includes: (i) Tranche A term loan of $55.0 million, quarterly amortization ranging from $1.0 million to $3.75 million beginning December 31, 1996 through September 30, 2002, interest at the Base Rate plus 1.5% per annum or at IBOR plus 2.5% per annum (9.75 % at September 30, 1996);
(ii) Tranche B term loan of $25.0 million, quarterly amortization amounts of $62,500 during each of the first six years and $5.875 million in the seventh year beginning December 31, 1996 through September 30, 2003, interest at the Base Rate plus 2.0% per annum, or IBOR plus 3.0% per annum (10.25% at September 30, 1996); (iii) Tranche C term loan of $25.0 million, quarterly amortization of $62,500 during each of the first seven years and $5.8125 million during the eighth year beginning December 31, 1996 through September 30, 2004; interest at the Base Rate plus 2.25% per annum or IBOR plus 3.25% per annum (10.50% at September 30, 1996).

   The revolving credit facility provides for aggregate working capital loans up to $65.0 million through September 30, 2002, reduced by outstanding letters of credit ($10.0 million limit). Interest on borrowings is at the Base Rate plus 1.5% per annum or LIBOR plus 2.5% per annum (9.75% at September 30, 1996). The Company had outstanding letters of credit of approximately $3.1 million at September 30, 1996.

   The Agreement contains financial covenants with respect to borrowings which include, minimum earnings before interest, income taxes, depreciation, and amortization, fixed charge coverage and tangible net worth. In addition, the Agreement restricts capital expenditures and the payment of dividends. The Company is required to pay a commitment fee of 0.50% per annum on the average daily unused portion of the revolving credit facility. Borrowings under the Agreement are collateralized by substantially all the assets of the Company.

   The Bridge Notes bear interest at prime plus 3.5% (11.75% at September 30,
1996). The Bridge Notes were paid in full in October 1996. See also Note 16.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. DEBT (Continued)

   The aggregate scheduled maturities of debt during subsequent years are as follows (in thousands):

 Year ending September 30,
         1997                $  8,818
         1998                   6,970
         1999                   8,886
         2000                  10,500
         2001                  12,500
         Thereafter           185,989
                            ----------
                             $233,663
                            ==========

   The capital lease obligation is payable in Pounds Sterling in installments of $390,000 in 1997, $470,000 in 1998 and $386,000 in 1999. For purposes of the Combined Consolidated Statements of Cash Flows, the assets acquired under capital lease and the obligation are considered a non-cash transaction.


   The carrying values of the debt instruments noted above approximate their estimated fair values.


6. SHAREHOLDERS' EQUITY (DEFICIT)

   During the year ended June 30, 1996, the former principal shareholder of the Company granted an officer and a director consideration options to purchase 235,000 shares of common stock owned by the shareholder personally at exercise prices per share ranging from $3.65 to $5.77 (the book values per share at the respective dates of grant). These options were exercised in conjunction with the Recapitalization and resulted in a charge to earnings of approximately $3,970,000 during the Transition Period and an increase in additional paid-in capital in the Combined Consolidated Statements of Shareholders' Equity (Deficit).

   Treasury stock acquired during the year ended June 30, 1996 was subject to an agreement which provided the selling shareholder with additional compensation for the common stock sold, if a change in control occurred within a specified period of time. As a result of the Recapitalization, the selling shareholder was entitled to an additional $564,000, which is reflected as an increase in treasury stock in the Combined Consolidated Statements of Shareholders' Equity (Deficit).

   Retained earnings includes DISC retained earnings of $3,605,000 and $1,594,000 at June 30, 1995 and 1996, respectively. In August 1996, the DISC was terminated and the net assets were distributed to its shareholders.

7. STOCK OPTION PLAN

   Effective September 1996, the Company's Board of Directors (the "Board") approved the Rayovac Corporation Stock Option Plan (the "Plan") which is intended to afford an incentive to select employees and directors of the Company to promote the interests of the Company. Under the Plan, stock options to acquire up to 3.0 million shares of common stock, in the aggregate, may be granted under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The time-vesting options become exercisable in equal 20% increments over a five year period. The performance-vesting options become exercisable at the end of ten years with accelerated vesting over each of the next five years if the Company achieves certain performance goals.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


7. STOCK OPTION PLAN (Continued)

   A summary of the status of the Company's Plan is as follows:


                                            Weighted-Average
                                  Shares     Exercise Price
                              ------------  ----------------
Granted                         1,464,339        $ 4.39
Exercised                              --          --
Forfeited                              --          --
                                ---------        ------
Outstanding, end of period      1,464,339        $ 4.39
                                =========        ======

   The stock options outstanding on September 30, 1996 have a weighted-average remaining contractual life estimated at eight years. The weighted average fair value of each option issued was $1.92. The risk free interest rate utilized to determine the fair value of the options was 6.78%. None of these options are currently exercisable.


   The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized in the statement of operations. Had the Company recognized compensation expense determined based on the fair value at the grant date for awards under the plans, consistent with the method prescribed by FASB Statement 123, the Company's net loss and loss per share, on a pro forma basis, for the Transition Period would have been increased to $21,035,000 and $0.48 per share, respectively.


8. INCOME TAXES

   Pretax earnings (earnings before income taxes and extraordinary item) and income tax (benefit) expense consists of the following (in thousands):



                                            Years Ended                Transition
                                             June 30,                 Period Ended
                                  ---------------------------------   September 30,
                                    1994       1995        1996          1996
                                  -------------------- -----------  ---------------
Pretax earnings:
 United States                    $ 1,031    $16,505    $ 17,154      $(27,713)
 Outside the United States          2,743      6,150       4,136        (2,889)
                                  -------    -------    --------      --------
    Total pretax earnings         $ 3,774    $22,655    $ 21,290      $(30,602)
                                  =======    =======    =========     ========
Income tax (benefit) expense:
 Current:
  Federal                         $   230    $ 3,923     $ 5,141      $ (3,870)
  Foreign                             528        797       1,469           (72)
  State                              (254)     1,181         389           --
                                  -------    -------    --------      --------
    Total current                     504      5,901       6,999        (3,942)
                                  -------    -------    --------      --------
Deferred:
 Federal                           (1,342)       799          54        (3,270)
 Foreign                              386       (544)        (57)         (847)
 State                               (130)        91           6        (1,622)
                                  -------    -------    --------      --------
    Total deferred                 (1,086)       346           3        (5,739)
                                  -------    -------    --------      --------
                                  $  (582)   $ 6,247     $ 7,002       $(9,681)
                                  =======    =======    =========     ========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


8. INCOME TAXES (Continued)

   The following reconciles the Federal statutory income tax rate with the Company's effective tax rate:





                                                            Years Ended               Transition
                                                              June 30,               Period Ended
                                                   -----------------------------    September 30,
                                                      1994       1995     1996         1996
                                                   -----------  ------- --------  ---------------
Statutory Federal income tax rate                     35.0%     35.0%    35.0%        35.0%
DISC commission income                               (27.4)     (5.9)    (5.2)         0.4
Effect of foreign items and rate differentials        (5.6)     (4.0)     1.0         (1.2)
State income taxes, net                               (8.5)      3.6      1.1          3.9
Prior year taxes                                     (11.4)       --       --           --
Nondeductible recapitalization charges                 --         --       --         (6.2)
Other                                                  2.5      (1.1)     1.0         (0.3)
                                                     ------     ----     ----         ----
                                                     (15.4)%    27.6%    32.9%        31.6%
                                                     ======     ====     ====         ====



   The components of the net deferred tax asset and types of significant basis differences were as follows (in thousands):

                                                 June 30,    June 30,    September 30,
                                                   1995        1996          1996
                                                ----------- ----------  ---------------
Current deferred tax assets:
 Recapitalization charges                         $   --      $   --       $  3,791
 Inventories and receivables                        1,894       1,395         1,407
 Marketing and promotional accruals                   906       1,498         1,252
 Employee benefits                                  1,312       1,554         1,780
 Environmental accruals                               442         420           752
 Other                                              1,114         994           976
                                                  -------     -------       -------
  Total current deferred tax assets               $ 5,668    $  5,861      $  9,958
                                                  =======    ========      ========
Noncurrent deferred tax assets:
 Employee benefits                                $ 2,719    $  3,053      $  3,704
 State net operating loss carryforwards                --          --         1,249
 Package design expense                               661         532           523
 Promotional expense                                  216         784           854
 Other                                              1,410       1,516         1,475
                                                  -------    --------      --------
  Total noncurrent deferred tax assets              5,006       5,885         7,805
                                                  -------    --------      --------
Noncurrent deferred tax liabilities:
 Property, plant, and equipment                    (7,395)     (8,430)       (8,708)
 Other                                                 (5)        (39)          (39)
                                                  -------    --------      --------
  Total noncurrent deferred tax liabilities        (7,400)     (8,469)       (8,747)
                                                  -------    --------      --------
Net noncurrent deferred tax liabilities           $(2,394)    $(2,584)      $  (942)
                                                  =======   =========      ========

   At September 30, 1996, the Company has operating loss carryforwards for state income tax purposes of approximately $2.2 million, which expire generally in years through 2011.

   During 1995, the Company used approximately $3,200,000 of foreign net operating loss carryforwards for which a deferred tax asset had not been recognized in prior years due to uncertainty regarding future earnings of the subsidiaries to which the carryforwards related. As a result, the Company reversed the valuation allowance of $1,240,000 recorded at June 30, 1994 in 1995.

   Provision has not been made for United States income taxes on a portion of the undistributed earnings of the Company's foreign subsidiaries
(approximately $2,563,000, $4,342,000 and $4,216,000 at June 30, 1995 and
1996,

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


8. INCOME TAXES (Continued)


and September 30, 1996, respectively), either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company intends to reinvest those earnings. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such earnings.


9. LEASES

   Future minimum rental commitments under noncancelable operating leases, principally pertaining to land, buildings and equipment, are as follows (in thousands):

 Year ending September 30:
       1997                  $ 7,140
       1998                    6,088
       1999                    5,293
       2000                    4,613
       2001                    4,311
       Thereafter             11,706
                            ---------
                             $39,151
                            =========


   The above lease commitments include payments under leases for the corporate headquarters facilities and other properties from partnerships in which one of the Company's shareholders is a partner. Annual minimum rental commitments on the headquarters facility of $3,042,000 are subject to an adjustment based upon changes in the Consumer Price Index. The leases on the other properties require annual lease payments of $451,000 subject to annual 3% increases. All of the leases expire during the years 2003 through 2021.


   Total rental expense was $8,006,000, $8,189,000, $8,213,000 and $1,995,000
for the years ended June 30, 1994, 1995, and 1996 and the Transition Period, respectively.

10. POSTRETIREMENT PENSION BENEFITS

   The Company has various defined benefit pension plans covering substantially all of its domestic employees. Plans covering salaried employees provide pension benefits that are based on the employee's average compensation for the five years which yield the highest average during the 10 consecutive years prior to retirement. Plans covering hourly employees and union members generally provide benefits of stated amounts for each year of service.

   The Company's policy is to fund pension costs at amounts within the acceptable ranges established by the Employee Retirement Income Security Act of 1974.

   The Company also has nonqualified deferred compensation agreements with certain of its employees under which the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management's intent that life insurance contracts owned by the Company will fund these agreements.

   Net periodic pension cost for the aforementioned plans is summarized as follows (in thousands):


                                             Years Ended               Transition
                                              June 30,                Period Ended
                                   -------------------------------   September 30,
                                     1994      1995       1996          1996
                                   --------- ---------  ---------  ---------------
Service cost                       $ 1,576   $  1,711   $  1,501      $ 2,149
Interest cost                        3,069      3,390      3,513          944
Actual return on plan assets        (2,377)    (2,054)    (7,880)        (605)
Net amortization and deferral         (181)      (708)     4,994         (166)
                                   -------    -------    -------      -------
    Net periodic pension cost      $  2,087   $ 2,339   $  2,128      $ 2,322
                                   ========   =======   ========      =======

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

10. POSTRETIREMENT PENSION BENEFITS (Continued)


   The following tables set forth the plans' funded status (in thousands):

                                                                                June 30, 1995
                                                                       --------------------------------
                                                                       Assets Exceed     Accumulated
                                                                        Accumulated        Benefits
                                                                          Benefits      Exceed Assets
                                                                      ---------------  ----------------
Actuarial present value of benefit obligations:
 Vested benefit obligation                                            $ 19,860            $ 18,844
                                                                      ========            ========
 Accumulated benefit obligation                                       $ 20,292            $ 19,636
                                                                      ========            ========
Projected benefit obligation                                          $ 25,209            $ 19,636
Plan assets at fair value, primarily listed stocks, bonds and
  cash equivalents                                                      25,358              10,196
                                                                      --------            --------
Projected benefit obligation (less than) in excess of plan assets         (149)              9,440
Unrecognized net loss                                                      684               1,384
Unrecognized net obligation (asset)                                        589              (5,245)
Additional minimum liability                                                --               3,866
                                                                      --------            --------
  Pension liability                                                   $  1,124            $  9,445
                                                                      ========            ========

                                                                                June 30, 1996
                                                                       --------------------------------
                                                                       Assets Exceed     Accumulated
                                                                        Accumulated        Benefits
                                                                          Benefits      Exceed Assets
                                                                      ---------------  ----------------
Actuarial present value of benefit obligations:
 Vested benefit obligation                                            $ 24,927          $  19,138
                                                                      ========          =========
 Accumulated benefit obligation                                       $ 25,576          $  19,932
                                                                      ========          =========
Projected benefit obligation                                          $ 31,462          $  19,932
Plan assets at fair value, primarily listed stocks, bonds and
  cash equivalents                                                      32,297              9,349
                                                                      --------          ---------
Projected benefit obligation (less than) in excess of plan assets         (835)            10,583
Unrecognized net loss                                                    2,341                893
Unrecognized net obligation (asset)                                        211             (4,711)
Additional minimum liability                                                --              3,823
                                                                      --------          ---------
  Pension liability                                                   $  1,717          $  10,588
                                                                      ========          =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

10. POSTRETIREMENT PENSION BENEFITS (Continued)

                                                                              September 30, 1996
                                                                       --------------------------------
                                                                       Assets Exceed     Accumulated
                                                                        Accumulated        Benefits
                                                                          Benefits      Exceed Assets
                                                                      ---------------  ----------------
Actuarial present value of benefit obligations:
 Vested benefit obligation                                            $ 25,273             $19,495
                                                                      ========            ========
 Accumulated benefit obligation                                       $ 25,930             $20,305
                                                                      ========            ========
Projected benefit obligation                                          $ 31,910             $20,305
Plan assets at fair value, primarily listed stocks, bonds
  and cash equivalents                                                  32,341               9,364
                                                                      --------            --------

Projected benefit obligation (less than) in excess of plan assets        (431)              10,941
Unrecognized net loss                                                   2,147                  832
Unrecognized net obligation (asset)                                       208               (2,894)
Additional minimum liability                                               --                2,067
Contribution                                                              (86)                (756)
                                                                      --------            --------
  Pension liability                                                   $  1,838             $10,190
                                                                      ========            ========

   Assumptions used in the aforementioned actuarial valuations were:


                                                                      Years Ended               Transition
                                                                       June 30,                Period Ended
                                                           -------------------------------    September 30,
                                                            1994       1995       1996           1996
                                                          ---------  ---------  ---------  -----------------
Discount rate used for funded status calculation             7.5%       8.0%      7.5%            7.5%
Discount rate used for net periodic pension cost
  calculations                                               7.5%       7.5%      8.0%            7.5%
Rate of increase in compensation levels
  (salaried plan only)                                       5.5%       5.5%      5.0%            5.0%
Expected long-term rate of return on assets                  9.0%       9.0%      9.0%            9.0%


   The Company has recorded an additional minimum pension liability of $3,866,000, $3,823,000 and $2,067,000 at June 30, 1995 and 1996, and
September 30, 1996, respectively, to recognize the underfunded position of certain of its benefits plans. An intangible asset of $3,827,000, $3,582,000 and $1,826,000 at June 30, 1995 and 1996, and September 30, 1996,
respectively, equal to the unrecognized prior service cost of these plans, has also been recorded. The excess of the additional minimum liability over the unrecognized prior service cost of $39,000 at June 30, 1995 and $241,000 at June 30 and September 30, 1996, has been recorded as a reduction of shareholders' equity.

   The Company sponsors a defined contribution pension plan for its domestic salaried employees which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes annually 1% of participants' compensation, and may make additional discretionary contributions. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for the years ended June 30, 1994, 1995 and 1996, and the Transition Period were $827,000, $1,273,000, $1,000,000 and $181,000, respectively.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   The Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

   The following sets forth the plan's funded status reconciled with amounts reported in the Company's combined consolidated balance sheet (in thousands):

                                                           June 30,   June 30,   September 30,
                                                             1995       1996          1996
                                                           ---------  ---------  ---------------
Accumulated postretirement benefit obligation (APBO):
Retirees                                                    $  444     $   723      $   687
Fully eligible active participants                             489         805          820
 Other active participants                                     495         896          970
                                                            ------     -------      -------
    Total APBO                                               1,428       2,424        2,477
Unrecognized net loss                                         (287)     (1,269)      (1,246)
 Unrecognized transition obligation                           (681)       (641)        (631)
                                                            ------     -------      -------
  Accrued postretirement benefit liability                  $  460     $   514      $   600
                                                            ======     =======      =======

   Net periodic postretirement benefit cost includes the following components (in thousands):


                                                     Years Ended         Transition
                                                       June 30,         Period Ended
                                                 ---------------------  September 30,
                                                 1994    1995   1996        1996
                                                 ------ ------  ------ ---------------
Service cost                                     $102    $110   $129        $ 58
Interest                                           79      85    111          44
Net amortization and deferral                      40      40     54          35
                                                 ----    ----   ----        ----
  Net periodic postretirement benefit cost       $221    $235   $294        $137
                                                 ====    ====   ====        ====

   A 9.5% annual rate of increase in the per capita costs of covered health care benefits was assumed for fiscal 1996, gradually decreasing to 5.5% by fiscal 2025. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of June 30, 1995 and 1996, and September 30, 1996 by $78,000, $144,000 and $147,000 respectively, and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for the year ended June 30, 1994, 1995 and 1996, and the Transition Period by $16,000, $13,000, $12,000 and $3,000, respectively. A discount rate of 7.5% was used to determine the accumulated postretirement benefit obligation.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. BUSINESS SEGMENT AND INTERNATIONAL OPERATIONS

   Information about the Company's operations in different geographic areas is summarized as follows (in thousands):


                                                     Years Ended                   Transition
                                                      June 30,                    Period Ended
                                        -------------------------------------     September 30,
                                            1994         1995         1996            1996
                                        ------------ ------------ ------------  ---------------
Net sales to unaffiliated customers:
 United States                          $320,933    $ 315,579    $ 321,866       $ 76,434
 Foreign:
  Western Europe                          51,270       59,560       61,336         14,527
  Other                                   13,973       15,849       16,182          4,020
                                        --------    ---------    ---------       --------
    Total                               $386,176    $ 390,988    $ 399,384       $ 94,981
                                        ========    =========    =========       ========
Transfers between geographic areas:
 United States                          $ 23,393     $ 26,928    $  27,097       $  7,431
 Foreign:
  Western Europe                           1,722        1,637          730            422
  Other                                       54           49           --             --
                                        --------    ---------    ---------       --------
    Total                               $ 25,169     $ 28,614    $  27,827       $  7,853
                                        ========    =========    =========       ========
Net sales:
 United States                          $344,326     $342,507     $348,963       $ 83,865
 Foreign:
  Western Europe                          52,992       61,197       62,066         14,949
  Other                                   14,027       15,898       16,182          4,020
 Eliminations                            (25,169)     (28,614)     (27,827)        (7,853)
                                        --------    ---------    ---------       --------
    Total                               $386,176     $390,988     $399,384       $ 94,981
                                        ========    =========    =========       ========
Income from operations:
 United States                          $  7,709     $ 24,335     $ 24,759       $(20,983)
 Foreign:
  Western Europe                           2,851        5,410        5,002         (2,539)
  Other                                      338        1,784          516           (150)
                                        --------    ---------    ---------       --------
    Total                               $ 10,898     $ 31,529     $ 30,277       $(23,672)
                                        ========    =========    =========       ========
Total assets:
 United States                          $199,840     $189,557     $193,198       $215,287
 Foreign:
  Western Europe                          30,174       34,345       33,719         35,065
  Other                                   12,032       16,093       17,532         18,782
 Eliminations                            (19,610)     (19,405)     (22,564)       (23,886)
                                        --------    ---------    ---------       --------
    Total                               $222,436     $220,590     $221,885       $245,248
                                        ========    =========    =========       ========

13. COMMITMENTS AND CONTINGENCIES

   The Company has entered into agreements to purchase certain equipment and to pay annual royalties. In a December 1991 agreement, the Company committed to pay annual royalties of $1,500,000 for the first five years, beginning in 1993, plus $500,000 for each year thereafter, as long as the related equipment patents are enforceable (2012). In a March 1994 agreement, the Company committed to pay annual royalties of $500,000 for five years beginning in 1995.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

   The estimated fair value of these commitments, based on current rates offered to the Company for debt with the same remaining maturities, is $8,498,000 at September 30, 1996. Additionally, the Company has committed to purchase tooling of $1,466,000 related to this equipment at an unspecified date in the future and purchase manganese ore amounting to $560,000 by March 1998.

   The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. In addition, the Company, together with other parties, has been designated a potentially responsible party of various third-party sites on the United States EPA National Priorities List (Superfund). The Company provides for the estimated costs of investigation and remediation of these sites when the amounts can be reasonably estimated. The actual cost incurred may vary from these estimates due to the inherent uncertainties involved. The Company believes that any additional liability in excess of the amounts provided of $2.1 million, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, liquidity, or cash flow of the Company.

   The Company has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. In the opinion of management, such contingent liabilities are not likely to result in a loss in excess of amounts recorded of $750,000 at September 30, 1996.

14. RELATED PARTY TRANSACTIONS

   The Company and THL Co. are parties to a Management Agreement pursuant to which the Company has engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 12, 2001. Under the Management Agreement and in connection with the closing of the Recapitalization, the Company paid THL Co. and an affiliate $3.25 million. In consideration of ongoing consulting and management advisory services, the Company will pay THL Co. an aggregate annual fee of $360,000 plus expenses.

   The Company and 9.9% shareholder of the Company (the principal shareholder prior to the Recapitalization) are parties to a Consulting Agreement which includes noncompetition provisions. Terms of the agreement require the shareholder to provide consulting services for an annual fee of $200,000 plus expenses. The term of this agreement runs concurrent with the Management Agreement, subject to certain conditions as defined in the agreement.

   The Company has a note receivable from an officer/shareholder in the amount of $500,000, generally payable in five years, which bears interest at 7%. Since the officer/shareholder utilized the proceeds of the note to purchase common stock of the Company, the note has been recorded as a reduction of shareholders' equity.

15. OTHER SPECIAL CHARGES


   During the Transition Period, the Company recorded special charges as follows: (i) $2.7 million of charges related to the exit of certain manufacturing operations, (ii) $1.7 million of charges to increase net deferred compensation plan obligations to reflect curtailment of such plans;
(iii) $1.5 million of charges reflecting the present value of lease payments for land which management has determined will not be used for any future productive purpose; (iv) $6.9 million in costs and asset write-downs principally related to changes in product pricing strategies adopted by management subsequent to the Recapitalization; and (v) $3.3 million of employee termination benefits and other charges. Payment for these costs was or is expected to be as follows: $5.0 million was paid prior to September 30, 1996; $8.8 million is expected to be paid in fiscal 1997; and $2.3 million thereafter.


   In 1994, the Company recorded a pre-tax charge of approximately $1.5 million related to a plan to reduce the Company's cost structure and to improve productivity through an approximate 2.5% reduction in headcount on worldwide basis. This charge included severance costs, out-placement service, and other employee benefits, the majority of which was completed during 1995.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS

   Subsequent to September 30, 1996, the Company recorded a pre-tax charge of approximately $2.7 million related to a reduction of employees. The charge included severance, out-placement services and other employee benefits.


   On October 22, 1996, the Company paid the Bridge Notes described in Note 5 utilizing the proceeds from a private debt offering of Senior Subordinated Notes (the "Notes"). The Company intends to offer to exchange the Notes for notes registered with the Securities and Exchange Commission (the "New Notes"). Upon completion of the Exchange Offer, terms of the New Notes will be identical in all material respects to terms of the Notes. On or after November 1, 2001 or in certain circumstances, after a public offering of equity securities of the Company, the Notes will be redeemable at the option of the Company, in whole or in part, at prescribed redemption prices plus accrued and unpaid interest. The terms of the Notes restrict or limit the ability of the Company and its subsidiaries to, among other things, (i) pay dividends or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) incur dividend and other payment restrictions affecting subsidiaries, (v) enter into mergers, consolidations or sales of all or substantially all of the assets of the Company, (vi) make asset sales, (vii) enter into transactions with affiliates, and (viii) issue or sell capital stock of wholly owned subsidiaries of the Company. Payment obligations under the Notes will be fully and unconditionally guaranteed on a joint and several basis by the Company's directly and wholly-owned subsidiary, ROV Holding, Inc. (ROV or Guarantor Subsidiary). The foreign subsidiaries of the Company, which will not guarantee the payment obligations under the Notes (Nonguarantor Subsidiaries), are directly and wholly-owned by ROV.


   The following condensed combined consolidating financial data illustrates the composition of the combined consolidated financial statements. Investments in subsidiaries are accounted for by the Company on an unconsolidated basis (the Company and the DISC) and the Guarantor Subsidiary using the equity method for purposes of the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company's and Guarantor Subsidiary's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantor Subsidiary are not presented because management has determined that such financial statements would not be material to investors.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


16. SUBSEQUENT EVENTS (Continued)

                CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (in thousands)

                                                       Parent       Guarantor   Nonguarantor                Combined
                                                      and DISC     Subsidiary   Subsidiaries Eliminations  Consolidated
                                                    ------------  ------------  ------------ ------------  ------------
               ASSETS
Current assets:
Cash and cash equivalents                             $   2,983     $      57    $   1,215     $      --     $   4,255
 Receivables:
  Trade accounts receivable, net                         45,614            --       16,706            --        62,320
  Other                                                  15,128           162           95       (11,229)        4,156
 Inventories                                             57,615            --       13,303          (797)       70,121
 Deferred income taxes                                    8,688         1,026          244            --         9,958
 Prepaid expenses and other                               3,457            --        1,407            --         4,864
                                                      ---------     ---------    ---------     ---------     ---------
    Total current assets                                133,485         1,245       32,970       (12,026)      155,674
Property, plant and equipment, net                       62,252            --        7,145            --        69,397
Deferred charges and other                                6,815            --          598            --         7,413
Debt issuance costs                                      12,764            --           --            --        12,764
Investment in subsidiaries                               12,056        12,098           --       (24,154)           --
                                                      ---------     ---------    ---------     ---------     ---------
    Total assets                                      $ 227,372        13,343    $  40,713     $ (36,180)    $ 245,248
                                                      =========     =========    =========     =========     =========
    LIABILITIES AND SHAREHOLDERS'
          EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term
  debt                                                $   4,500     $      --    $   4,318     $      --     $   8,818
 Accounts payable                                        40,830           597       16,505       (11,011)       46,921
 Accrued liabilities:
  Wages and benefits                                      4,759            --        1,135            --         5,894
  Other                                                  12,915           484        2,505            --        15,904
  Recapitalization and other special
    charges                                              11,645            --        3,297            --        14,942
                                                      ---------     ---------    ---------     ---------     ---------
    Total current liabilities                            74,649         1,081       27,760       (11,011)       92,479
Long-term debt, net of current
  maturities                                            223,990            --          855            --       224,845
Employee benefit obligations, net of
  current portion                                        12,138            --           --            --        12,138
Deferred income taxes                                       736           206           --            --           942
Other                                                       564            --           --            --           564
Shareholders' equity (deficit):
 Common stock                                               500            --       12,072       (12,072)          500
 Additional paid-in capital                              15,970         3,525          750        (4,275)       15,970
 Foreign currency translation
  adjustment                                              1,689         1,689        1,689        (3,378)        1,689
 Note receivable officer/shareholder                       (500)           --           --            --          (500)
 Retained earnings                                       26,158         6,842       (2,413)       (5,444)       25,143
                                                      ---------     ---------    ---------     ---------     ---------
                                                         43,817        12,056       12,098       (25,169)       42,802
    Less treasury stock                                (128,522)           --           --            --      (128,522)
                                                      ---------     ---------    ---------     ---------     ---------
    Total shareholders' equity (deficit)                (84,705)       12,056       12,098       (25,169)      (85,720)
                                                      ---------     ---------    ---------     ---------     ---------
    Total liabilities and
     shareholders' equity (deficit)                   $ 227,372     $ 13,3432    $  40,713     $ (36,180)    $ 245,248
                                                      =========     =========    =========     =========     =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)



16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                  TRANSITION PERIOD ENDED SEPTEMBER 30, 1996
                                (in thousands)

                                        Parent        Guarantor    Nonguarantor                          Combined
                                       and DISC      Subsidiary    Subsidiaries        Eliminations    Consolidated
                                     ------------   ------------   ------------        ------------     ------------
Net sales                            $ 83,865         $   --           $ 18,970         $ (7,854)        $ 94,981
Cost of goods sold                     53,480             --             13,470           (7,708)          59,242
                                     --------         --------         --------         --------         --------
    Gross profit                       30,385             --              5,500             (146)          35,739
                                     --------         --------         --------         --------         --------
Operating expenses:
 Selling                               17,644             --              3,253             --             20,897
 General and administrative             6,508                2            2,109                9            8,628
 Research and development               1,495             --               --               --              1,495
 Recapitalization charges              12,326             --               --               --             12,326
 Other special charges                 12,768             --              3,297             --             16,065
                                     --------         --------         --------         --------         --------
                                       50,741                2            8,659                9           59,411
                                     --------         --------         --------         --------         --------
    Loss from operations              (20,356)              (2)          (3,159)            (155)         (23,672)
Interest expense                        4,320             --                110             --              4,430
Equity in loss of subsidiary            2,508            2,611             --             (5,119)            --
Other (income) expense, net              (170)            (162)             408             --                 76
                                     --------         --------         --------         --------         --------
    Loss before income taxes and
      extraordinary item              (27,014)          (2,451)          (3,677)           4,964          (28,178)
Income tax (benefit) expense           (7,895)              57           (1,066)            --             (8,904)
                                     --------         --------         --------         --------         --------
Loss before extraordinary item        (19,119)          (2,508)          (2,611)           4,964          (19,274)
Extraordinary item, loss on early
  extinguishment of debt, net of
  income tax benefit of $777           (1,647)            --               --               --             (1,647)
                                     --------         --------         --------         --------         --------
    Net loss                         $(20,766)        $ (2,508)        $ (2,611)        $  4,964         $(20,921)
                                     ========         ========         ========         ========         ========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                  TRANSITION PERIOD ENDED SEPTEMBER 30, 1996
                                (in thousands)

                                        Parent          Guarantor   Nonguarantor                  Combined
                                       and DISC        Subsidiary   Subsidiaries  Eliminations  Consolidated
                                     ------------     ------------  ------------  ------------   ------------
Net cash provided by (used in)
  operating activities                 $  (2,078)     $    16       $     932      $    --        $ (1,130)
Cash flows from investing
  activities:
 Purchases of property, plant
   and equipment                            (912)          --            (336)          --          (1,248)
 Proceeds from sale of property,
   plant and equipment                     1,281           --            --             --           1,281
 Notes receivable
  officer/shareholder                       (500)          --            --             --            (500)
                                       ---------      ---------     ---------      ---------      --------
Net cash provided by (used in)
  investing activities                      (131)          --            (336)          --            (467)
                                       ---------      ---------     ---------      ---------      --------
Cash flows from financing
  activities:
 Reduction of debt                      (104,138)          --          (2,952)          --        (107,090)
 Proceeds from debt financing            256,500           --           2,989           --         259,489
 Cash overdraft                           (2,493)          --            --             --          (2,493)
 Debt issuance costs                     (14,373)          --            --             --         (14,373)
 Extinguishment of debt                   (2,424)          --            --             --          (2,424)
 Distributions from DISC                  (1,943)          --            --             --          (1,943)
 Acquisition of treasury stock          (127,425)          --            --             --        (127,425)
 Payments on capital lease
  obligation                                --             --             (84)          --             (84)
                                       ---------      ---------     ---------      ---------      --------
Net cash provided by (used in)
  financing activities                     3,704           --             (47)          --           3,657
                                       ---------      ---------     ---------      ---------      --------
Effect of exchange rate changes on
  cash and cash equivalents                 --             --               5           --               5
                                       ---------      ---------     ---------      ---------      --------
Net increase (decrease) in cash
  and cash equivalents                     1,495             16           554           --           2,065
Cash and cash equivalents, beginning
  of period                                1,488             41           661           --           2,190
                                       ---------      ---------     ---------      ---------      --------
Cash and cash equivalents, end of
  period                               $   2,983      $      57     $   1,215      $    --        $  4,255
                                       =========      =========     =========      =========      ========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


16. SUBSEQUENT EVENTS (Continued)

                CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                                JUNE 30, 1996
                                (in thousands)

                                             Parent        Guarantor        Nonguarantor                     Combined
                                            and DISC       Subsidiary       Subsidiaries    Eliminations   Consolidated
                                          ------------    ------------      ------------    ------------   ------------
               ASSETS
Current assets:
 Cash and cash equivalents                $   1,488        $      41        $     661        $    --          $   2,190
 Receivables:
  Trade accounts receivable, net             40,138             --             15,692             --             55,830
  Other                                      11,434              318              780          (10,210)           2,322
 Inventories                                 54,486             --             12,951             (496)          66,941
 Deferred income taxes                        5,439              179              243             --              5,861
 Prepaid expenses and other                   3,415             --              1,560             --              4,975
                                          ---------        ---------        ---------        ---------        ---------
    Total current assets                    116,400              538           31,887          (10,706)         138,119
Property, plant and equipment, net           66,504             --              7,434             --             73,938
Deferred charges and other                    9,047             --                608             --              9,655
Debt issuance costs                             173             --               --               --                173
Investment in subsidiaries                   14,524           14,670             --            (29,194)            --
                                          ---------        ---------        ---------        ---------        ---------
    Total assets                          $ 206,648        $  15,208        $  39,929        $ (39,900)       $ 221,885
                                          =========        =========        =========        =========        =========

    LIABILITIES AND SHAREHOLDERS'
           EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term
  debt                                    $   7,350        $    --          $   4,281        $    --          $  11,631
 Accounts payable                            32,906              492           15,145           (9,848)          38,695
 Accrued liabilities:
  Wages and benefits                          5,077             --              1,049             --              6,126
  Other                                      15,375              (14)           3,843             --             19,204
                                          ---------        ---------        ---------        ---------        ---------
    Total current liabilities                60,708              478           24,318           (9,848)          75,656
Long-term debt, net of current
  maturities                                 68,777             --                941             --             69,718
Employee benefit obligations, net of
  current portion                            12,141             --               --               --             12,141
Deferred income taxes                         2,378              206             --               --              2,584
Other                                           162             --               --               --                162
Shareholders' equity (deficit):
 Common stock                                   500             --             12,072          (12,072)             500
 Rayovac International Corporation
   common stock                                   5             --               --               --                  5
 Additional paid-in capital                  12,000            3,525              750           (4,275)          12,000
 Foreign currency translation
  adjustment                                  1,650            1,650            1,650           (3,300)           1,650
 Retained earnings                           48,860            9,349              198          (10,405)          48,002
                                          ---------        ---------        ---------        ---------        ---------
                                             63,015           14,524           14,670          (30,052)          62,157
    Less treasury stock, at cost               (533)            --               --               --               (533)
                                          ---------        ---------        ---------        ---------        ---------
    Total shareholders' equity
     (deficit)                               62,482           14,524           14,670          (30,052)          61,624
                                          ---------        ---------        ---------        ---------        ---------
    Total liabilities and
     shareholders' equity (deficit)       $ 206,648        $  15,208        $  39,929        $ (39,900)       $ 221,885
                                          =========        =========        =========        =========        =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1996
                                (in thousands)

                                         Parent           Guarantor       Nonguarantor                        Combined
                                        and DISC         Subsidiary       Subsidiaries     Eliminations     Consolidated
                                       ------------     ------------      ------------     ------------     ------------
Net sales                              $ 348,964         $    --           $  78,247        $ (27,827)        $ 399,384
Cost of goods sold                       213,349              --              53,846          (27,852)          239,343
                                       ---------         ---------         ---------        ---------         ---------
    Gross profit                         135,615              --              24,401               25           160,041
                                       ---------         ---------         ---------        ---------         ---------
Operating expenses:
 Selling                                  79,385              --              13,170             --              92,555
 General and administrative               25,967                12             5,775               13            31,767
 Research and development                  5,442              --                --               --               5,442
                                       ---------         ---------         ---------        ---------         ---------
                                         110,794                12            18,945               13           129,764
                                       ---------         ---------         ---------        ---------         ---------
    Income (loss) from operations         24,821               (12)            5,456               12            30,277
Interest expense                           7,731              --                 704             --               8,435
Equity in income of subsidiary            (2,507)           (2,167)             --              4,674              --
Other (income) expense, net                  (51)             (570)            1,173             --                 552
                                       ---------         ---------         ---------        ---------         ---------
    Income before income taxes            19,648             2,725             3,579           (4,662)           21,290
Income tax expense                         5,372               218             1,412             --               7,002
                                       ---------         ---------         ---------        ---------         ---------
    Net income                         $  14,276         $   2,507         $   2,167        $  (4,662)        $  14,288
                                       =========         =========         =========        =========         =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1996
                                (in thousands)

                                           Parent         Guarantor         Nonguarantor                  Combined
                                          and DISC        Subsidiary        Subsidiaries    Eliminations Consolidated
                                        ------------     ------------       ------------    ------------ ------------
Net cash provided by (used in)
  operating activities                  $  14,449         $    (292)        $   3,688         $--        $  17,845
Cash flows from investing
  activities:
 Purchases of property, plant
   and equipment                           (6,558)             --                 (88)         --           (6,646)
 Proceeds from sale of property,
  plant and equipment                         298              --                --            --              298
                                        ---------         ---------         ---------         ---        ---------
Net cash provided by (used in)
  investing activities                     (6,260)             --                 (88)         --           (6,348)
                                        ---------         ---------         ---------         ---        ---------
Cash flows from financing
  activities:
 Reduction of debt                        (97,627)             --              (6,899)         --         (104,526)
 Proceeds from debt financing              93,600              --               2,652          --           96,252
 Cash overdraft                             2,339              --                --            --            2,339
 Distributions from DISC                   (5,187)             --                --            --           (5,187)
 Intercompany dividends                      --                 130              (130)         --             --
 Acquisition of treasury stock               (533)             --                --            --             (533)
 Payments on capital lease
  obligation                                 --                --                (295)         --             (295)
                                        ---------         ---------         ---------         ---        ---------
Net cash provided by (used in)
  financing activities                     (7,408)              130            (4,672)         --          (11,950)
                                        ---------         ---------         ---------         ---        ---------
Effect of exchange rate changes on
  cash and cash equivalents                  --                --                  (2)         --               (2)
                                        ---------         ---------         ---------         ---        ---------
Net increase (decrease) in cash
  and cash equivalents                        781              (162)           (1,074)         --             (455)
Cash and cash equivalents, beginning
  of year                                     707               203             1,735          --            2,645
                                        ---------         ---------         ---------         ---        ---------
Cash and cash equivalents, end of
  year                                  $   1,488         $      41         $     661         $--        $   2,190
                                        =========         =========         =========         ===        =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

                CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                                JUNE 30, 1995
                                (in thousands)

                                         Parent            Guarantor     Nonguarantor                      Combined
                                        and DISC          Subsidiary     Subsidiaries    Eliminations    Consolidated
                                     ------------        ------------    ------------    ------------    ------------
               ASSETS
Current assets:
 Cash and cash equivalents               $    707        $    203        $  1,735         $   --           $  2,645
 Receivables:
  Trade accounts receivable, net           37,698            --            13,189             --             50,887
  Other                                     8,312             119             254           (6,874)           1,811
 Inventories                               52,076            --            14,136             (672)          65,540
 Deferred income taxes                      5,509            --               159             --              5,668
 Prepaid expenses and other                 3,936            --             1,715             --              5,651
                                         --------        --------        --------         --------         --------
    Total current assets                  108,238             322          31,188           (7,546)         132,202
Property, plant and equipment, net         70,480            --             7,483             --             77,963
Deferred charges and other                  9,609            --               661             --             10,270
Debt issuance costs                           155            --              --               --                155
Investment in subsidiaries                 12,346          12,961            --            (25,307)            --
                                         --------        --------        --------         --------         --------
    Total assets                         $200,828        $ 13,283        $ 39,332         $(32,853)        $220,590
                                         ========        ========        ========         ========         ========
    LIABILITIES AND SHAREHOLDERS'
           EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term
  debt                                   $  3,777        $   --          $  8,139         $   --           $ 11,916
 Accounts payable                          33,419             222          12,207           (6,677)          39,171
 Accrued liabilities:
  Wages and benefits                        8,514            --               858             --              9,372
  Other                                    11,055             715           4,091             --             15,861
                                         --------        --------        --------         --------         --------
    Total current liabilities              56,765             937          25,295           (6,677)          76,320
Long-term debt, net of current
  maturities                               76,377            --              --               --             76,377
Employee benefit obligations, net of
  current portion                          10,836            --               118             --             10,954
Deferred income taxes                       2,394            --              --               --              2,394
Other                                        --              --               958             --                958
Shareholders' equity (deficit):
 Common stock                                 500            --            12,072          (12,072)             500
 Rayovac International Corporation
   common stock                                 5            --              --               --                  5
 Additional paid-in capital                12,000           3,525             750           (4,275)          12,000
 Foreign currency translation
  adjustment                                1,979           1,979           1,979           (3,958)           1,979
 Retained earnings                         39,972           6,842          (1,840)          (5,871)          39,103
                                         --------        --------        --------         --------         --------
    Total shareholders' equity
     (deficit)                             54,456          12,346          12,961          (26,176)          53,587
                                         --------        --------        --------         --------         --------
    Total liabilities and
     shareholders' equity (deficit)      $200,828        $ 13,283        $ 39,332         $(32,853)        $220,590
                                         ========        ========        ========         ========         ========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1995
                                (in thousands)

                                      Parent         Guarantor       Nonguarantor                          Combined
                                     and DISC       Subsidiary       Subsidiaries      Eliminations      Consolidated
                                   ------------    -------------    ---------------   ---------------   ---------------
Net sales                          $ 342,507         $    --           $  77,095        $ (28,614)        $ 390,988
Cost of goods sold                   214,119              --              51,781          (28,774)          237,126
                                   ---------         ---------         ---------        ---------         ---------
    Gross profit                     128,388              --              25,314              160           153,862
                                   ---------         ---------         ---------        ---------         ---------
Operating expenses:
 Selling                              71,626              --              12,841             --              84,467
 General and administrative           27,556              (651)            5,872               84            32,861
 Research and development              5,005              --                --               --               5,005
                                   ---------         ---------         ---------        ---------         ---------
                                     104,187              (651)           18,713               84           122,333
                                   ---------         ---------         ---------        ---------         ---------
    Income from operations            24,201               651             6,601               76            31,529
Interest expense                       7,889              --                 755             --               8,644
Equity in income of subsidiary        (5,520)           (4,928)             --             10,448              --
Other (income) expense, net             (116)             (319)              665             --                 230
                                   ---------         ---------         ---------        ---------         ---------
    Income before income taxes        21,948             5,898             5,181          (10,372)           22,655
Income tax expense                     5,616               378               253             --               6,247
                                   ---------         ---------         ---------        ---------         ---------
    Net income                     $  16,332         $   5,520         $   4,928        $ (10,372)        $  16,408
                                   =========         =========         =========        =========         =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1995
                                (in thousands)

                                             Parent         Guarantor    Nonguarantor                      Combined
                                            and DISC       Subsidiary    Subsidiaries   Eliminations     Consolidated
                                          ------------    ------------   ------------   ------------     ------------
Net cash provided by (used in)
  operating activities                    $  32,394       $  (3,823)      $   3,737       $   3,211       $  35,519
Cash flows from investing activities:
 Purchases of property, plant and
  equipment                                 (14,288)           --            (2,650)           --           (16,938)
 Proceeds from sale of property, plant
   and equipment                                139            --              --              --               139
                                          ---------       ---------       ---------       ---------       ---------
Net cash used in investing activities       (14,149)           --            (2,650)           --           (16,799)
                                          ---------       ---------       ---------       ---------       ---------
Cash flows from financing activities:
 Reduction of debt                         (100,536)           --            (5,847)           --          (106,383)
 Proceeds from debt financing                79,749            --             5,223             726          85,698
 Cash overdraft                               3,925            --              --              --             3,925
 Distributions from DISC                     (1,500)           --              --              --            (1,500)
 Intercompany dividends                        --             3,899          (3,899)           --              --
                                          ---------       ---------       ---------       ---------       ---------
Net cash provided by (used in)
  financing activities                      (18,362)          3,899          (4,523)            726         (18,260)
                                          ---------       ---------       ---------       ---------       ---------
Effect of exchange rate changes on cash
  and cash equivalents                         --              --             3,592          (3,937)           (345)
                                          ---------       ---------       ---------       ---------       ---------
Net increase (decrease) in cash and
  cash equivalents                             (117)             76             156            --               115
                                          ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents, beginning
  of year                                       824             127           1,579            --             2,530
                                          ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents, end of year    $     707       $     203       $   1,735       $    --         $   2,645
                                          =========       =========       =========       =========       =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1994
                                (in thousands)

                                         Parent       Guarantor      Nonguarantor                        Combined
                                        and DISC     Subsidiary      Subsidiaries     Eliminations     Consolidated
                                      ------------  -------------   ---------------  ---------------  ---------------
Net sales                             $ 344,325        $    --          $  67,020       $ (25,169)       $ 386,176
Cost of goods sold                      213,551             --             46,756         (25,437)         234,870
                                      ---------        ---------        ---------       ---------        ---------
    Gross profit                        130,774             --             20,264             268          151,306
                                      ---------        ---------        ---------       ---------        ---------
Operating expenses:
 Selling                                 92,317             --             11,529            --            103,846
 General and administrative              24,482                7            4,841              26           29,356
 Research and development                 5,684             --               --              --              5,684
 Other special charges                    1,522             --               --              --              1,522
                                      ---------        ---------        ---------       ---------        ---------
                                        124,005                7           16,370              26          140,408
                                      ---------        ---------        ---------       ---------        ---------
    Income (loss) from operations         6,769               (7)           3,894             242           10,898
Interest expense                          7,072             --                653            --              7,725
Equity in income of subsidiary           (1,998)          (2,251)            --             4,249             --
Other (income) expense, net              (1,081)             407               73            --               (601)
                                      ---------        ---------        ---------       ---------        ---------
    Income before income taxes            2,776            1,837            3,168          (4,007)           3,774
Income tax (benefit) expense             (1,338)            (161)             917            --               (582)
                                      ---------        ---------        ---------       ---------        ---------
    Net income                        $   4,114        $   1,998        $   2,251       $  (4,007)       $   4,356
                                      =========        =========        =========       =========        =========

                      RAYOVAC CORPORATION AND SUBSIDIARIES
       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

16. SUBSEQUENT EVENTS (Continued)

           CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1994
                                (in thousands)

                                              Parent       Guarantor     Nonguarantor                      Combined
                                             and DISC      Subsidiary    Subsidiaries     Eliminations    Consolidated
                                          -------------  -------------  -------------     -------------  -------------
Net cash provided by (used in)
  operating activities                      $ (17,709)      $    (747)      $    (979)      $     727       $ (18,708)
Cash flows from investing activities:
 Purchases of property, plant
   and equipment                              (11,475)           --              (989)           --           (12,464)
 Proceeds from sale of property, plant
   and equipment                                   35            --              --              --                35
                                            ---------       ---------       ---------       ---------       ---------
Net cash used in investing activities         (11,440)           --              (989)           --           (12,429)
                                            ---------       ---------       ---------       ---------       ---------
Cash flows from financing activities:
 Reduction of debt                            (77,751)           --            (2,093)           --           (79,844)
 Proceeds from debt financing                 110,775            --             4,300            (725)        114,350
 Cash overdraft                                  (202)           --              --              --              (202)
 Distributions from DISC                       (3,500)           --              --              --            (3,500)
 Intercompany dividends                          --               150            (150)           --              --
                                            ---------       ---------       ---------       ---------       ---------
Net cash provided by (used in) financial
  activities                                   29,322             150           2,057            (725)         30,804
                                            ---------       ---------       ---------       ---------       ---------
Effect of exchange rate changes on cash
  and cash equivalents                           --              --                59              (2)             57
                                            ---------       ---------       ---------       ---------       ---------
Net increase (decrease) in cash and cash
  equivalents                                     173            (597)            148            --              (276)
Cash and cash equivalents, beginning of
  year                                            651             724           1,431            --             2,806
                                            ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents, end of year      $     824       $     127       $   1,579       $    --         $   2,530
                                            =========       =========       =========       =========       =========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

          CONDENSED COMBINED CONSOLIDATED BALANCE SHEET (Unaudited)
                              September 30, 1995
                   (in thousands, except per share amounts)


                                                  ASSETS
Current assets:
  Cash and cash equivalents                                                               $   2,431
  Receivables:
   Trade accounts receivable, net of allowances for doubtful accounts of $433                66,833
   Other
                                                                                              1,009
  Inventories                                                                                73,189
  Deferred income taxes                                                                       5,757
  Prepaid expenses and other                                                                  6,208
                                                                                          ---------
    Total current assets                                                                    155,427
Property, plant and equipment, net                                                           75,833
Deferred charges and other                                                                   10,289
                                                                                          ---------
    Total assets                                                                          $ 241,549
                                                                                          =========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt                                                     $  11,973
  Accounts payable                                                                           49,877
  Accrued liabilities:
   Wages and benefits                                                                         6,095
   Other
                                                                                             18,962
                                                                                          ---------
    Total current liabilities                                                                86,907
Long-term debt, net of current maturities                                                    87,127
Employee benefit obligations, net of current portion                                         11,035
Deferred income taxes                                                                         2,339
Other                                                                                           938
Shareholders' equity:
  Common stock, $ 01 par value, authorized 90,000 shares; issued 50,000 shares;
    outstanding 49,500 shares                                                                   500
  Rayovac International Corporation common stock, $ 50 par value, authorized 18 shares;
    issued and outstanding 10 shares                                                              5
  Additional paid-in capital                                                                 12,000
   Foreign currency translation adjustment                                                    2,362
   Retained earnings                                                                         38,869
                                                                                          ---------
                                                                                             53,736
    Less treasury stock, at cost, 500 shares                                                   (533)
                                                                                          ---------
    Total shareholders' equity                                                               53,203
                                                                                          ---------
    Total liabilities and shareholders' equity                                            $ 241,549
                                                                                          =========

              The accompanying notes are an integral part of these condensed combined consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

     CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
            For the Period July 1, 1995 Through September 30, 1995
                   (in thousands, except per share amount)


Net sales                                             $100,627
Cost of goods sold                                      64,116
                                                      --------
    Gross profit                                        36,511
                                                      --------
Operating expenses:
 Selling                                                23,214
 General and administrative                              7,386
 Research and development                                1,361
                                                      --------
                                                        31,961
                                                      --------
    Income from operations                               4,550
Interest expense                                         2,413
Other expense, net                                          29
                                                      --------
    Income before income taxes                           2,108
Income taxes                                               742
                                                      --------
    Net income                                        $  1,366
                                                      ========
Net income per common share                           $   0.28
                                                      ========
Weighted average shares of common stock outstanding     49,500
                                                      ========

              The accompanying notes are an integral part of these condensed combined consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

     CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
            For the Period July 1, 1995 Through September 30, 1995
                                (in thousands)

 Net cash used in operating activities                         $ (9,627)
                                                               --------
Cash flows from investing activities:
 Purchases of property, plant and equipment                      (1,097)
                                                               --------
    Net cash used in investing activities                        (1,097)
                                                               --------
Cash flows from financing activities:
 Reduction of debt                                              (18,424)
 Proceeds from debt financing                                    29,230
 Cash overdraft                                                   1,293
 Distributions from DISC                                         (1,600)
                                                               --------
    Net cash provided by financing activities                    10,499
                                                               --------
Effect of exchange rate changes on cash and cash equivalents         11
                                                               --------
    Net decrease in cash and cash equivalents                      (214)
Cash and cash equivalents, beginning of period                    2,645
                                                               --------
Cash and cash equivalents, end of period                       $  2,431
                                                               ========

              The accompanying notes are an integral part of these condensed combined consolidated financial statements.

                      RAYOVAC CORPORATION AND SUBSIDIARIES
   NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation: The condensed combined consolidated financial statements for the period July 1, 1995 through September 30, 1995 are unaudited. These financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and, in the opinion of the Company, include all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations.

   These condensed combined consolidated financial statements should be read in conjunction with the annual audited financial statements and notes thereto.

2. INVENTORIES

   Inventories at September 30, 1995 consist of the following (in thousands):

Raw material       $21,400
Work-in-process     24,224
Finished goods      27,565
                   -------
                   $73,189
                   =======

3. COMMON STOCK

   In September 1996, the Company's Board of Directors declared a five-for-one stock split. All applicable share and per share amounts herein have been restated to reflect the stock split retroactively.

4. COMMITMENTS AND CONTINGENCIES

   The Company has entered into agreements to purchase certain equipment and to pay annual royalties. In a December 1991 agreement, the Company committed to pay annual royalties of $1,500,000 for the first five years, beginning in 1993, plus $500,000 for each year thereafter, as long as the related equipment patents are enforceable (2012). In a March 1994 agreement, the Company committed to pay annual royalties of $500,000 for five years beginning in 1995. Additionally, the Company has committed to purchase tooling of $1,745,000 related to this equipment at an unspecified date in the future.

   The Company is involved in various stages of investigation relative to hazardous waste sites, some of which are on the United States EPA National Priorities List (Superfund). While it is impossible at this time to determine with certainty the ultimate outcome of such environmental matters, they are not expected to materially affect the Company's financial position.

===============================================================================
  No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the Notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                   -----------------
                   TABLE OF CONTENTS

                                           Page
Summary                                       1
Risk Factors                                  9
The Recapitalization                         15
Use of Proceeds                              15
Capitalization                               22
Unaudited Pro Forma Condensed Consolidated
  Financial Data                             23
Selected Historical Combined Consolidated
  Financial Data                             26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                 31
Business                                     37
Management                                   48
Ownership of Capital Stock                   51
Certain Relationships and Related
  Transactions                               52
Description of the Credit Agreement          53
Description of the Notes                     54
Certain United States Federal Income Tax
  Considerations                             82
Plan of Distribution                         82
Legal Matters                                83
Experts                                      83
Index to Consolidated Financial Statements  F-1


     Until , 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


                                 $100,000,000


                                 [Rayovac logo]

                                   Rayovac
                                 Corporation


                     10-1/4% Series B Senior Subordinated
                                Notes due 2006

                                  ----------
                                  PROSPECTUS
                                  ----------


                                         , 1997


================================================================================

                                   Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Set forth below is an estimate (except for the Securities and Exchange Commission Registration Fee) of the fees and expenses all of which are payable by the Company, other than any underwriting discounts and commissions, in connection with the registration and sale of the securities being registered:

Securities and Exchange Commission
  Registration Fee                        $34,500
Legal Fees and Expenses                   $95,000
Trustee's and Exchange Agent's Fees and
  Expenses                                  3,500
Accounting Fees and Expenses               70,000
Printing Expenses                               *
Miscellaneous                                   *
                                          -------
  Total                                   $     *
                                          =======

-------------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers.

   Sections 180.0851 through 180.0859 of Chapter 180 of the Wisconsin Business Corporation Law, as amended ("BCL"), provide that a corporation shall indemnify a director or officer to the extent and under the circumstances set forth therein.

   Article VIII of the Company's Restated By-Laws, as amended (the "By-Laws"), a copy of which is filed herein as Exhibit 3.2, provides for indemnification of directors and officers of the Company to the fullest extent permitted or required by the BCL, but not for any action, suit, arbitration or other proceeding initiated by a director or officer. However, the By-Laws provide that no indemnification shall be required to be paid by the Company if (i) a disinterested quorum determines, by majority vote, that the director or officer requesting indemnification engaged in misconduct constituting a breach of duty or (ii) a disinterested quorum cannot be obtained.

   The By-Laws also provide that the Company shall pay or reimburse the reasonable expenses of the director or officer as such expenses are incurred provided the director or officer furnishes an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a breach of duty, and an unsecured executed written agreement to repay any advances made if it is ultimately determined that he or she is not entitled to be indemnified.

   The By-Laws require the Company to indemnify a director or officer of an affiliate (who is not otherwise serving as a director or officer) against all liabilities and advance the reasonable expenses incurred by such director or officer in a proceeding, if such director or officer is a party because he or she is or was a director or officer of the affiliate. The Company may also indemnify its employees or agents for liabilities incurred and/or reasonable expenses pursuant to a majority vote of the Board of Directors.

   The Company currently maintains liability insurance for the benefit of its directors and officers.

Item 15. Recent Sales of Unregistered Securities

1. Credit Agreement Financing

   As of September 12, 1996, in connection with the recapitalization of the Company, the Company entered into a Credit Agreement, a copy of which is filed herein as Exhibit 4.4, with BA Securities, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as arrangers for a group of financial institutions and other accredited investors, pursuant to which, among other things, the Company issued notes representing aggregate loans to the Company of $170.0 million. These securities were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering.

2. Bridge Financing

   As of September 12, 1996, in connection with the recapitalization of the Company, the Company entered into a Securities Purchase Agreement with RC Funding, Inc. and Bank of America National Trust and Savings Association (the "Bridge Lenders"), pursuant to which, among other things, the Company issued and sold to the Bridge Lenders $100 million aggregate principal amount of its Senior Subordinated Increasing Rate Notes (the "Bridge Notes"). The Bridge Notes were not registered under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering.

3. 10-1/4% Senior Subordinated Notes

   On October 22 1996, the Company issued and sold $100.0 million aggregate principal amount of its 10-1/4% Senior Subordinated Notes due 2006 (the "Notes"). The Notes were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering. The Notes were initially sold to Donaldson, Lufkin & Jenrette Securities Corporation and BA Securities, Inc., as initial purchasers, and have been subsequently offered and sold in the United States only (a) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and (b) to a limited number of other institutional "Accredited Investors" (as defined in Rule 501A(1), (2),(3) or (7) under the Securities Act) in reliance on Rule 144A under the Securities Act. The aggregate discounts, commissions and offering expenses for the issuance of the Notes were approximately $3.0 million.

Item 16. Exhibits and Financial Statement Schedules

   (a) The exhibits listed in the following Exhibit Index are filed as part of the Registration Statement.

Exhibit
  Number                          Description
-----------------------------------------------------------------
 2.1*      Stock Purchase and Redemption Agreement, dated
             September 12, 1996, by and among the Company, certain affiliates of Thomas H. Lee Company, Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., THL-CCI Limited Partnership, David A. Jones and the then-existing shareholders of the Company.
 3.1*      Restated Articles of Incorporation of the Company.
 3.2*      Restated By-Laws of the Company.
 4.1*      Indenture, dated as of October 22, 1996, by and among
             the Company, ROV Holding, Inc. and Marine Midland Bank, as trustee relating to the Company's 10-1/4% Senior Subordinated Notes due 2006.
 4.2*      Registration Rights Agreement, dated as of October 17,
             1996, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BA Securities, Inc.
 4.3*      Specimen of the Notes (included as an exhibit to
             Exhibit 4.1).
 4.4*      Credit Agreement, dated as of September 12, 1996, by
             and among the Company, the lenders party thereto, Bank of America National Trust and Savings Association ("BofA") and DLJ Capital Funding, Inc. (the "Credit Agreement").
 4.5*      Amendment No. 1 to the Credit Agreement.
 4.6*      The Security Agreement, dated as of September 12, 1996,
             among the Company, ROV Holding, Inc. and BofA.
 4.7*      The Company Pledge Agreement among the Company and
             BofA, dated as of September 12, 1996.
 5.1*      Opinion of Whyte Hirschboeck Dudek S.C.
10.1*      Purchase Agreement, dated October 17, 1996, by and
             among the Company, DLJ and BA Securities, Inc.
10.2*      Management Agreement, dated as of September 12, 1996,
             by and between the Company and Thomas H. Lee Company.
10.3*      Consulting Agreement, dated as of September 12, 1996,
             by and between the Company and Thomas F. Pyle, Jr.
10.4*      Confidentiality, Non-Competition, No-Solicitation and
             No-Hire Agreement dated as of September 12, 1996 by and between the Company and Thomas F. Pyle.
10.5*      Employment Agreement, dated as of September 12, 1996,
             by and between the Company and David A. Jones, including the Full Recourse Promissory Note, dated September 12, 1996 by David A. Jones in favor of the Company.

Exhibit
 Number                          Description
-----------------------------------------------------------------
 10.6*     Severance Agreement by and between Company and Trygve
             Lonnebotn.
 10.7*     Severance Agreement by and between Company and Kent J.
             Hussey.
 10.8*     Severance Agreement by and between Company and Roger F.
             Warren.
 10.9*     Technology, License and Service Agreement between
             Battery Technologies (International) Limited and the Company, dated June 1, 1991, as amended April 19,
             1993 and December 31, 1995.
 10.10*    Building Lease between the Company and SPG Partners,
             dated May 14, 1985, as amended June 24, 1986 and June
             10, 1987.
 12.1*     Statement re. Computation of Ratios.
 21.1+     Subsidiaries of the Company.
 23.1+     Consent of Coopers & Lybrand L.L.P.
 23.2*     Consent of Whyte Hirschboeck Dudek S.C. (included in
             Exhibit 5.1).
 24.1*     Power of Attorney, included on page II-5 of the Registration
           Statement.
 25.1*     Statement of Eligibility of Trustee.
 27*       Financial Data Schedules.
 99.1*     Form of Letter of Transmittal.
 99.2*     Form of Notice of Guaranteed Delivery.
 99.3*     Form of Letter to Brokers, Dealers, Commercial Banks,
             Trust Companies and Other Nominees.
 99.4*     Form of Letter to Clients.

------------------
   *Previously filed.
   +Filed herewith.


   (b) Financial Statement Schedules
       Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) For the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities

   Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Articles of Incorporation, By-Laws, by agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (g) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

S


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in Madison, Wisconsin on January   , 1997.


RAYOVAC CORPORATION


                                 /s/ James A. Broderick
                                 --------------------------------------------
                                 James A. Broderick
                                 Vice President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 24, 1997.




           Signature                                          Title
 -----------------------------       -------------------------------------------------------
               *
  ----------------------------       President, Chief Executive Officer and Chairman of the
           David A. Jones            Board (Principal Executive Officer)

               *                     Executive Vice President of Finance and Administration
  ----------------------------       and Chief Financial Officer (Principal Financial and
           Kent J. Hussey            Accounting Officer)

               *
  ----------------------------
      Roger F. Warren                Director

               *
  ----------------------------
      Trygve Lonnebotn               Director

               *
  ----------------------------
          Scott A. Schoen            Director

               *
  ----------------------------
         Thomas R. Shepherd          Director

               *
  ----------------------------
        Warren C. Smith, Jr.         Director

*By  /s/ James A. Broderick
     --------------------------
     James A. Broderick
     as attorney-in-fact for
     each of the persons indicated

                      REPORT OF INDEPENDENT ACCOUNTANTS
                       ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors
Rayovac Corporation


In connection with our audits of the financial statements of Rayovac Corporation and Subsidiaries as of September 30, 1996 and the Transition Period July 1, 1996 to September 30, 1996 and as of years ended June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996, which financial statements are included on pages F- through F- of this form S-1, we have also audited the financial statement schedule listed in Item 16(b) herein.


In our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.






Coopers & Lybrand L.L.P.
Milwaukee, Wisconsin
December 11, 1996

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              For the Transition Period Ended September 30, 1996
               and the years ended June 30, 1994, 1995 and 1996
                                (in thousands)

                   Column A                       Column B     Column C     Column D       Column E
 ---------------------------------------------- ------------ -------------------------  ---------------
                                                              Additions
                                                 Balance at   Charged to
                                                 Beginning    Costs and                   Balance at
                 Descriptions                    of Period     Expenses    Deductions    End of Period
 ---------------------------------------------- ------------ -------------------------  ---------------
Transition Period Ended September 30, 1996:
  Allowance for doubtful accounts                   $786         $147         $211           $722
                                                    ====         ====         ====           ====
June 30, 1996:
  Allowance for doubtful accounts                   $702         $545         $461           $786
                                                    ====         ====         ====           ====
June 30, 1995:
  Allowance for doubtful accounts                   $831         $714         $843           $702
                                                    ====         ====         ====           ====
June 30, 1994:
  Allowance for doubtful accounts                   $829         $404         $402           $831
                                                    ====         ====         ====           ====

                                       S-2